EXHIBIT 10.2

[Execution Copy]

Loan and Security Agreement

by and among

Spartan Stores, Inc.
Spartan Stores Distribution, LLC
United Wholesale Grocery Company
Market Development Corporation
Spartan Stores Associates, LLC
Family Fare, LLC
MSFC, LLC
Seaway Food Town, Inc.
The Pharm of Michigan, Inc.
Valley Farm Distributing Co.
Gruber's Food Town, Inc.
Gruber's Real Estate, LLC
Prevo's Family Markets, Inc.
Custer Pharmacy, Inc.
Buckeye Real Estate Management Co.
as Borrowers

and

JFW Distributing Company
LLJ Distributing Company
Spartan Stores Holding, Inc.
SI Insurance Agency, Inc.
as Guarantors

Congress Financial Corporation (Central)
as Agent

and

The Lenders from Time to Time Party Hereto
as Lenders

(ii)

7.5	Prescription Files Covenants	69
7.6	Power of Attorney	69
7.7	Right to Cure	70
7.8	Access to Premises	71

SECTION 8 REPRESENTATIONS AND WARRANTIES		71

8.1	Corporate Existence, Power and Authority	71
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	72
8.3	Financial Statements; No Material Adverse Change	72
8.4	Priority of Liens; Title to Properties	72
8.5	Tax Returns	73
8.6	Litigation	73
8.7	Compliance with Other Agreements and Applicable Laws	73
8.8	Environmental Compliance	74
8.9	Employee Benefits	74
8.10	Bank Accounts	75
8.11	Intellectual Property	75
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	76
8.13	Labor Disputes	76
8.14	Restrictions on Subsidiaries	77
8.15	Material Contracts	77
8.16	Credit Card Agreements	77
8.17	HIPPA Compliance	78
8.18	Compliance with Health Care Laws	78
8.19	Interrelated Businesses	79
8.20	Notices from Farm Products Sellers, etc	79
8.21	Accuracy and Completeness of Information	80
8.22	Survival of Warranties; Cumulative	80

SECTION 9 AFFIRMATIVE AND NEGATIVE COVENANTS		80

9.1	Maintenance of Existence	80
9.2	New Collateral Locations	81
9.3	Compliance with Laws, Regulations, Etc	81
9.4	Payment of Taxes and Claims	82
9.5	Insurance	82
9.6	Financial Statements and Other Information	83
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc	85
9.8	Encumbrances	94
9.9	Indebtedness	96
9.10	Loans, Investments, Etc	101
9.11	Dividends and Redemptions	106
9.12	Transactions with Affiliates	107
9.13	Compliance with ERISA	108
9.14	End of Fiscal Years; Fiscal Quarters	108
9.15	Credit Card Agreements	108
9.16	Change in Business	109

(iii)

9.17	Limitation of Restrictions Affecting Subsidiaries	109
9.18	Minimum EBITDA	109
9.19	Capital Expenditures	109
9.20	Minimum Excess Availability	110
9.21	License Agreements	110
9.22	Agricultural Products	111
9.23	After Acquired Real Property	112
9.24	Costs and Expenses	112
9.25	Further Assurances	113

SECTION 10 EVENTS OF DEFAULT AND REMEDIES		113

10.1	Events of Default	113
10.2	Remedies	116

SECTION 11 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		120

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	120
11.2	Waiver of Notices	121
11.3	Amendments and Waivers	121
11.4	Waiver of Counterclaims	123
11.5	Indemnification	123

SECTION 12 THE AGENT		124

12.1	Appointment, Powers and Immunities	124
12.2	Reliance by Agent	124
12.3	Events of Default	125
12.4	Congress in its Individual Capacity	125
12.5	Indemnification	125
12.6	Non-Reliance on Agent and Other Lenders	126
12.7	Failure to Act	126
12.8	Additional Loans	126
12.9	Concerning the Collateral and the Related Financing Agreements	127
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:	127
12.11	Collateral Matters	127
12.12	Agency for Perfection	129
12.13	Successor Agent	129
12.14	Co-Agent	130

SECTION 13 TERM OF AGREEMENT; MISCELLANEOUS		130

13.1	Term	130
13.2	Interpretative Provisions	132
13.3	Notices	133
13.4	Partial Invalidity	134
13.5	Confidentiality	134

(iv)

13.6	Successors	136
13.7	Assignments; Participations	136
13.8	Entire Agreement	138
13.9	Counterparts, Etc	138
LOAN AND SECURITY AGREEMENT		2

(v)

INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Information Certificate

Exhibit D	Form of Financial Statements

Exhibit E	Form of Compliance Certificate

Schedule 1.52	Existing Lenders

Schedule 1.53	Existing Letters of Credit

Schedule 1.83	Marion Real Property

Schedule 1.92	Mortgages

Schedule 1.128	Supplemental Loan Guarantors

Schedule 1.131	Supplemental Loan Lender Agreements

Schedule 1.132	Supplemental Loan Priority Collateral

Schedule 1.136	United Wholesale Division Assets

Schedule 1.137	United Wholesale Sale Agreements

Schedule 8.9	ERISA Matters

Schedule 8.17	Business Associate Agreements

Schedule 8.18	Participation Agreements

Schedule 9.7	Existing Subleases of Real Property and Minimum Proceeds Amount for Owned Real Property

Schedule 9.14	Fiscal Year and Quarter Ends

Schedule 9.18	Minimum EBITDA

Schedule 10.1	Minimum Quarterly Consolidated Revenues

(vi)

LOAN AND SECURITY AGREEMENT

          This Loan and Security Agreement dated December 23, 2003 is entered into by and among Spartan Stores, Inc., a Michigan corporation ("Parent"), Spartan Stores Distribution, LLC, a Michigan limited liability company ("Stores Distribution"), United Wholesale Grocery Company, a Michigan corporation ("United"), Market Development Corporation, a Michigan corporation ("MDC"), Spartan Stores Associates, LLC, a Michigan limited liability company ("Associates"), Family Fare, LLC, a Michigan limited liability company ("Family Fare"), MSFC, LLC, a Michigan limited liability company ("MSFC"), Seaway Food Town, Inc., a Michigan corporation ("Seaway"), The Pharm of Michigan, Inc. ("Pharm"), a Michigan corporation, Valley Farm Distributing Co., an Ohio corporation ("Valley Farm"), Gruber's Food Town, Inc., a Michigan corporation ("Gruber Food Town"), Gruber's Real Estate, LLC, a Michigan limited liability company ("Gruber RE"), Prevo's Family Markets, Inc., a Michigan corporation ("Prevo"), Custer Pharmacy, Inc., a Michigan corporation ("Custer"), Buckeye Real Estate Management Co., an Ohio corporation ("Buckeye" and together with Parent, Stores Distribution, United, MDC, Associates, Family Fare, MSFC, Seaway, Pharm, Valley Farm, Gruber Food Town, Gruber RE, Prevo and Custer, each individually a "Borrower" and collectively, "Borrowers"), Spartan Stores Holding, Inc., a Michigan corporation ("Holding"), SI Insurance Agency, Inc., a Michigan corporation ("SI"), , JFW Distributing Company, a Michigan corporation ("JFW"), LLJ Distributing Company, a Michigan corporation ("LLJ", and together with Holding, SI and JFW, each individually a "Guarantor" and collectively, "Guarantors"), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a "Lender" and collectively, "Lenders") and Congress Financial Corporation (Central), an Illinois corporation, in its capacity as agent for Lenders (in such capacity, "Agent").

W I T N E S S E T H:

          WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

          WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 DEFINITIONS

          For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

          1.1 "Account Debtor" shall mean a person obligated on an Account, and including, without limitation, an account debtor as such term is defined in the UCC, Credit Card Issuer, Credit Card Processor, Fiscal Intermediary or other Third Party Payor.

          1.2 "Accounts" shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card. The term "Accounts" as used herein shall include, without limitation, Credit Card Receivables.

          1.3 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          1.4 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

          1.5 "Agent" shall mean Congress Financial Corporation (Central), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

          1.6 "Agent Payment Account" shall mean account no. 5000000030266 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Lead Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

          1.7 "Applicable Margin" means, at any time, as to the interest rate for Prime Rate Loans and the interest rate for Eurodollar Rate Loans the applicable percentage (on a per annum basis) set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

Tier	Monthly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin

1	$50,000,000 or more	1/2%	2 3/4%

2	Greater than or equal to $25,000,000 and less than $50,000,000	3/4%	3%

3	Less than $25,000,000	1%	3 1/4%

provided, that, (a) the Applicable Margin shall be calculated and established once each calendar month and shall remain in effect until adjusted thereafter as of the first day of the next month and (b) notwithstanding the amount of the Monthly Average Excess Availability, for each month prior to the month commencing July 1, 2004, in no event shall the Applicable Margin be less than the percentages set forth in Tier 2 of the schedule above for the applicable category of Loans.

          1.8 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.7 hereof.

          1.9 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

          1.10 "Borrowing Base" shall mean, at any time, the amount equal to:

                    (a) the lesser of:

                              (i) the amount equal to:

                                        (A) eighty-five (85%) percent of Eligible Accounts, plus

                                        (B) eighty-five (85%) percent of Eligible Credit Card Receivables, plus

                                        (C) the lesser of: (1) sixty-five (65%) percent multiplied by the Value of the Eligible Inventory of the Retail Division or (2) eighty-five (85%) percent of the Net Recovery Percentage for the Inventory of the Retail Division multiplied by the Value of such Eligible Inventory; plus

                                        (D) the lesser of: (1) seventy-five (75%) percent multiplied by the Value of the Eligible Inventory of the Distribution Division or (2) eighty-five (85%) percent of the Net Recovery Percentage for the Inventory of the Distribution Division multiplied by the Value of such Eligible Inventory, plus

                                        (E) the lesser of: (1) seventy-five (75%) percent multiplied by the Value of the Eligible Inventory of the United Wholesale Division or (2) eighty-five (85%) percent of the Net Recovery Percentage for the Inventory of the United Wholesale Division multiplied by the Value of such Eligible Inventory, plus

                                        (F) the Prescription File Availability; plus

                                        (G) the Fixed Asset Availability; or

                              (ii) the Maximum Credit,

                                        minus

                    (b) Reserves.

The amounts of Eligible Inventory of any Borrower shall, at Agent's option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower, as reconciled, or the perpetual inventory record or stock ledger record, as applicable, maintained by such Borrower.

          1.11 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief financial officer, vice president of finance, treasurer or controller of Parent and delivered to Agent.

          1.12 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

          1.13 "Capital Expenditures" shall mean with respect to any Person for any period the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all obligations under Capital Leases paid or payable during such period (but not including in the case of Borrowers and Guarantors payments made pursuant to Section 9.10(i) hereof).

          1.14 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

          1.15 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

          1.16 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

          1.17 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof;

(c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership, directly or indirectly, of more than thirty (30%) percent of the voting power of the total outstanding Voting Stock of Parent; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose nomination for election or election was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then still in office; or (e) the failure of Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any other Borrower or Guarantor (except to the extent resulting from mergers, consolidations, liquidations or dissolutions permitted under Section 9.7 hereof).

          1.18 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

          1.19 "Collateral" shall have the meaning set forth in Section 5 hereof.

          1.20 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the collateral located at such premises or otherwise in the custody, control or possession of such person.

          1.21 "Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Commitments".

          1.22 "Congress" shall mean Congress Financial Corporation (Central), an Illinois corporation, in its individual capacity, and its successors and assigns.

          1.23 "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (and as to Borrowers and Guarantors, excluding to the extent included therein (i) any extraordinary, one-time or non-recurring gains, (ii) extraordinary, one-time or non-recurring non-cash losses or charges, (iii) operations that have been discontinued on or before the date hereof, and (iv) the net income (loss) of United on and after the date that the United Wholesale Division Assets are sold in accordance with the terms hereof ) after deducting all charges which should be deducted before arriving at the net income (loss) for such period (but without regard to operations that have been discontinued on or before the date hereof) and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person (except that up to $750,000 of the net income of MDP L.L.C. may be included in the calculation of the net income (loss) of Borrowers notwithstanding that no such dividends or distributions are paid or payable); (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; (d) net income shall exclude interest accruing, but not paid on indebtedness owing to a Subsidiary or parent corporation of such Person; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded (except that up to $750,000 of the net income of MDP L.L.C. may be included in the calculation of the net income (loss) of Borrowers notwithstanding that no such dividends or distributions are paid or payable). For the purposes of this definition, net income excludes any gain and non-cash loss together with any related Provision for Taxes for such gain and non-cash loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions and for this purpose sales or other dispositions of retail store locations shall not be deemed to be in the ordinary course of the business of Borrowers and Guarantors) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income or non-cash loss realized as a result of changes in accounting principles or the application thereof to such Person.

          1.24 "Credit Card Acknowledgments" shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent's first priority security interest, in the monies due and to become due to a Borrower or Guarantor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; sometimes being referred to herein individually as a "Credit Card Acknowledgment".

          1.25 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by any Borrower or any Guarantor for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto.

          1.26 "Credit Card Issuer" shall mean any person (other than a Borrower or Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover,

Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

          1.27 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower's or Guarantor's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

          1.28 "Credit Card Receivables" shall mean, collectively, (a) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit card or debit card and (b) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

          1.29 "Credit Facility" shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

          1.30 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

          1.31 "Defaulting Lender" shall have the meaning set forth in Section 6.10 hereof.

          1.32 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may require.

          1.33 "Distribution Division" shall mean, collectively, the following (together with their respective successors and assigns): Parent, Associates, Stores Distribution, Valley Farm and MDC.

          1.34 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation and amortization and other non-cash charges including imputed interest, deferred compensation and in the case of Borrowers and Guarantors, non-cash costs associated with the closing of retail store locations, in each case for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) all charges with respect to the Single Business Tax as levied by the Michigan Department of Treasury for such period (to the extent deducted in the computation of Consolidated Net Income for such Person).

          1.35 "Eligible Accounts" shall mean Accounts created by a Borrower which are and continue to be acceptable to Agent in good faith based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

                    (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

                    (b) such Accounts are not unpaid (i) for Accounts with stated terms of fifteen (15) days or greater, more than sixty (60) days after the original due date thereof or more than ninety (90) days after the original invoice or statement date (as applicable) or (ii) for Accounts with stated terms of less than fifteen (15) days, more than thirty (30) days after the original due date thereof or more than ninety (90) days after the original invoice or statement date (as applicable) (it being understood that the statement date is applicable to Accounts of the Distribution Division);

                    (c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

                    (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent;

                    (e) the chief executive office of the Account Debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent's request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an Account Debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent's option, if the chief executive office and principal place of business of the Account Debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the Account Debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

                    (f) such Accounts do not consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the Account Debtor to take the goods related thereto and pay such invoice;

                    (g) the Account Debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such Account Debtor in excess of the amount at any time and from time to time owed by such Borrower to such Account Debtor or claimed owed by such Account Debtor may be deemed Eligible Accounts),

                    (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts;

                    (i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

                    (j) neither the Account Debtor nor any officer or employee of the Account Debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

                    (k) the Account Debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the Account Debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent or except as to Medicaid Accounts, Medicare Accounts and Accounts arising from WIC or food stamp programs, such Accounts otherwise constitute Eligible Accounts hereunder;

                    (l) there are no proceedings or actions which are threatened or pending against the Account Debtors with respect to such Accounts which might result in any material adverse change in any such Account Debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

                    (m) the aggregate amount of such Accounts owing by a single Account Debtor do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts of Borrowers (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

                    (n) such Accounts are not owed by an Account Debtor who has Accounts unpaid (i) for Accounts with stated terms of fifteen (15) days or greater, more than sixty (60) days after the original due date thereof or more than ninety (90) days after the original invoice or statement date (as applicable) or (ii) for Accounts with stated terms of less than fifteen (15) days, more than thirty (30) days after the original due date thereof or more than ninety (90) days after the original invoice or statement date (as applicable), in any case which constitute more than fifty (50%) percent of the total Accounts of such Account Debtor (it being understood that the statement date is applicable to Accounts of the Distribution Division);

                    (o) the Account Debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

                    (p) such Accounts are owed by Account Debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such Account Debtors as determined by such Borrower from time to time, to the extent such credit limit as to any Account Debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

                    (q) such Accounts are owed by Account Debtors deemed creditworthy at all times by Agent in good faith;

                    (r) as to Medicaid Accounts, (i) the claim for reimbursement related to such Account has been submitted to the appropriate Fiscal Intermediary in accordance with the applicable regulations under Medicaid within thirty (30) days from the date the claim arose, (ii) the person to whom the goods were sold is an eligible Medicaid beneficiary at the time such goods are sold and such eligibility has been verified by the Borrower making such sale, (iii) such Account is owed to a Borrower who is not under any investigation (other than the periodic audits conducted by a Fiscal Intermediary in the ordinary course of business) or subject to any action or proceeding concerning the status of such Borrower as a Certified Medicaid Provider and/or the payments under Medicaid to such Borrower have not been contested, suspended, delayed, deferred or otherwise postponed due to any investigation, action or proceeding by the U.S. Justice Department or any other Governmental Authority, (iv) the amount of such Account does not exceed the amounts to which the Borrower making such sale is entitled to reimbursement for such eligible Medicaid beneficiary under applicable Medicaid regulations (provided, that, to the extent that the amount of any such excess is de minimis, the portion of the Account not in excess of the reimbursable amount may be deemed an Eligible Account), (v) all authorization and billing procedures and documentation required in order for the Borrower making such sale to be reimbursed and paid on such Account by the Fiscal Intermediary have been properly completed and satisfied to the extent required in order for such Borrower to be so reimbursed and paid and (vi) the terms of the sale giving rise to such Accounts and all practices of such Borrower and Guarantors with respect to such Accounts comply in all material respects with applicable Federal, State, and local laws and regulations; provided, that, in no event shall the aggregate amount of Medicaid Accounts, Medicare Accounts and Accounts arising from WIC or food stamp programs that are deemed to be Eligible Accounts (but without limitation as to the amount of such Accounts) exceed $2,500,000;

                    (s) as to Medicare Accounts, (i) the claim for reimbursement related to such Account has been submitted to the appropriate Fiscal Intermediary in accordance with the applicable regulations under Medicare within thirty (30) days from the date the claim arose, (ii) the person to whom the goods were sold is an eligible Medicare beneficiary at the time such goods are sold and such eligibility has been verified by the Borrower making such sale, (iii) such Account is owed to a Borrower who is not under any investigation (other than the periodic audits conducted by a Fiscal Intermediary in the ordinary course of business) or subject to any action or proceeding concerning the status of such Borrower as a Certified Medicare Provider and/or the payments under Medicare to such Borrower have not been contested, suspended, delayed, deferred or otherwise postponed due to any investigation, action or proceeding by the U.S. Justice Department or any other Governmental Authority, (iv) the amount of such Account does not exceed the amounts to which the Borrower making such sale is entitled to reimbursement for such eligible Medicare beneficiary under applicable Medicare regulations (provided, that, to the extent that the amount of any such excess is de minimis, the portion of the Account not in excess of the reimbursable amount may be deemed an Eligible Account); (v) all authorization and billing procedures and documentation required in order for the Borrower making such sale to be reimbursed and paid on such Account by the Fiscal Intermediary have been properly completed and satisfied to the extent required for such Borrower to be so reimbursed and paid, and (vi) the terms of the sale giving rise to such Accounts and all practices of such Borrower and Guarantors with respect to such Accounts comply in all material respects with applicable Federal, State, and local laws and regulations; provided, that, in no event shall the aggregate amount of Medicaid Accounts, Medicare Accounts and Accounts arising from WIC or food stamp programs that are deemed to be Eligible Accounts (but without limitation as to the amount of such Accounts) exceed $2,500,000;

                    (t) as to Accounts where the Account Debtor is a Third Party Payor (other than for Medicare Accounts and Medicaid Accounts), (i) the Borrower making the sale giving rise to such Account has a valid and enforceable agreement with the Third Party Payor providing for payment to such Borrower or such Borrower is otherwise entitled to payment under the terms of its arrangements with the insurance company that is the Third Party Payor, and such agreement and arrangements are in full force and effect and there is no default thereunder that would be a basis for such Third Party Payor to cease or suspend any payments to such Borrower (including any deductions, setoffs or defenses), (ii) the goods sold giving rise to such Account are of the type that are covered under the agreement or arrangements with the Third Party Payor and the party receiving such goods is entitled to coverage under such agreement or arrangement, (iii) the Borrower making the sale giving rise to such Account has contacted the Third Party Payor or otherwise received confirmation from such Third Party Payor that the party receiving the goods is entitled to coverage under the terms of the agreement with such Third Party Payor and the

Borrower is entitled to reimbursement for such Account, (iv) the amount of such Account does not exceed the amounts to which the Borrower making such sale is entitled to reimbursement for the goods sold under the terms of such agreements or arrangements (provided, that, to the extent that the amount of any such excess is de minimis, the portion of the Account not in excess of the reimbursable amount may be deemed an Eligible Account), (v) there are no contractual or statutory limitations or restrictions on the rights of the Borrower making such sale to assign its rights to payment arising as a result thereof or to grant any security interest therein, (vi) all authorization and billing procedures and documentation required in order for the Borrower making such sale to be reimbursed and paid on such Account by the Third Party Payor have been properly completed and satisfied to the extent required for such Borrower to be so reimbursed and paid and (vii) the terms of the sale giving rise to such Accounts and all practices of such Borrower and Guarantors with respect to such Accounts comply in all material respects with applicable Federal, State, and local laws and regulations.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (A) an event, condition or other circumstance arising after the date hereof, or (B) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (A) or (B) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

          1.36 "Eligible Credit Card Receivables" shall mean, as to each Borrower, Credit Card Receivables of such Borrower which are and continue to be acceptable to Agent in good faith based on the criteria set forth below. Credit Card Receivables shall be Eligible Credit Card Receivables if:

                    (a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower which transactions are completed in accordance with the terms and provisions contained in any agreements binding on such Borrower or the other party or parties related thereto;

                    (b) such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

                    (c) such Credit Card Receivables are not unpaid more than seven (7) days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

                    (d) all material procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed by such Borrower (including, but not limited to, obtaining any required authorization and approval by such Credit Card Issuer or Credit Card Processor for the sale giving rise to such Credit Card Receivables and submitting all materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for such Borrower to be entitled to payment in respect thereof) and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

                    (e) the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

                    (f) such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

                    (g) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Credit Card Receivables (other than setoffs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstance of such Borrower), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks may be deemed Eligible Credit Card Receivables;

                    (h) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Borrower for the purpose of establishing a reserve or collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor (notwithstanding that the Credit Card Issuer or Credit Card Processor may have setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower);

                    (i) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Credit Card Receivables;

                    (j) such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Agent, for and on behalf of itself and Lenders, as to such Credit Card Receivables of such Borrower and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any security interest or lien in favor of any person other than Agent except as otherwise permitted in this Agreement, in each case subject to and in accordance with the terms and conditions applicable hereunder to any such permitted security interest or lien;

                    (k) there are no proceedings or actions which are pending against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which would reasonably be expected to result in any material adverse change in the financial condition of any such Credit Card Issuer or Credit Card Processor;

                    (l) such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processors deemed creditworthy at all times by Agent in good faith;

                    (m) no event of default has occurred under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Borrower or any Guarantor and no event shall have occurred which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to such Borrower, including on behalf of a Guarantor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor), except as may have been waived in writing on terms and conditions reasonably satisfactory to Agent pursuant to the Credit Card Acknowledgment by such Credit Card Issuer or Credit Card Processor) or the right to establish reserves or establish or demand collateral, and the Credit Card Issuer or Credit Card Processor has not sent any written notice of default and/or notice of its intention to cease or suspend payments to such Borrower in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor, and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto;

                    (n) the terms of the sale giving rise to such Credit Card Receivables and all practices of such Borrower and Guarantors with respect to such Credit Card Receivables comply in all material respects with applicable Federal, State, and local laws and regulations; and

                    (o) the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Guarantor, for the benefit of Borrowers. General criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Agent in good faith, upon notice to Borrower Agent, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Credit

Card Receivables in the good faith determination of Agent. Any Credit Card Receivables that are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

          1.37 "Eligible Equipment" shall mean, as to each Borrower, Equipment owned by such Borrower and included in an appraisal of Equipment received by Agent in accordance with the requirements of Agent (including Equipment acquired by such Borrower after the date hereof), which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and in each case acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Equipment shall not include: (a) Equipment at premises other than those owned or leased and controlled by any Borrower; (b) Equipment subject to a security interest or lien in favor of any person other than Agent except those permitted hereunder that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent); (c) Equipment located outside the United States of America; (d) Equipment that is not subject to the first priority, valid and perfected security interest of Agent; (e) damaged or defective Equipment or Equipment not used or usable in the ordinary course of such Borrower's business as presently conducted. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

          1.38 "Eligible Inventory" shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, in each case which are acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Inventory shall not include (a) spare parts for equipment; (b) packaging and shipping materials; (c) supplies used or consumed in such Borrower's business; (d) Inventory at premises other than those owned or leased and controlled by any Borrower; (e) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (f) bill and hold goods; (g) obsolete Inventory; (h) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (i) Inventory that is past the expiration date; (j) Inventory that is held for return to vendors (other than undamaged overstock allowed to be returned to a vendor under the return policy between a Borrower and the vendor that is on terms and conditions acceptable to Agent in good faith); (k) damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment and (m) Inventory located outside the United States of America. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

          1.39 "Eligible Prescription Files" shall mean, as to each Borrower, Prescription Files of such Borrower arising and maintained in the ordinary course of the business of such Borrower and included in an appraisal of Prescription Files received by Agent in accordance with the requirements of Agent (including Prescription Files acquired by such Borrower after the date hereof), in each case which are acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Prescription Files shall not include (a) Prescription Files at premises other than those owned or leased and controlled by any Borrower; (b) Prescription Files subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (c) Prescription Files that are not in a form that may be sold or otherwise transferred or are subject to regulatory restrictions on the transfer thereof that are not acceptable to Agent in good faith, provided that, the existing limitations as of the date hereof applicable in the States of Ohio and Michigan that the transferee have the licenses required under applicable State law to operate a pharmacy and sell products subject to a prescription shall be deemed acceptable to Agent. The criteria for Eligible Prescription Files set forth above may only be changed and any new criteria for Eligible Prescription Files may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the value of the Prescription Files or ability of Agent to sell or otherwise dispose of them in the good faith determination of Agent. Any Prescription Files that are not Eligible Prescription Files shall nevertheless be part of the Collateral.

          1.40 "Eligible Real Property" shall mean, as to each Borrower, Real Property owned by such Borrower in fee simple and included in an appraisal of such Real Property received by Agent in accordance with the requirements of Agent (including Real Property acquired by such Borrower after the date hereof) and in each case acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Real Property shall not include: (a) Real Property which is not owned and operated by a Borrower (and for this purpose vacant land or Real Property, including any closed retail store location, that is actively managed by a Borrower shall be deemed to be "operated" by such Borrower); (b) Real Property subject to a security interest, lien or mortgage or other encumbrance in favor of any person other than Agent, except those permitted hereunder that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such lien and Agent or are otherwise acceptable to Agent); (c) Real Property that is not located in the United States of America; (d) Real Property that is not subject to the valid and enforceable, first priority, perfected security interest, lien and mortgage of Agent; (e) Real Property where Agent determines that issues relating to compliance with Environmental Laws adversely affect in any material respect the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish Reserves after the date hereof to reflect such adverse affect); and (f) Real Property improved with residential housing. Any Real Property that is not Eligible Real Property shall nevertheless be part of the Collateral.

          1.41 "Eligible Transferee" shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (A) any other commercial bank having a combined capital and surplus of at least $250,000,000 or financial institution having a net worth (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) calculated in accordance with applicable generally accepted accounting principles of not less than $100,000,000, or "accredited investor" (as defined in Regulation D under the Securities Act) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business having a net worth (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) calculated in accordance with applicable generally accepted accounting principles of not less than $100,000,000, and in each case, approved by Agent, provided, that, (ii) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (iii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

          1.42 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

          1.43 "Equipment" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

          1.44 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

          1.45 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

          1.46 "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a non-exempt "prohibited transaction" with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate a Plan subject to Title IV of ERISA, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $5,000,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in an increase of $5,000,000 or more in the amount required to be paid by any Borrower in any year in excess of the amount such Borrower would have been required but for such event or condition.

          1.47 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of a Borrower.

          1.48 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

          1.49 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

          1.50 "Excess Availability" shall mean the amount, as determined by Agent, calculated at any date, equal to:

                    (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus

                    (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of such Borrower (but not including for this purpose Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or any outstanding Letter of Credit Accommodations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such Borrower which are outstanding more than thirty (30) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than thirty (30) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

          1.51 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

          1.52 "Existing Lenders" shall mean the lenders to Borrowers listed on Schedule 1.52 hereto (and including Standard Federal Bank, formerly known as Michigan National Bank in its capacity as agent acting for such lenders) and their respective predecessors, successors and assigns.

          1.53 "Existing Letters of Credit" shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.53 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          1.54 "Farm Products" shall mean crops, livestock, supplies used or produced in a farming operation and products of crops or livestock and including farm products as such term is defined in the Food Security Act and the UCC.

          1.55 "Farm Products Sellers" shall mean, collectively, sellers or suppliers to any Borrower of any farm product (as such term is defined in the Food Security Act and the UCC) and including any perishable agricultural commodity (as defined in PACA) or livestock (as defined in the PSA), meat, meat food products or livestock products derived therefrom or any poultry or poultry products derived therefrom; sometimes being referred to herein individually as a "Farm Product Seller".

          1.56 "Fee Letter" shall mean the amended and restated letter agreement, dated of even date herewith, by and among Borrowers, Guarantors and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          1.57 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement.

          1.58 "Fiscal Intermediary" shall mean any qualified insurance company or other financial institution that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other Federal, State or local public health care or medical assistance program pursuant to any of the Health Care Laws.

          1.59 "Fixed Asset Availability" shall mean the amount equal to the lesser of:

                    (a) the Fixed Asset Availability Limit; or

                    (b) the sum of:

                              (i) sixty (60%) percent of the fair market value of Eligible Real Property as set forth in the most recent acceptable appraisal (or acceptable updates of existing appraisals) of such Real Property received by Agent in accordance with Section 7.4 hereof, plus

                              (ii) eighty-five (85%) percent of the forced liquidation value of the Eligible Equipment as set forth in the most recent acceptable appraisal (or acceptable updates of existing appraisals) of such Equipment received by Agent in accordance with Section 7.4 hereof, net of estimated liquidation expenses, costs and commissions;

Provided, that, the Fixed Asset Availability shall be reduced as of the first day of each month, commencing on the first day of the month after the date hereof, by an amount equal to the initial Fixed Asset Availability divided by eighty-four (84).

          1.60 "Fixed Asset Availability Limit" shall mean $40,000,000.

          1.61 "Food Security Act" shall mean the Food Security Act of 1984, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

          1.62 "Food Security Act Notices" shall have the meaning set forth in Section 8.21 hereof.

          1.63 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

          1.64 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          1.65 "Guarantors" shall have the meaning assigned thereto in the preamble to this Agreement.

          1.66 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides, sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

          1.67 "Health Care Laws" shall mean all Federal, State and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, applicable any Borrower or Guarantor, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987 and HIPAA.

          1.68 "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

          1.69 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

          1.70 "Information Certificate" shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

          1.71 "Intellectual Property" shall mean, as to each Borrower and Guarantor, such Borrower's and Guarantor's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

          1.72 "Interest Expense" shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

          1.73 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

          1.74 "Interest Rate" shall mean,

                    (a) Subject to clauses (b) and (c) of this definition below:

                              (i) as to Prime Rate Loans, a rate equal to three-quarters (3/4%) percent per annum in excess of the Prime Rate;

                              (ii) as to Eurodollar Rate Loans, a rate equal to three (3%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the relevant Interest Period, whether such rate is higher or lower than any rate previously quoted to a Borrower);

                    (b) Subject to clause (c) of this definition below, effective as of the first (1st) day of the second calendar month after the date hereof, the Interest Rate payable by each Borrower shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate.

                    (c) Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Monthly Average Excess Availability) plus two (2%) percent per annum, at Agent's option, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Loans to a Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

          1.75 "Interest Rate Protection Agreements" shall mean, collectively, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) between an Obligor and an Affiliate of Agent, or another financial institution acceptable to Agent, designed to protect against or manage exposure to fluctuations in interest rates; sometimes being referred to herein individually as an "Interest Rate Protection Agreement".

          1.76 "Inventory" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business

          1.77 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor agreeing that such securities intermediary, commodity intermediary or other person will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent and including such other terms and conditions as Agent may require.

          1.78 "Lead Borrower" shall mean Spartan Stores, Inc., a Michigan corporation in its capacity as Lead Borrower on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and it successors and assigns in such capacity.

          1.79 "Lenders" shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a "Lender".

          1.80 "Letter of Credit Accommodations" shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer; sometimes being referred to herein individually as "Letter of Credit Accommodation".

          1.81 "License Agreements" shall have the meaning set forth in Section 8.11 hereof.

          1.82 "Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

          1.83 "Marion Real Property" shall mean the Real Property owned by Buckeye as of the date hereof located in Marion, Ohio and the assets related thereto described on Schedule 1.83 hereto.

          1.84 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and Guarantors (taken as a whole) or the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral (taken as a whole); (c) the Collateral (taken as a whole) or its value (taken as a whole), (d) the ability of Borrowers (taken as a whole) to repay the Obligations or of Borrowers (taken as a whole) to perform their obligations under this

Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements (taken as a whole).

          1.85 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements or contracts relating to the purchase or sale of Inventory in the ordinary course of business)), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $5,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements or contracts relating to the purchase or sale of Inventory in the ordinary course of business), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

          1.86 "Maximum Credit" shall mean the amount of $170,000,000.

          1.87 "Medicaid" shall mean the health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

          1.88 "Medicaid Account" shall mean any Accounts of Borrowers or Guarantors arising pursuant to services rendered by Borrowers or Guarantors to eligible Medicaid beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicaid program, any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other Governmental Authority under Medicaid.

          1.89 "Medicare" shall mean the health care financial assistance program under Title XVIII of the Social Security Act.

          1.90 "Medicare Account" shall mean any Accounts of Borrowers or Guarantors arising pursuant to goods sold or services rendered by Borrowers or Guarantors to eligible Medicare beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicare program or any other Governmental Authority under Medicare.

          1.91 "Monthly Average Excess Availability" shall mean, at any time, the average of the aggregate amount of the Excess Availability of Borrowers during the immediately preceding calendar month as calculated by Agent in good faith based on the date of the information received by Agent with respect to the components of the Borrowing Base during such month.

          1.92 "Mortgages" shall mean, collectively, the mortgages, deeds of trust and deeds to secure debt with respect to Real Property of any Borrower or Guarantor in favor of, or for the benefit of Agent, as set forth on Schedule 1.92 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          1.93 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate.

          1.94 "Net Proceeds" shall mean the aggregate cash proceeds payable to any Borrower or Guarantor in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to any Borrower or Guarantor or as proceeds from the issuance and/or sale of any Capital Stock, in each case net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition or loans or other financial accommodation or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts applied to the repayment of indebtedness secured by a valid and enforceable lien on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction. Net Proceeds shall exclude any non-cash proceeds received from any sale or other disposition or other transaction, but shall include such proceeds when and as converted by any Borrower or Guarantor to cash or other immediately available funds.

          1.95 "Net Recovery Percentage" shall mean the fraction, expressed as a percentage, as to Inventory, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time, as to Inventory of the Retail Division, on a "going-out-of-business sale" basis, and as to Inventory of the Distribution Division and the United Wholesale Division, on a "net orderly liquidation value" basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, in each case, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

          1.96 "Obligations" shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations of Borrowers or Guarantors to a Lender or an Affiliate of Lender, or another financial institution acceptable to Agent, arising under or pursuant to an Interest Rate Protection Agreement in each case acceptable to Agent, provided, that, upon Agent's request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with such Lender, Affiliate or other Person that is a counterparty to such Interest Rate Protection Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Lender, Affiliate or other Person, as the case may be, in connection with such arrangements. In no event shall the party to such Interest Rate Protection Agreement to whom such obligations are owed be deemed a Lender for purposes hereof to the extent of and as to such obligations other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.5, 12.6, 12.7 and 12.12 hereof.

          1.97 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

          1.98 "PACA" shall mean the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

          1.99 "PSA" shall mean the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

          1.100 "Parent" shall mean Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

          1.101 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

          1.102 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

          1.103 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

          1.104 "Prescription Files" shall mean, as to each Borrower and Guarantor, all of such Borrower's or Guarantor's now owned or hereafter existing or acquired retail customer files, including prescriptions for retail customers and other medical information related thereto, maintained by the retail pharmacies of Borrowers and Guarantors, wherever located.

          1.105 "Prescription File Availability" shall mean the lesser of: (a) seventy-five (75%) percent of the "net orderly liquidation value" of the Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Agent using the average of the average recovery under each of the percent of script sales method, the dollars per average number of scripts filled per week method and the percent of past year script margin method (or such other methodology or methodologies as may be acceptable to Agent), net of estimated liquidation expenses, costs and commissions, or (b) $10,000,000.

          1.106 "Prime Rate" shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

          1.107 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

          1.108 "Pro Rata Share" shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

          1.109 "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

          1.110 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

          1.111 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

          1.112 "Records" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Account Debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

          1.113 "Reference Bank" shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

          1.114 "Refinancing Indebtedness" shall have meaning set forth in Section 9.9 hereof.

          1.115 "Renewal Date" shall the meaning set forth in Section 13.1 hereof.

          1.116 "Register" shall have the meaning set forth in Section 13.7 hereof.

          1.117 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares aggregate fifty-one (51%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least fifty-one (51%) percent of the then outstanding Obligations are owing.

          1.118 "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which adversely affect, or have a reasonable likelihood of adversely affecting (i) the assets or business of Borrowers, including the Collateral or its value or the amount that might be obtained upon the sale or other disposition or realization on such Collateral or (ii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or was incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent's option in good faith, be established to reflect: (i) chargebacks with respect to Accounts, (ii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (iii) the sales, excise or similar taxes included in the amount of any Accounts reported to Agent, (iv) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory, (v) variances between the perpetual inventory records of Borrowers (to the extent such perpetual inventory records are maintained) and the results of the test counts of the Inventory that is subject to such perpetual inventory records conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (vi) variances between the inventory records of Borrowers and Guarantors and the results of test counts or physical counts of inventory with respect thereto, (vii) upon the establishment of reliable, consistent and accurate stock ledger inventory system at the Retail Division, variances between the stock ledger inventory report for non-perishable items in the Retail Division and the general ledger with respect thereto; (viii) the failure of Borrowers and Guarantors to establish a reliable, consistent and accurate stock ledger inventory system at the Retail Division on or before March 31, 2004, and failure of Agent to receive evidence, in form and substance satisfactory to it of the establishment of such a system by such date, (ix) in the event that the United Wholesale Division Assets are not sold pursuant to the terms of the United Wholesale Sale Agreements on or before March 31, 2004, the variances, lack of detail and information and other deficiencies in the inventory reporting systems of the United Wholesale Division, (x) amounts owing by Borrowers to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, (xi) amounts due or to become due in respect of sales, excise, use and/or withholding taxes, (xii) liabilities of any Borrower or Guarantor that are entitled to receive the benefit of a security interest or trust pursuant to the PACA, the PSA or any other similar state law (provided, that, as of the date hereof, Borrowers represent that there are no such liabilities under the PSA since Borrowers have written agreements providing for the extension of credit to them for all purchases of meat, meat products and livestock products by Borrowers), (xiii) inventory shrinkage, (xiv) the aggregate amount of merchandise gift certificates and coupons, (xv) any rental payments, service charges or other amounts to become due to lessors of real property to the extent Inventory, Equipment or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (except for rents and amounts due for the lease of Real Property by Borrowers where Agent has received a Collateral Access Agreement in a form acceptable to Agent, provided, that, in the event that Agent has not received a Collateral Access Agreement or has received a Collateral Access Agreement that does not have terms that are acceptable to Agent for any retail store location that is leased by a Borrower, the Reserves established in respect of such location pursuant to this clause (xvi) shall not exceed at any time the lesser of (A) the aggregate of amounts payable to the owners and lessors of such location for the next two (2) months from any such time and including amounts if any, then outstanding and unpaid owed by a Borrower to such owners and lessors or (B) the value of the Eligible Equipment and Eligible Inventory at such location to the extent included in the Borrowing Base, except that such limitation on the amount of the Reserves shall not apply at any time that a Default or Event of Default shall exist or have occurred and be continuing, or a notice of any default or event of default under the lease with respect to such location has been received by or on behalf of any Borrower or Guarantor (except where the existence of the default specified in such notice is being disputed in good faith by such Borrower or Guarantor provided that such Borrower or Guarantor is continuing to pay rent and all other amounts payable under the lease with respect to such premises or if not, then is paying such rent and other amounts into escrow so that such funds will be available to the lessor in the event that such Borrower or Guarantor does not succeed in such dispute) or a Borrower has granted to the owner and lessor a security interest or lien upon any assets of such Borrower, (xvii) reductions in the number of repeat prescriptions, the average volume of prescriptions being filled, or the change in the mix of the types of payors with respect to sales of prescriptions, or any other changes to the factors identified in any appraisal that adversely affect the amount that may be recovered by Agent from the sale or other disposition of the Prescription Files (provided, that, Borrowers may at any time and from time to time obtain appraisals that satisfy the requirements of Agent provided for herein with respect to the Prescription Files, and to the extent that the Borrowing Base has been adjusted to reflect the then current value of the Eligible Prescription Files based on the results of such appraisal, such Reserves shall not be established), (xviii) any statutory or regulatory changes after the date hereof, or as to Ohio and Michigan laws are not disclosed in the opinions of counsel to Borrowers addressed and delivered to Agent on the date hereof, that adversely affect the transferability of the Prescription Files, (xix) obligations (contingent or otherwise) of Borrowers or Guarantors to any Affiliate of Agent or a Lender or any other Person arising under or in connection with any Interest Rate Protection Agreement of any Borrower or Guarantor with such Affiliate or Person or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral, provided, that, the amount of the Reserves in respect of such obligations shall be based on the amount of the liability of Borrowers or Guarantors as agreed by the other party or parties to the Interest Rate Protection Agreements and reported by such other party or parties to Agent in a form and substance satisfactory to Agent. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

          1.119 "Retail Division" shall mean, collectively (together with their respective successors and assigns): Family Fare, Prevo, MSFC, Seaway, Custer, Pharm, Gruber Food Town and Gruber RE.

          1.120 "Social Security Act" shall mean the Social Security Act, 92 U.S.C. $$1396, et seq, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

          1.121 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

          1.122 "Special Agent Advances" shall have the meaning set forth in Section 12.11 hereof.

          1.123 "Store Accounts" shall have the meaning set forth in Section 6.3 hereof.

          1.124 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

          1.125 "Supplemental Loan Agent" shall mean Kimco Capital Spartan, L.L.C., in its capacity as agent acting for and on behalf of the Supplemental Loan Lenders pursuant to the Supplemental Loan Lender Agreements, and any replacement or successor agent in such capacity, and their respective successors and assigns.

          1.126 "Supplemental Loan Agreement" shall mean the Loan Agreement, dated of even date herewith, by and among Supplemental Loan Agent, Supplemental Loan Lenders, Parent as the borrower thereunder and the other Borrowers and Guarantors as the guarantors thereunder, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          1.127 "Supplemental Loan Debt" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or Guarantor to Supplemental Loan Lenders, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Supplemental Loan Lender Agreements.

          1.128 "Supplemental Loan Guarantors" shall mean, collectively, the Borrowers and Guarantors listed on Schedule 1.128 hereto that have guaranteed the Indebtedness of Parent to Supplemental Loan Lenders arising under the Supplemental Loan Agreement.

          1.129 "Supplemental Loan Intercreditor Agreement" shall mean the Intercreditor and Subordination Agreement, dated of even date herewith, by and between Agent and Supplemental Loan Agent , as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          1.130 "Supplemental Loan Lenders" shall mean, collectively, (together with their respective successors and assigns): (a) Kimco Capital Spartan L.L.C. and (b) the other parties to the Supplemental Loan Agreement from time to time as a lender; sometimes being referred to herein individually as a "Supplemental Loan Lender".

          1.131 "Supplemental Loan Lender Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Supplemental Loan Agreement; (b) the agreements, documents and instruments set forth on Schedule 1.131 hereto; and (d) all other agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor with, to or in favor of Supplemental Loan Agent or any Supplemental Loan Lender in connection therewith or related thereto; sometimes being referred to herein individually as a "Supplemental Loan Lender Agreement".

          1.132 "Supplemental Loan Priority Collateral" shall mean the leasehold interests of Borrowers and Guarantors in Real Property that are subject to the valid and enforceable first priority security interests and mortgages and liens of Supplemental Loan Agent and described on Schedule 1.132 hereto.

          1.133 "Third Party Payor" shall mean any Person, such as, a Fiscal Intermediary, Blue Cross/Blue Shield, or private health insurance company, which is obligated to reimburse or otherwise make payments to health care providers who provide medical care or medical assistance or other goods or services for eligible patients under Medicare, Medicaid or any private insurance contract.

          1.134 "UCC" shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

          1.135 "United Wholesale Division" shall mean United.

          1.136 "United Wholesale Division Assets" shall mean the assets and properties of the United Wholesale Division as described on Schedule 1.136 hereto.

          1.137 "United Wholesale Sale Agreements" shall mean, collectively, the agreements, documents and instruments listed on Schedule 1.137 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          1.138 "Value" shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (A) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower (other than the profit of the Distribution Division for sales of Inventory to the Retail Division in the ordinary course of business consistent with current practices and for sales at prices no more than the Retail Division could purchase such Inventory from a person that is not an Affiliate), (B) the amount of cigarette taxes that are capitalized in inventory, or (C) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any (except to the extent that the method of calculation of the cost may be affected by the establishment of a reliable, consistent and accurate stock ledger inventory system at the Retail Division in accordance with the terms hereof).

          1.139 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time

Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

          1.140 "Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

SECTION 2 CREDIT FACILITIES

          2.1 Loans.

                    (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Loans to Borrowers from time to time in amounts requested by a Borrower up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit.

                    (b) Except in Agent's discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit and (ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the Borrowing Base.

                    (c) In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding exceed the Borrowing Base, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans and Letter of Credit Accommodations exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

          2.2 Letter of Credit Accommodations.

                    (a) Subject to and upon the terms and conditions contained herein, at the request of a Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof (which issuer shall be Wachovia Bank, National Association, a Lender or such other institution reasonably acceptable to Agent and Parent). Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of a Borrower shall constitute additional Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

                    (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders, monthly a letter of credit fee at a rate equal to two and one-quarter (2 1/4%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations during the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, provided, that, effective as of the first (1st) day of the second calendar month after the date hereof, such percentage shall be increased or decreased, as the case may be, to the percentage (on a per annum basis) set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentages:

Tier	Monthly Average Excess Availability	Applicable Letter of Credit Fee Margin

1	$50,000,000 or more	2%

2	Greater than or equal to $25,000,000 and less than $50,000,000	2 1/4%

3	Less than $25,000,000	2 1/2%

Provided, that, (i) the applicable percentage shall be calculated and established once each calendar month and shall remain in effect until adjusted thereafter after the end of the next calendar month, (ii) notwithstanding the amount of the Monthly Average Excess Availability, for each month prior to the month commencing July 1, 2004, in no event shall the Applicable Letter of Credit Fee Margin be less than the percentage set forth in Tier 2 of the schedule above and (iii) notwithstanding anything to the contrary contained herein, Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the benefit of Lenders, such letter of credit fee at a rate equal to four and one-half (4 1/2%) percent per annum on such daily outstanding balance (A) for the period (1) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (2) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

                    (c) The Borrower requesting such Letter of Credit Accommodation shall give Agent two (2) Business Days' prior written notice of such Borrower's request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting the Letter of Credit Accommodation shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

                    (d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability of the Borrower requesting such Letter of Credit Accommodation, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

                    (e) Except in Agent's discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $30,000,000.

                    (f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except to the extent of losses, claims, damages, liabilities, costs or expenses resulting from the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. As between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, and without limitation of any rights of any Borrower or Guarantor as against any issuer of a Letter of Credit Accommodation, each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except to the extent resulting from the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

                    (g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers and Guarantors shall, at Agent's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to, at such time as Agent may request, deliver them to Agent and/or subject to Agent's order, and if they shall come into such Borrower's or Guarantor's possession, to deliver them, upon Agent's request, to Agent in their original form, provided, that, Agent shall not exercise its rights under this clause (g) to have such persons deliver any cash, checks or Inventory to Agent unless a Default or Event of Default shall exist or have occurred and be continuing.. Borrowers and Guarantors shall also, at Agent's request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

                    (h) Each Borrower and Guarantor hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor, except as to any issuer without limiting the rights of any Borrower or Guarantor as against any issuer to the extent provided in clause (m) below.

                    (i) So long as no Event of Default exists or has occurred and is continuing, a Borrower may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent's consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

                    (j) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and Borrowers shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower's name.

                    (k) Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

                    (l) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

                    (m) Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise); provided, that, nothing contained herein shall be construed to limit or waive any right of any Borrower to assert against an issuer of a Letter of Credit Accommodation any claim for direct damages suffered by such Borrower to the extent caused by the gross negligence or wilful misconduct of the issuer in determining whether a request presented under any Letter of Credit Accommodation issued by it complied with the terms of such Letter of Credit Accommodation. In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day's notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

          2.3 Commitments. The aggregate amount of each Lender's Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

          2.4 Joint and Several Liability. All Borrowers shall be jointly and severally liable for all amounts due to Agent and Lenders under this Agreement and the other Financing Agreements, regardless of which Borrower actually receives the Loans or Letter of Credit Accommodations hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records. All references herein or in any of the other Financing Agreements to any of the obligation of Borrowers to make any payment hereunder or thereunder shall constitute joint and several obligations of Borrowers. The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrowers, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrowers shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other

Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (b) the absence of any attempt to collect the Obligations from the other Borrowers, any Guarantor or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent or any Lender, (d) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (e) the election of Agent and Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) the disallowance of all or any portion of the claim(s) of Agent or any Lender for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (g) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Borrowers other than to the extent of the gross negligence or wilful misconduct of Agent or a Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower or Guarantor and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Upon any Event of Default, and for so long as such Event of Default is continuing, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshall any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

SECTION 3 INTEREST AND FEES

          3.1 Interest.

                    (a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

                    (b) Each Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar

Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, such Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Lead Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than eight (8) Interest Periods may be in effect at any one time, (iv) the amount of any Eurodollar Rate Loan shall be not less than $1,000,000 and the aggregate amount of the Eurodollar Rate Loans outstanding at any time must be in an amount not less than $5,000,000, and (v) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

                    (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Parent, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

                    (d) Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

          3.2 Fees.

                    (a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-quarter (1/4%) percent per annum calculated upon the amount by which the Maximum Credit (less any reduction in the Fixed Asset Availability effected in accordance with the proviso to the definition thereof) exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

                    (b) Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

          3.3 Changes in Laws and Increased Costs of Loans.

                    (a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit necessary to fund the Loans hereunder (a "Funding Bank"), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Lead Borrower by Agent and shall be conclusive, absent manifest error.

                    (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Lead Borrower as soon as practicable thereafter, and will also give prompt written notice to Lead Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

                    (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Lead Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

                    (d) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by a Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

                    (e) Borrowers and Guarantors shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require any Borrower or Guarantor to pay any income, franchise or similar taxes imposed upon Lenders and attributable to any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

                    (f) Each Lender requiring compensation pursuant to Section 3.3(a), 3.3(d) or 3.3(e) shall notify Borrowers and Agent in writing of any event or circumstance giving rise to such demand for compensation no later than ninety (90) days following the date upon which the Lender has actual knowledge of such event or circumstance. Any demand for compensation pursuant to this Section 3.3 shall be in writing and shall state the amount due, if any, under Section 3.3(d) or 3.3(e) and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be conclusive, absent manifest error.

                    (g) If a Borrower is required to pay additional amounts to any Lender pursuant to Section 3.3(a) or Section 3.3(e) that increase the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other Lenders, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office with respect to making Eurodollar Rate Loans so as to eliminate any such additional payment by Borrowers which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender. In the event that any one or more Lenders, pursuant to Section 3.3(a) or Section 3.3(e) hereof, incur any increased costs or taxes (other than increased costs to the extent such increased costs are not a recurring cost) for which any such Lender demands compensation pursuant to Section 3.3(a) or Section 3.3(e) hereof which increases the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other US Lenders and such Lender has not mitigated such costs within sixty (60) days after receipt by such Lender from Lead Borrower of a written notice that such Lender's effective lending rate has so exceeded the effective lending rate of the other Lenders, then and in any such event, Lead Borrower may substitute another financial institution which is an Eligible Transferee acceptable to Agent for such Lender to assume the Commitment of such Lender and to purchase the Loans of such Lender hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans owing to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees and other amounts in respect of such Lender's Commitment and share of the Loans (other than any early termination fee). Upon such purchase such Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Lender would retain hereunder and under the other Financing Agreements upon payment in full of all of the Obligations other than as to any early termination fee) and the replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Lender hereunder and thereunder. In no event may Lead Borrower replace a Lender that is also Agent or an issuer of a Letter of Credit Accommodation.

SECTION 4 CONDITIONS PRECEDENT

          4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

                    (a) Agent shall have received, in form and substance satisfactory to Agent in good faith, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

                    (b) all requisite corporate or limited liability company action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent in good faith, and Agent shall have received all information and copies of all documents, including records of requisite corporate or limited liability company action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate officers or Governmental Authority (and including a copy of the articles or certificate of incorporation or comparable organizational documents of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate or limited liability company name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of organization);

                    (c) no material adverse change shall have occurred in the assets, business or prospects of Borrowers and Guarantors (taken as a whole) since the date of Agent's latest field examination (not including for this purpose the field review referred to in clause (d) below, it being understood that macroeconomic adverse changes within the same industry of Borrowers and Guarantors that do not affect Borrowers and Guarantors shall not be deemed a material adverse change for purposes of this clause (c);

                    (d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the Borrowers' fiscal period ended December 6, 2003 and test counts of the Inventory of the Distribution Division in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than seven (7) Business Days prior to the date hereof or such longer period not more than thirty (30) days prior to the date hereof if Agent shall have been receiving such reports with respect to the Collateral as are provided for herein and are otherwise acceptable to Agent at all times during such period;

                    (e) Agent shall have received, in form and substance satisfactory to Agent in good faith, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Credit Card Acknowledgments (except as to American Express, Agent shall only require a letter from Borrowers and Guarantors to American Express in form and substance satisfactory to Agent) and Collateral Access Agreements by owners and lessors of leased premises of each Borrower and by processors and warehouses at which Collateral is located; provided, that, so long as Borrowers have delivered up to sixty (60) Collateral Access Agreements for the leased locations of Borrowers such condition as to such Collateral Access Agreements shall be deemed satisfied, so long as all other conditions are met after giving effect to any Reserves established by Agent in respect of amounts due or to become due to the owners or lessors of leased locations for which such Collateral Access Agreements have not been delivered;

                    (f) Agent shall have received the Supplemental Loan Intercreditor Agreement, in form and substance satisfactory to Agent, as duly authorized, executed and delivered by the Supplemental Loan Agent , Borrowers and Guarantors;

                    (g) Agent shall have received true, correct and complete copies of the Supplemental Loan Lender Agreements and all related agreements, documents and instruments, which shall each be in form and substance satisfactory to Agent, as duly authorized, executed and delivered by the parties thereto;

                    (h) Agent shall have received evidence, in form and substance satisfactory to Agent, that Borrowers and Guarantors have received not less than $15,000,000 (less fees and expenses of Supplemental Loan Agent in amounts reasonably acceptable to Agent) in cash or other immediately available funds constituting proceeds of the initial loans from the Supplemental Loan Lenders;

                    (i) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $20,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

                    (j) Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) has a deposit account other than banks where such Borrower (or Guarantor) maintains a Store Account for which no Deposit

Account Control Agreement is required pursuant to Section 6.3 hereof, in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be;

                    (k) Agent shall have received evidence, in form and substance satisfactory to Agent, that (i) Agent has a valid perfected first priority security interest in all of the Collateral (other than the Supplemental Loan Priority Collateral) and (ii) Agent has a valid and enforceable second priority security interest in the Supplemental Loan Priority Collateral subordinate only to the first priority security interest of Supplemental Loan Agent pursuant to the terms of the Supplemental Loan Intercreditor Agreement;

                    (l) Agent shall have received a Borrowing Base Certificate setting forth the Loans available to Borrowers as completed in a manner satisfactory to Agent and duly authorized, executed and delivered on behalf of Parent;

                    (m) Agent shall have received and reviewed lien and judgement search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

                    (n) Agent shall have received environmental audits of the Real Property to be subject to the Mortgages conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology satisfactory to Agent in good faith, confirming that (i) each Borrower and Guarantor is in compliance with all material applicable Environmental Laws in all material respects and (ii) the absence of any material environmental problems;

                    (o) Agent shall have received, in form and substance satisfactory to Agent, a valid and effective title insurance policy issued by a company and agent acceptable to Agent: (i) insuring the priority, amount and sufficiency of the Mortgages, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Agent in accordance with its customary practices for protection of its interests;

                    (p) Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor (other than the shares of Capital Stock of MDP L.L.C., Port Clinton Realty Co. and Spartan Insurance Company Ltd.), in each case together with stock powers duly executed in blank with respect thereto;

                    (q) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

                    (r) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may reasonably request; and

                    (s) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

          4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                    (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

                    (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect (i) the making of the Loans or providing the Letter of Credit Accommodations, or (ii) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements; and

                    (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5 GRANT AND PERFECTION OF SECURITY INTEREST

          5.1 Grant of Security Interest.

                    (a) To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders, as security, all personal and real property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the "Collateral"), including:

                              (i) all Accounts;

                              (ii) all general intangibles, including, without limitation, all Intellectual Property;

                              (iii) all goods, including, without limitation, Inventory and Equipment;

                              (iv) all Real Property and fixtures;

                              (v) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

                              (vi) all instruments, including, without limitation, all promissory notes;

                              (vii) all documents;

                              (viii) all deposit accounts;

                              (ix) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

                              (x) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors;

                              (xi) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

                              (xii) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

                              (xiii) to the extent not otherwise described above, all Receivables;

                              (xiv) all Prescription Files and other Records; and

                              (xv) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

                    (b) Notwithstanding anything to the contrary set forth in Section 5.1(a) above, the types or items of Collateral described in such Section shall not include the Capital Stock of MDP L.L.C., Port Clinton Realty Co. and Spartan Insurance Company Ltd.

          5.2 Perfection of Security Interests.

                    (a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

                    (b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent's option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

                    (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in

Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent's request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

                    (d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's or Guarantor's salaried employees or deposit accounts for which a Deposit Account Control Agreement is not required pursuant to Section 6.3.

                    (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

                              (i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee.

                              (ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary.

                    (f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

                    (g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent's request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

                    (h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent's request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

                    (i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower's or Guarantor's signature thereon is required therefor, (ii) causing Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6 COLLECTION AND ADMINISTRATION

          6.1 Borrowers' Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

          6.2 Statements. Agent shall render to Lead Borrower each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Lead Borrower of any specific exceptions of Lead Borrower thereto within forty-five (45) days after the date such statement has been received by Parent. Until such time as Agent shall have rendered to Lead Borrower a written statement as provided above, the balance in any Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

          6.3 Collection of Accounts.

                    (a) Each Borrower and Guarantor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 to the Information Certificate and subject to Section 5.2(d) hereof such other banks as such Borrower or Guarantor may hereafter select. The banks set forth on Schedule 8.10 to the Information Certificate constitute all of the banks with which Borrowers and Guarantors have deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used solely for receiving store receipts from a retail store location of a Borrower (together with any other deposit accounts at any time established or used by any Borrower for receiving such store receipts from any retail store location, collectively, the "Store Accounts" and each individually, a "Store Account") or otherwise describes the nature of the use of such deposit account by such Borrower.

                              (i) Each Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of such Borrower (other than Medicare Accounts and Medicaid Accounts) into the Store Account of such Borrower used solely for such purpose in accordance with the current practices of such Borrower as of the date hereof, but in any event no less frequently than once every three (3) Business Days; provided, that, each retail store of a Borrower may retain in such store funds of up to $15,000 immediately after each deposit of funds from such store into the applicable Store Account. All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts as provided in Section 6.3(a)(ii) below, except nominal amounts which are required to be maintained in such Store Accounts under the terms of such Borrower's arrangements with the bank at which such Store Accounts are maintained (which amounts, together with all amounts held at the retail store locations and not yet deposited in the Store Accounts, shall not in the aggregate exceed $5,000,000 at any one time, except to the extent from time to time additional amounts may be held in the retail stores or the Store Accounts on Saturday, Sunday or other days where the applicable depository bank is closed, which additional amounts are to be, and shall be, transferred on the next Business Day to the Blocked Accounts) and except as Agent may otherwise agree.

                              (ii) Within thirty (30) days after the date hereof, each Borrower shall establish and maintain a separate lockbox and related deposit account into which such Borrower shall promptly deposit, and shall direct each Fiscal Intermediary or other Third Party Payor in accordance with the applicable Medicare and Medicaid regulations to directly remit, all payments in respect of any Medicare Accounts or Medicaid Accounts. Such separate lockboxes and related deposit accounts shall only be used for purposes of receiving payments in respect of Medicare Accounts and Medicaid Accounts and shall be under the sole control of the applicable

Borrower; provided, that, (A) Borrowers shall authorize, direct and instruct the depository banks at which such separate lockboxes and deposit accounts are maintained to remit by federal funds wire transfer all funds received or deposited into such lockboxes and related deposit accounts amounts on deposit in such accounts on a daily basis to one of the Blocked Accounts or such bank account of Agent as Agent may from time to time designate for such purpose, which instructions by Borrowers to such banks may only be changed after not less than three (3) Business Days' prior written notice to such banks and Agent and (B) any change in such instructions without the prior written consent of Agent shall be an Event of Default hereunder.

                              (iii) Each Borrower shall establish and maintain, at its expense, deposit accounts with such banks as are reasonably acceptable to Agent (the "Blocked Accounts") into which each Borrower shall promptly either cause all amounts on deposit in the Store Accounts of such Borrower to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all proceeds of Receivables or other Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral (but not including payments of Medicare Accounts or Medicaid Accounts that are sent to the separate lockbox and related deposit accounts established pursuant to clause (ii) above).

                              (iv) Borrowers and Guarantors shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. At any time a Default or an Event of Default shall exist or have occurred and be continuing, promptly upon Agent's request, Borrowers and Guarantors shall deliver, or cause to be delivered, to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by such banks where a Store Account is maintained as Agent shall specify. Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that either: (A) an Event of Default shall exist or have occurred and be continuing, or (B) at any time prior to December 31, 2004, Excess Availability is less than $20,000,000 or at any time on and after December 31, 2004, Excess Availability is less than $30,000,000. Without limiting any other rights or remedies of Agent or Lenders, in the event that a Deposit Account Control Agreement is in effect for a Store Account, then Agent may, at its option, instruct the depository bank at which the Store Account is maintained to transfer all available funds received or deposited into the Store Account to the Agent Payment Account at any time that an Event of Default shall exist or have occurred and be continuing. As to the Blocked Accounts or the Store Accounts, as the case may be, Agent shall send to Lead Borrower a copy of any such written instruction sent by Agent to the depository bank promptly thereafter. In the event that at any time ninety (90) days after Agent has instructed such depository banks to transfer such funds to the Agent Payment Account, the Monthly Average Excess Availability for any calendar month commencing after the end of such ninety (90) day period is greater than $20,000,000 for any month ending on or before December 31, 2004 or $30,000,000 for any month ending thereafter and so long as no Event of Default exist or have occurred, upon Lead Borrower's written request received by Agent within five (5) Business Days after the satisfaction of such conditions, Agent shall rescind its prior instructions and give new instructions to such depository banks to transfer the funds on deposit in such accounts to such operating deposit account of Borrowers and Guarantors as Lead Borrower may specify in writing to Agent until such time as Agent is entitled to notify and shall notify the depository bank otherwise as provided above. At all times that Agent shall have notified any depository bank to transfer funds from a Blocked Account or Store Account to the Agent Payment Account, all payments made to such Blocked Accounts or Store Accounts, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

                    (b) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day. In the event that at any time or from time to time there are no Loans outstanding or the amounts on deposit in the Blocked Accounts are not being remitted to the Agent Payment Account, Agent shall be entitled to an administrative fee in an amount calculated based on the Interest Rate for Eurodollar Rate Loans (on a per annum basis) then in effect multiplied by the amount of the funds received in the Blocked Account for such day in accordance with the customary practice of Agent. The economic benefit of the timing in the application of payments (and the administrative fee with respect thereto, if applicable) shall be for the sole benefit of Agent.

                    (c) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower's or Guarantor's own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

          6.4 Payments.

                    (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any

Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay principal in respect of Special Agent Advances; fourth, to pay principal in respect of the Loans and to pay or prepay Obligations arising under or pursuant to any Interest Rate Protection Agreements of a Borrower or Guarantor with an Affiliate of Agent (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Accommodations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Interest Rate Protection Agreements) and sixth, to pay or prepay any Obligations arising under or pursuant to Interest Rate Protection Agreements (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Lead Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

                    (b) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. Borrowers and Guarantors shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

          6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be the chief financial officer, vice president of finance, treasurer, assistant treasurer, director of finance, controller of Parent or other authorized person designated by any of such persons from time to time to Agent or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

          6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Agent to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

          6.7 Appointment of Parent as Lead Borrower for Requesting Loans and Receipts of Loans and Statements.

                    (a) Each Borrower hereby irrevocably appoints and constitutes Lead Borrower to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower, to select the applicable Interest Rate for any such Loans or to take other actions contemplated as being taken by any Borrower under this Agreement or any of the other Financing Agreements. Agent and Lenders may disburse the Loans to such bank account of Lead Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Lead Borrower may designate or direct, without notice to any other Borrower or Obligor. Notwithstanding anything to the contrary contained herein, Agent and Lead Borrower may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

                    (b) Lead Borrower hereby accepts the appointment by Borrowers to act for and on behalf of the other Borrowers pursuant to this Section 6.7. Lead Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

                    (c) Each other Borrower and Guarantor hereby irrevocably appoints and constitutes Lead Borrower to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements and any statements or notices sent to or received by Lead Borrower shall be deemed received by each of the other Borrowers and Guarantors.

                    (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Lead Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower of Guarantor.

                    (e) No purported termination of the appointment of Lead Borrower as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Agent.

          6.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

          6.9 Sharing of Payments, Etc.

                    (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Lead Borrower and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

                    (b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

                    (c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

                    (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker's lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

          6.10 Settlement Procedures.

                    (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

                    (b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Chicago time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago time on the same Business Day and if received by a Lender after 12:00 p.m. Chicago time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

                    (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

                    (d) If Agent is not funding a particular Loan to or for the benefit of a Borrower pursuant to Sections 6.10(a) and 6.10(b) on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Lead Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Lead Borrower's receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

                    (e) Lead Borrower and Agent shall have the right, but not the obligation, at any time that there is a Defaulting Lender, and upon the exercise by either Lead Borrower or Agent of such right, such Defaulting Lender shall have the obligation, to sell, assign and transfer to an Eligible Transferee designated by Lead Borrower and approved by Agent or designated by Agent, the Commitment of such Defaulting Lender and all rights and interests of such Defaulting Lender pursuant thereto. Lead Borrower or Agent, as the case may be, shall provide the Defaulting Lender (and the Lead Borrower or the Agent as the case may be) with prior written notice of its intent to exercise its right under this Section, which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Defaulting Lender), except that on the date of such purchase and sale, the Eligible Transferee specified by Lead Borrower and approved by Agent or Agent, shall pay to the Defaulting Lender (except as Agent and such Defaulting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Defaulting Lender outstanding as of the close of business on the Business Day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Defaulting Lender to the effective date of the purchase (but in no event shall the Defaulting Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Defaulting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Defaulting Lender and the Commitment of the Defaulting Lender shall terminate on such date.

                    (f) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

          6.11 Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7 COLLATERAL REPORTING AND COVENANTS

          7.1 Collateral Reporting.

                    (a) Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Agent:

                              (i) as soon as possible after the end of each calendar week (but in any event within three (3) Business Days after the end thereof), or more frequently as Agent may request at any time Excess Availability is less than $30,000,000 or a Default or Event of Default shall exist or have occurred, (A) an aging of accounts receivable for each of the Retail Division, the Distribution Division and the United Wholesale Division and (B) an inventory summary report for each of the Retail Division, the Distribution Division and the United Wholesale Division (provided, that, the summary report for the United Wholesale Division shall be only at the level of the division using the beginning of month amounts, sales and purchases for the entire division as the basis for the calculation thereof and prior to March 31, 2004, the summary report for the Retail Division shall be only at the level of the division using the beginning of month amounts, sales and purchases for the entire division as the basis for the calculation thereof);

                              (ii) as soon as possible after the end of each fiscal four (4) week period of Borrowers and Guarantors determined in accordance with the current accounting practices of Borrowers and Guarantors as of the date hereof (but in any event within ten (10) Business Days after the end thereof), or more frequently as Agent may request at any time that Excess Availability is less than $30,000,000 or a Default or Event of Default shall exist or have occurred, (A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period as to the Accounts and Inventory, duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Parent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a recap of all Accounts created, collections received and credit memos issued for the immediately preceding period); (B) perpetual inventory reports for the Distribution Division, (C) agings of accounts receivable, (D) list of outstanding accounts payable, (E) reports on sales and use tax collections, deposits and payments, including a statement confirming the payment of monthly sales and use taxes, and (F) the number of prescriptions filled in the immediately preceding month, the average dollar amount of such prescriptions during such period, and the dollar amount of sales of prescriptions in the preceding period;

                              (iii) as soon as possible after the end of each fiscal four (4) week period of Borrowers and Guarantors determined in accordance with the current accounting practices of Borrowers and Guarantors as of the date hereof (but in any event ten (10) Business Days after the end thereof), in each case certified by the chief financial officer, vice president of finance, treasurer or controller of Borrowers or Lead Borrower as true and correct: (A) a statement confirming the payment of the aggregate amount of rent and other amounts due to owners and lessors of real property used by Borrowers (other than amounts being contested or disputed in good faith), subject to year-end or monthly percentage rent payment adjustments, (B) the addresses of all new retail store locations of Borrowers and Guarantors opened and existing retail store locations closed or sold, in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause, and (C) a report of any new deposit account established or used by any Borrower or Guarantor with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report;

                              (iv) upon Agent's request at any time Excess Availability is less than $30,000,000 or a Default or Event of Default shall exist or have occurred, (A) reports of sales for each category of Inventory, (B) reports of aggregate Inventory purchases and identifying items of Inventory in transit to any Borrower or Guarantor related to the applicable documentary letter of credit and/or bill of lading number, (C) copies of remittance advices and reports, and copies of deposit slips and bank statements, (D) copies of shipping and delivery documents, (E) electronic summaries of purchase orders or journals, invoices and delivery documents for Inventory and Equipment acquired by Borrowers and Guarantor, and (F) reports by retail store location of sales and four wall cash flows for each such retail store location;

                              (v) upon Agent's request at any time Excess Availability is less than $30,000,000 or a Default or Event of Default shall exist or have occurred, the monthly statements received by any Borrower or any of its Affiliates from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Agent to monitor the transactions pursuant to the Credit Card Agreements;

                              (vi) such other reports as to the Collateral as Agent shall reasonably request from time to time.

                    (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and be conclusive and binding upon Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. The Borrowing Base may be adjusted based on the information set forth in the reports received by Agent under Section 7.1(a)(i) above. If any Borrower's or Guarantor's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

          7.2 Accounts Covenants.

                    (a) Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower's or performance of any of its material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any Account Debtor reasonably likely to adversely impact the collectability or enforceability of an Account, (iii) any event or circumstance which, to the best of any Borrower's or Guarantor's knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts, (iv) any notice of a material default by any Borrower under any of the Credit Card Agreements or of any default which might result in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to any Borrower, (v) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (vi) the failure of any Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to any Borrower. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor without Agent's consent, except in the ordinary course of a Borrower's or Guarantor's business in accordance with its practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

                    (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Blocked Accounts (or other deposit accounts in the case of Medicare Accounts and Medicaid Accounts identified to Agent that are used exclusively for handling payments or other remittances in respect of such Accounts), in each case, maintained in accordance with the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Account Debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower's business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

                    (c) Agent shall have the right at any time or times, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain correct and accurate inventory records in a manner consistent with its current practices as of the date hereof (except to the extent of changes in such practices as a result of the establishment of a reliable, consistent and accurate stock ledger inventory system at the Retail Division), (b) Borrowers and Guarantors shall, or a third party inventory counting service on behalf of Borrowers and Guarantors shall, conduct a physical count of the Inventory at least once each fiscal quarter as to non-perishable Inventory of the Retail Division (or on and after the establishment of a stock ledger inventory system at the Retail Division that is satisfactory to Borrowers and Agent, two (2) times each year) and once each fiscal four (4) week period of Borrowers and Guarantors (determined in accordance with the current accounting practices of Borrowers and Guarantors as of the date hereof) as to the perishable Inventory of the Retail Division, three (3) times each year as to Inventory of the United Wholesale Division (provided, that, in the event that the United Wholesale Division Assets are not sold pursuant to the United Wholesale Sale Agreements on or before March 31, 2004, Agent may require that such physical counts be conducted more frequently) and at least once each year, whether through periodic cycle counts or otherwise, as to the Inventory of the Distribution Division, but in each case at any time or times as Agent may request on or after an Event of Default, and promptly following any such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales, returns or transfers of Inventory in the ordinary course of its business that are reported to Agent in accordance with the terms hereof and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent's request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws in all material respects (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party); (g) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory; except for the right of return given to retail customers of Borrowers in the ordinary course of business and in accordance with the then current return policy of Borrowers; (h) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (i) upon Agent's request, Borrowers shall, at their expense, conduct through an inventory counting service acceptable to Agent, a physical count of the Inventory of the Retail Division and the United Wholesale Division in form, scope and methodology acceptable to Agent (but only to the extent that a physical count that is acceptable to Borrowers and Agent has not been conducted by such inventory counting service within the immediately preceding fiscal quarter so long as no Default or Event of Default shall exist or have occurred or four (4) fiscal week period of Borrowers and Guarantors (determined in accordance with the current accounting principles of Borrowers and Guarantors as of the date hereof) at any time a Default or Event of Default shall exist or have occurred, the results of which shall be reported directly by such inventory counting service to Agent and Borrowers shall promptly deliver confirmation to Agent that appropriate adjustments have been made to the inventory records of Borrowers to reconcile the inventory count to the inventory records of Borrowers; (k) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Lead Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

          7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent's request, Borrowers and Guarantors shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired, replaced or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property (but not including for this purpose any plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures); and (g) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party).

          7.5 Prescription Files Covenants. With respect to the Prescription Files: (a) each Borrower and Guarantor shall at all times maintain the Prescription Files in a manner consistent with the requirements of Federal, State and local laws and regulations in all material respects, including all Health Care Laws, which files and records related thereto shall be correct and accurate; (b) Borrowers and Guarantors shall not remove any Prescription Files from the locations set forth or permitted herein, without the prior written consent of Agent, except for transfers of Prescription Files in the ordinary course of its business (including at the request of customers with respect to such customer's own Prescription Files) and except to move Prescription Files directly from one location set forth or permitted herein to another such location; (c) upon Agent's request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Prescription Files in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (d) Borrowers and Guarantors shall use, store and maintain the Prescription Files with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the HIPAA, as amended and all rules, regulations and orders related thereto) in all material respects; (e) there are no limitations or restrictions on the rights of any Borrower or Guarantor to sell, transfer or otherwise assign the Prescription Files to any third party so long as such third party has the licenses required under applicable state law to operate a pharmacy and sell products subject to a prescription; (f) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use and sale of prescriptions and the maintenance and use of the Prescription Files (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party); and (g) Borrowers and Guarantors shall keep the Prescription Files in good and marketable condition.

          7.6 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's and Guarantor's true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's, Guarantor's or Agent's name, to: (a) at any time on and after an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's or Guarantor's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's or Guarantor's name on any proof of claim in bankruptcy or other similar document against an Account Debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from Account Debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's or Guarantor's obligations under this Agreement and the other Financing Agreements and (b) at all times that Agent has exercised its right to instruct the depository banks at which Blocked Accounts are maintained to transfer funds to the Agent Payment Account as provided in Section 6.3 hereto (or at any time that any item of payment referred to below may be received by Agent or any Lender), to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from Account Debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's or Guarantor's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent's account for application to the Obligations, and (c) at any time to (i) endorse such Borrower's or Guarantor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (ii) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower's or Guarantor's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's or Guarantor's name for such purpose, and to complete in such Borrower's or Guarantor's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (iii) sign such Borrower's or Guarantor's name on any verification of Receivables and notices thereof to Account Debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except to the extent resulting from Agent's or any Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

          7.7 Right to Cure. Agent may, at its option, upon notice to Lead Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent's good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

          7.8 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower's and Guarantor's premises during normal business hours and after notice to Parent, or at any time and without notice to Lead Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's and Guarantor's books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent's designee may use during normal business hours such of any Borrower's and Guarantor's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8 REPRESENTATIONS AND WARRANTIES

          Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

          8.1 Corporate Existence, Power and Authority. Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its state of organization and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's and Guarantor's corporate or limited liability company powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower's or Guarantor's certificate or articles of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

                    (a) The exact legal name as of the date hereof of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

                    (b) Each Borrower and Guarantor is as of the date hereof an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor, in each case, as of the date hereof.

                    (c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral not in transit to the extent permitted herein, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which as of the date hereof are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

          8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, as of the date hereof, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.

          8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute a valid perfected first priority security interest in all of the Collateral (other than the Supplemental Loan Priority Collateral) and a valid perfected second priority security interest in the Supplemental Loan

Priority Collateral subordinate only to the perfected first priority security interest of Supplemental Loan Agent pursuant to the terms of the Supplemental Loan Intercreditor Agreement, in each case subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

          8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all material accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

          8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against or affecting any Borrower or Guarantor, or its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

          8.7 Compliance with Other Agreements and Applicable Laws.

                    (a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation has or could reasonably be expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

                    (b) Borrowers and Guarantors have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the "Permits") where the failure to have such Permits has or could reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. Except as set forth on Schedule 8.8 of the Information Certificate, there are no actions, claims or proceedings pending or to the best of any Borrower's or Guarantor's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

          8.8 Environmental Compliance.

                    (a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner that violates any applicable Environmental Law or Permit where such violation has or could reasonably be expected to have a Material Adverse Effect.

                    (b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no, and to the best of any Borrower's or Guarantor's knowledge there is no pending or threatened, investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which has or could reasonably be expected to have a Material Adverse Effect.

                    (c) Except as set forth on Schedule 8.8 to the Information Certificate, as of the date hereof, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

          8.9 Employee Benefits.

                    (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Except as set forth on Schedule 8.9, as of the date hereof each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower's or Guarantor's knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                    (b) Except as set forth on Schedule 8.9, (i) as of the date hereof, there are no pending, or to the best of any Borrower's or Guarantor's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and (ii) there has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

                    (c) Except as set forth on Schedule 8.9, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan's liabilities under Section 4001(a)(16) of ERISA (provided, that, any underfunding set forth on Schedule 8.9 has not, as of the date hereof, given rise to the requirement that any additional minimum funding payments be made except as disclosed therein); (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

          8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

          8.11 Intellectual Property.

                    (a) Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights where any such event has or could reasonably be expected to have a Material Adverse Effect.

                    (b) To the best of any Borrower's and Guarantor's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes in any material respect as to any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property where any such infringements, claims or litigation have or could reasonably be expected to have a Material Adverse Effect. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

          8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

                    (a) Each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate and except to the extent permitted after the date hereof under Section 9.10 hereof.

                    (b) Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and as may be permitted after the date hereof under Section 9.10 hereof.

                    (c) The issued and outstanding shares of Capital Stock of each Borrower (other than Parent) and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares of Borrowers (other than Parent) and Guarantors have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in Schedule 8.12 of the Information Certificate or as otherwise disclosed in Agent in writing prior to the date hereof.

                    (d) Borrowers and Guarantors (taken as a whole) are and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder. Each of Spartan, Stores Distribution, MDC, Family Fare, MSFC, Prevo, Buckeye, Pharm, United and Seaway and its Subsidiaries (taken as a whole) are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder.

          8.13 Labor Disputes.

                    (a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

                    (b) There is no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower's or Guarantor's knowledge, threatened against it which has or could reasonably be expected to have a Material Adverse Effect, and no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against any Borrower or Guarantor which has or could reasonably be expected to have a Material Adverse Effect.

          8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

          8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party to terminate any Material Contract.

          8.16 Credit Card Agreements. Set forth in Schedule 8.16 hereto is a correct and complete list of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among any Borrower, any of its Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates. The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of any Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.15 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower that is party thereto and to the best of each Borrower's and Guarantor's knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. Each Borrower and the other parties thereto have complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder. Borrowers have delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements in effect as of the date hereof.

          8.17 HIPAA Compliance.

                    (a) To the extent that and for so long as any Borrower or Guarantor is a "covered entity" within the meaning of HIPAA, such Borrower or Guarantor (i) has undertaken or will promptly undertake all appropriate surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop an appropriate plan and time line for becoming HIPAA Compliant (a "HIPAA Compliance Plan"); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Borrower or Guarantor is or becomes HIPAA Compliant.

                    (b) For purposes hereof, "HIPAA Compliant' shall mean that a Borrower or Guarantor (i) is or will be in compliance in all material respects with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a "HIPAA Compliance Date") and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a Material Adverse Effect.

                    (c) Schedule 8.17 hereto sets forth a complete list of all "business associate agreements" (as such term is defined in HIPAA) that any Borrower or Guarantor has entered into with any person as of the date hereof.

          8.18 Compliance with Health Care Laws. Without limiting the generality of Sections 8.7 or 8.17, or any other representation or warranty made herein or in any of the other Financing Agreements:

                    (a) Each Borrower and Guarantor is in compliance in all material respects with all applicable Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to them. Without limiting the generality of the foregoing, no Borrower or Guarantor has received notice by a Governmental Authority of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

                    (b) Each Borrower and Guarantor has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the

Health Care Laws each Borrower and Guarantor and has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under applicable Health Care Laws.

                    (c) Each Borrower and Guarantor who is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, all of which are complete and correct in all material respects. There are no known claims, actions or appeals pending before any Third Party Payor or Governmental Authority, including without limitation, any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any Medicare or Medicaid cost reports or claims filed by any Borrower or Guarantor on or before the date hereof. There currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure.

                    (d) Schedule 8.18 hereto sets forth an accurate, complete and current list of all participation agreements of any Borrower or Guarantor with health maintenance organizations, insurance programs, preferred provider organizations and other Third Party Payors and all such agreements are in full force and effect and no material default exists thereunder.

          8.19 Interrelated Businesses. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors. Borrowers and Guarantors have the same chief executive office, certain centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

          8.20 Notices from Farm Products Sellers, etc.

                    (a) Each Borrower has not, within the one (1) year period prior to the date hereof, received any written notice pursuant to the applicable provisions of the PSA, PACA, the Food Security Act, the UCC or any other applicable local laws from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other Person with a security interest in the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by such Borrower are produced, in any case advising or notifying such Borrower of the intention of such Farm Products Seller or other Person to preserve the benefits of any trust applicable to any assets of any Borrower established in favor of such Farm Products Seller or other Person under the provisions of any law or claiming a security interest in or lien upon or other claim or encumbrance with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by a Borrower or any related or other assets of such Borrower (all of the foregoing, together with any such notices as any Borrower may at any time hereafter receive, collectively, the "Food Security Act Notices").

                    (b) No Borrower is a "live poultry dealer" (as such term is defined in the PSA) or otherwise purchases or deals in live poultry of any type whatsoever. Borrowers and Guarantors do not purchase livestock pursuant to cash sales as such term is defined in the PSA. Each Borrower is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or aquacultural operations.

          8.21 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.

          8.22 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9 AFFIRMATIVE AND NEGATIVE COVENANTS

          9.1 Maintenance of Existence.

                    (a) Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Borrower or Guarantor other than Parent as permitted in Section 9.7 hereto.

                    (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Lead Borrower of such proposed change in its corporate or limited liability company name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation or Articles of Incorporation (or Certificate of Formation or other organizational document as applicable) of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

                    (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days' prior written notice from Lead Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may in good faith require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except as to any Borrower (other than Parent) to the extent permitted in Section 9.7 hereof and in any event after not less than thirty (30) days prior written notice to Agent.

          9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

          9.3 Compliance with Laws, Regulations, Etc.

                    (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, all Health Care Laws and all Environmental Laws where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

                    (b) Each Borrower and Guarantor shall give written notice to Agent promptly after any Borrower's or Guarantor's receipt of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) any release, spill or discharge, threatened or actual, of any Hazardous Material at or from its premises (whether or not owned by it) other than as permitted under any applicable Environmental Law or other occurrence that constitutes a violation in any material respect of any Environmental Law at any such premises or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice from or on behalf of any Governmental Authority with respect to: (A) any material non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than as permitted under any applicable Environmental Law. Upon the request of Agent, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall keep Agent reasonably informed regarding the status of such response.

                    (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition that requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance, with any

Environmental Law, Borrowers shall, at Agent's request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where material non-compliance or alleged material non-compliance with such Environmental Laws has occurred as to such material non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

                    (d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

          9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge when due all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes, assessments, contributions and governmental charges the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books and Agent may, at its option, establish any Reserves in respect thereof to the extent that such taxes give rise to a security interest, lien or other claim that is pari passu or has priority over the security interests of Agent or that would otherwise impair the ability of Agent to realize upon the Collateral.

          9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining (if any Borrower or Guarantor fails to do so), and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

          9.6 Financial Statements and Other Information.

                    (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall furnish to Agent and Lenders within a reasonable time all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them; provided, that, so long as no Default or Event of Default shall exist or have occurred and be continuing, Agent shall not exercise its right under this Section 9.6 to contact the accountants and auditors directly to obtain information from them not relating to the Collateral without the prior approval of Lead Borrower, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal four (4) week period (or forty-five (45) days after the end of each fiscal quarter), unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flows, and statements of shareholders' equity), and unaudited consolidating financial statements (including balance sheets and statements of income and loss), all in reasonable detail and substantially in the form of Exhibit D-1 hereto, fairly presenting the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal four (4) week period, certified to be correct by the chief financial officer or vice president of finance of Parent, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit E hereto, along with a schedule in a form satisfactory to Agent in good faith of the calculations used in determining, as of the end of such four (4) week period, whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.18 and 9.19 of this Agreement for such fiscal four (4) week period and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flows, and statements of shareholders' equity) and unaudited consolidating financial statements (including balance sheets and statements of income and loss), and the accompanying notes thereto, all in reasonable detail and substantially in the form of Exhibit D-2 hereto, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be Deloitte & Touche LLP, another nationally recognized independent accounting firm selected by Borrowers and acceptable to Agent or a regional independent accounting firm selected by Borrowers and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended. All references to a "fiscal four (4) week period" herein or otherwise in this Agreement or any of the other Financing Agreements shall mean such four (4) or five (5) week periods as calculated in accordance with the current accounting practices of Borrowers and Guarantors as of the date hereof.

                    (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000, or which if adversely determined would result in a Material Adverse Effect, (ii) any order, judgment or decree in excess of $5,000,000 that shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

                    (c) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Parent sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

                    (d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Subject to the terms of Section 13.5 hereof, Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, upon Agent's request, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders upon Agent's request such information as they may have regarding the business of any Borrower and Guarantor. So long as no Default or Event of Default shall exist or have occurred and be continuing, Agent shall not exercise its right under this Section 9.6 to contact the accountants and auditors directly to obtain information from them not relating to the Collateral without the prior approval of Lead Borrower, which approval shall not be unreasonably withheld, conditioned or delayed. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Lead Borrower to Agent or such Lender in writing.

          9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

                    (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any Borrower may merge with and into or consolidate with any other Borrower and any Guarantor may merge with and into or consolidate with any Borrower, provided, that, each of the following conditions is satisfied as determined by Agent in good faith: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (ii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (v) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith and (v) to the extent a Guarantor is merging with and into or consolidating with a Borrower, the Borrower shall be the surviving corporation;

                    (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock, or Indebtedness owed to it, to any other Person or any of its assets to any other Person, except for

                              (i) sales of Inventory in the ordinary course of business,

                              (ii) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $2,500,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree, and

                              (iii) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the Net Proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                    (iv) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan (including the Associate Stock Purchase Plan of Parent) or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

                    (v) sales or other dispositions by any Borrower of assets in connection with the closing or sale of a retail store location of such Borrower in the ordinary course of such Borrower's business which consist of leasehold interests in the premises of such store (including the subleasing of the leasehold interest of such Borrower in such premises), the bulk sale of Inventory, Equipment and fixtures located at such premises to the purchaser of the leasehold interests and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings, (A) on the date of, and after giving effect to, any such closing or sale, the number of retail store locations that had been operated by Borrowers closed or sold by Borrowers shall not be greater than five (5) retail store locations during the period commencing on the date hereof and ending on the end of the current fiscal year and thereafter, in any twelve (12) month period, twenty (20%) percent of the number of retail stores operated by Borrowers as of the end of the immediately preceding fiscal year, (B) Agent shall have received not less than ten (10) Business Days prior written notice of such sale or closing, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction with a Person that is not an Affiliate, (E) as of the date of any such sale or other disposition and after giving effect thereto, the Excess Availability shall have been not less than $20,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any such sale or other disposition and after giving effect thereto, the Excess Availability shall be not less than $20,000,000, and (F) any and all Net Proceeds payable or delivered to such Borrower in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent in accordance with the terms of this Agreement for application to the Obligations in such order and manner as Agent may determine,

                              (vi) the sale by Borrowers of all or substantially all of the United Wholesale Division Assets pursuant to and in accordance in all material respects with the terms of the United Wholesale Sale Agreements as in effect on the date hereof, provided, that:

                                        (A) as to such sale, each of the following conditions is satisfied: (1) such sale shall be consummated and the transfer of ownership of such assets effective by no later than February 28, 2004, (2) the Net Proceeds of such sale paid in cash or other immediately available funds at the time of the transfer of ownership or control of the United Wholesale Division Assets (or any material portion thereof) shall be not less than $6,000,000, (3) Agent shall have received true, correct and complete copies of the United Wholesale Sale Agreements and all agreements, documents and instruments related thereto, (4) as of the date of such sale and after giving effect thereto (including the reduction in the Borrowing Base as a result of the assets subject to such sale no longer being included in the Borrowing Base), Excess Availability shall be not less than $15,000,000, (5) all consideration delivered or payable to any Borrower or Guarantor in respect of such sale, including all amounts at any time payable to any Borrower or Guarantor, and all rights, benefits and remedies of any Borrower and Guarantor pursuant to the United Wholesale Sale Agreement and any agreement, document or instrument related thereto, is and shall continue at all times to be subject to the valid and enforceable, first priority perfected security interest and lien of Agent, and Borrowers and Guarantor shall take such other and further actions as may be required hereunder with respect to any such consideration, (6) Borrowers and Guarantors shall cause the Net Proceeds (including amounts to be applied to the Obligations) at any time payable to any Borrower or Guarantor pursuant to the United Wholesale Sale Agreements or any related agreement, document or instrument to be paid by the other party or parties thereto directly to Agent for application to the Obligations, (7) such sale is permitted under the Supplemental Loan Agreement and is otherwise permitted under any other agreement to which any Borrower or Guarantor is a party or by which it or its assets are bound and Borrowers and Guarantors shall have obtained all consents and approvals to such sale as may be required that shall be in full force and effect and the release of all other security interests, mortgages and liens with respect to the United Wholesale Division Assets to be sold, including the release of the security interests, mortgages and liens of Supplemental Loan Agent, (8) any material amendments to the United Wholesale Sale Agreements after the date hereof shall be on terms and conditions reasonably satisfactory to Agent, and (9) upon such sale, the Fixed Asset Availability Limit shall be reduced by the amount equal to the Net Proceeds payable in respect of the Real Property so sold up to $5,328,000 and after the Fixed Asset Availability Limit is reduced to zero, Agent shall establish a Reserve in the amount of any other Net Proceeds received in respect of such sale; provided, that, the amount of any such Reserve shall not exceed the then outstanding principal amount of the Supplemental Loan Debt,

                                        (B) upon the satisfaction of each of the conditions set forth in clause (A) above, including, but not limited to, the receipt by Agent of the Net Proceeds from such sale in immediately available funds in the Agent Payment Account and evidence that Supplemental Loan Agent has on or before the release by Agent of its security interest, mortgage and lien unconditionally executed and delivered to Lead Borrower a release instrument acceptable to Agent with respect thereto and UCC Financing Statement Amendments with respect to financing statements in which Supplemental Loan Agent is the secured party in form acceptable for recording to release such assets from its collateral (together with a written authorization to file such UCC Financing Statement Amendments in form and substance satisfactory to Agent), Agent shall, at Borrowers' expense, (1) release the security interest, mortgage and lien of Agent in and upon all of the United Wholesale Division Assets, (2) execute and deliver to Lead Borrower a release instrument with respect to the Real Property included in such assets, in form and substance satisfactory to Agent and (3) cause to be filed a UCC Financing Statement Amendment in form acceptable for recording with respect to the appropriate financing statements then of record and for which Agent has the recording information with respect to the personal property included in the United Wholesale Division Assets so sold;

                              (vii) the sale by Buckeye of the Marion Real Property owned by Buckeye located in Marion, Ohio pursuant to and in accordance in all material respects with the terms of the Real Estate Buy-Sell Agreement, dated as of July 21, 2003 between Skilken D.S., LLC, and Buckeye as in effect on the date hereof, provided, that:

                                        (A) as to such sale, each of the following conditions is satisfied: (1) such sale shall be consummated and the transfer of ownership of such assets effective by no later than March 31, 2004, (2) as of the date of such sale and after giving effect thereto (including the reduction in the Borrowing Base as a result of the assets subject to such sale no longer being included in the Borrowing Base), Excess Availability shall be not less than $15,000,000, (3) Agent shall have received true, correct and complete copies of all agreements, documents and instruments related to the sale of the Marion Real Property, (4) all consideration delivered or payable to any Borrower or Guarantor in respect of such sale, including all amounts at any time payable to any Borrower or Guarantor, and all rights, benefits and remedies of any Borrower and Guarantor pursuant to any agreement, document or instrument related to the sale of the Marion Real Property, is and shall continue at all times to be subject to the valid and enforceable, first priority perfected security interest and lien of Agent, and Borrowers and Guarantors shall take such other and further actions as may be required hereunder with respect to any such consideration, (5) Borrowers and Guarantors shall cause the Net Proceeds at any time payable to any Borrower or Guarantor pursuant to any agreement, document or instrument related to the sale of the Marion Real Property to be paid by the other party or parties thereto directly to Agent for application to the Obligations, (6) such sale is permitted under the Supplemental Loan Agreement and is otherwise permitted under any other agreement to which any Borrower or Guarantor is a party or by which it or its assets are bound and Borrowers and Guarantors shall have obtained all consents and approvals to such sale as may be required that shall be in full force and effect and the release of all other security interests, mortgages and liens with respect to the Marion Real Property to be sold, including the release of the security interests, mortgages and liens of Supplemental Loan Agent, and (7) upon the sale of such Real Property, the Fixed Asset Availability Limit shall be reduced by the amount equal to the Net Proceeds payable in respect of the Real Property so sold up to $935,000 and after the Fixed Asset Availability Limit is reduced to zero, Agent shall establish a Reserve in the amount of any other Net Proceeds received in respect of such sale; provided, that, the amount of any such Reserve shall not exceed the then outstanding principal amount of the Supplemental Loan Debt, and

                                        (B) upon the satisfaction of each of the conditions set forth in clause (A) above, including, but not limited to, the receipt by Agent of the Net Proceeds from such sale in immediately available funds in the Agent Payment Account and evidence that Supplemental Loan Agent has on or before the release by Agent of its security interest, mortgage and lien unconditionally executed and delivered to Lead Borrower a release instrument acceptable to Agent with respect thereto and UCC Financing Statement Amendments with respect to financing statements in which Supplemental Loan Agent is the secured party in form acceptable for recording to release such assets from its collateral (together with a written authorization to file such UCC Financing Statement Amendments in form and substance satisfactory to Agent), Agent shall, at Borrowers' expense, (1) release the security interest, mortgage and lien of Agent in and upon all of the Marion Real Property, (2) execute and deliver to Lead Borrower a release instrument with respect to the Real Property included in such assets, in form and substance satisfactory to Agent and (3) cause to be filed a UCC Financing Statement Amendment in form acceptable for recording with respect to the appropriate financing statements then of record and for which Agent has the recording information with respect to the personal property included in the Marion Real Property so sold;

                              (viii) the sale after the date hereof by a Borrower or Guarantor of Real Property and fixtures owned by such Borrower or Guarantor on the date hereof listed on Part I of Schedule 9.7 hereto, provided, that:

                                        (A) as to any such sale, each of the following conditions is satisfied: (1) the aggregate amount of the Net Proceeds of such sale paid in cash or other immediately available funds at the time of the transfer of ownership or control of such Real Property (or any material portion thereof) shall be not less than the amount for such Real Property set forth on Part I of Schedule 9.7 hereto, (2) Agent shall have received true, correct and complete copies of all agreements, documents and instruments related to the sale of such Real Property, (3) as of the date of any such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, except as Agent may otherwise agree, (4) all consideration delivered or payable to any Borrower or Guarantor in respect of such sale, including all amounts at any time payable to any Borrower or Guarantor, and all rights, benefits and remedies of any Borrower and Guarantor pursuant to any agreement, document or instrument related to the sale of such Real Property, shall continue at all times to be subject to the valid and enforceable, first priority perfected security interest and lien of Agent, and Borrowers and Guarantors shall take such other and further actions as may be required hereunder with respect to any such consideration, (5) Borrowers and Guarantors shall cause all amounts at any time payable to any Borrower or Guarantor pursuant to any agreement, document or instrument related to the sale of such Real Property to be paid by the other party or parties thereto directly to Agent for application to the Obligations, (6) such sale is permitted under the Supplemental Loan Agreement and is otherwise permitted under any other agreement to which any Borrower or Guarantor is a party or by which it or its assets are bound and Borrowers and Guarantors shall have obtained all consents and approvals to such sale as may be required that shall be in full force and effect and the release of all other security interests, mortgages and liens with respect to the Real Property to be sold, including the release of the security interests, mortgages and liens of Supplemental Loan Agent, (7) such sale shall be to a person that is not an Affiliate and (8) Agent shall have received not less than ten (10) Business Days' prior written notice of any such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the purchase price and the manner of payment thereof (and including the Net Proceeds to be received by the seller after deducting commissions, fees, costs and expenses), and the material agreements and documents relating to such sale and (8) upon the sale of such Real Property, the Fixed Asset Availability Limit shall be reduced by the amount for such Real

Property set forth on Part I of Schedule 9.7 hereto if the sale of such Real Property is part of a sale of an ongoing business concern, or if not then in an amount equal to the Net Proceeds payable in respect of the Real Property so sold, and after the Fixed Asset Availability Limit is reduced to zero, Agent shall establish a Reserve in the amount of any other Net Proceeds received in respect of such sale; provided, that, the amount of any such Reserve shall not exceed the then outstanding principal amount of the Supplemental Loan Debt, and

                                        (B) upon the satisfaction of each of the conditions set forth in clause (A) above, including, but not limited to, the receipt by Agent of the Net Proceeds from such sale in immediately available funds in the Agent Payment Account and evidence that Supplemental Loan Agent has on or before the release by Agent of its security interest, mortgage and lien unconditionally executed and delivered to Lead Borrower a release instrument acceptable to Agent with respect thereto and UCC Financing Statement Amendments with respect to financing statements in which Supplemental Loan Agent is the secured party in form acceptable for recording to release such assets from its collateral (together with a written authorization to file such UCC Financing Statement Amendments in form and substance satisfactory to Agent), Agent shall, at Borrowers' expense, (1) release the security interest, mortgage and lien of Agent in and upon all of the Real Property and fixtures so sold, (2) execute and deliver to Lead Borrower a release instrument with respect to the Real Property and fixtures included in such assets, in form and substance satisfactory to Agent and (3) cause to be filed a UCC Financing Statement Amendment in form acceptable for recording with respect to the appropriate financing statements then of record and for which Agent has the recording information with respect to the fixtures included as part of the Real Property so sold;

                              (ix) the sale after the date hereof by Family Fare of the Capital Stock owned by it of MDP, L.L.C. or the sale after the date hereof by Seaway of the Capital Stock owned by it of Port Clinton Realty Company; provided, that:

                                        (A) as to any such sale, each of the following conditions is satisfied: (1) Agent shall have received true, correct and complete copies of all agreements, documents and instruments related to the sale of such Capital Stock, (2) as of the date of any such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, except as Agent may otherwise agree, (3) all consideration delivered or payable to any Borrower or Guarantor in respect of such sale, including all amounts at any time payable to any Borrower or Guarantor, and all rights, benefits and remedies of any Borrower and Guarantor pursuant to any agreement, document or instrument related to the sale of such Capital Stock, shall continue at all times to be subject to the valid and enforceable, first priority perfected security interest and lien of Agent, and Borrowers and Guarantors shall take such other and further actions as may be required hereunder with respect to any such consideration, (4) such sale shall be on commercially reasonable terms in a bona fide arms' length transaction with a person that is not an Affiliate (provided, that, for purposes of the sale of the Capital Stock of MDP, L.L.C., Holiday Pardington Ventures, L.L.C. and for purposes of the sale of the Capital Stock of Port Clinton Realty Company, Sandusco, Inc. shall not be deemed to be Affiliates), (5) Borrowers and Guarantors shall cause the Net Proceeds at any time payable to any Borrower or Guarantor pursuant to any agreement, document or instrument related to the sale of such Capital Stock to be paid by the other party or parties thereto directly to Agent for application to the Obligations, (6) such sale is permitted under the Supplemental Loan

Agreement and is otherwise permitted under any other agreement to which any Borrower or Guarantor is a party or by which it or its assets are bound and Borrowers and Guarantors shall have obtained all consents and approvals to such sale as may be required that shall be in full force and effect and the release of all other security interests, mortgages and liens with respect to the Capital Stock to be sold, including the release of the security interests of Supplemental Loan Agent, and (7) Agent shall have received not less than ten (10) Business Days' prior written notice of any such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the purchase price and the manner of payment thereof (and including the Net Proceeds to be received by the seller after deducting commissions, fees, costs and expenses), and the material agreements and documents relating to such sale,

                                        (B) upon the satisfaction of each of the conditions set forth in clause (A) above, including, but not limited to, the receipt by Agent of the Net Proceeds from such sale in immediately available funds in the Agent Payment Account and evidence that Supplemental Loan Agent has on or before the release by Agent of its security interest unconditionally executed and delivered to Lead Borrower a release instrument acceptable to Agent with respect thereto and UCC Financing Statement Amendments with respect to financing statements in which Supplemental Loan Agent is the secured party in form acceptable for recording to release such assets from its collateral (together with a written authorization to file such UCC Financing Statement Amendments in form and substance satisfactory to Agent), Agent shall, at Borrowers' expense, (1) release the security interest of Agent in and upon all of the Capital Stock so sold, and (2) cause to be filed a UCC Financing Statement Amendment in form acceptable for recording with respect to the appropriate financing statements then of record and for which Agent has the recording information with respect to the Capital Stock so sold;

                              (x) the sale by Family Fare of the Capital Stock of MSFC owned by Family Fare pursuant to and in accordance in all material respects with the terms of the Option Agreement between Family Fare and Phillip D. Barnes as in effect on the date hereof, provided, that:

                                        (A) as to such sale, each of the following conditions is satisfied: (1) as of the date of such sale and after giving effect thereto (including the reduction in the Borrowing Base as a result of the assets subject to such sale no longer being included in the Borrowing Base), Excess Availability shall be not less than $15,000,000, (2) as of the date of any such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, except as Agent may otherwise agree, (3) Agent shall have received true, correct and complete copies of the Option Agreement referred to above and all other agreements, documents and instruments related to the sale of such Capital Stock, (4) all consideration delivered or payable to any Borrower or Guarantor in respect of such sale, including all amounts at any time payable to any Borrower or Guarantor, and all rights, benefits and remedies of any Borrower and Guarantor pursuant to any agreement, document or instrument related to the sale of such Capital Stock, is and shall continue at all times to be subject to the valid and enforceable, first priority perfected security interest and lien of Agent, and Borrowers and Guarantors shall take such other and further actions as may be required hereunder with respect to any such consideration, (5) Borrowers and Guarantors shall cause the Net Proceeds at any time payable to any Borrower or Guarantor pursuant to any agreement, document or instrument related to the sale of such Capital Stock to be paid by the other party or parties thereto directly to Agent for application to the Obligations, (6) such sale is permitted under the Supplemental Loan Agreement and is otherwise permitted under any other agreement to which any Borrower or Guarantor is a party or by which it or its assets are bound and Borrowers and Guarantors shall have obtained all consents and approvals to such sale as may be required that shall be in full force and effect and the release of all other security interests, mortgages and liens with respect to such Capital Stock to be sold, including the release of the security interests, mortgages and liens of Supplemental Loan Agent and (7) Agent shall have received not less than ten (10) Business Days' prior written notice of any such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the purchase price and the manner of payment thereof (and including the Net Proceeds to be received by the seller after deducting commissions, fees, costs and expenses), and the material agreements and documents relating to such sale,

                                        (B) upon the satisfaction of each of the conditions set forth in clause (A) above, including, but not limited to, the receipt by Agent of the Net Proceeds from such sale in immediately available funds in the Agent Payment Account and evidence that Supplemental Loan Agent has on or before the release by Agent of its security interest, mortgage and lien unconditionally executed and delivered to Lead Borrower a release instrument acceptable to Agent with respect thereto and UCC Financing Statement Amendments with respect to financing statements in which Supplemental Loan Agent is the secured party in form acceptable for recording to release such assets from its collateral (together with a written authorization to file such UCC Financing Statement Amendments in form and substance satisfactory to Agent), Agent shall, at Borrowers' expense, (1) release the security interest, mortgage and lien of Agent in and upon all of the assets of MSFC, (2) execute and deliver to Lead Borrower a release instrument with respect to such assets included in such assets, in form and substance satisfactory to Agent and (3) cause to be filed a UCC Financing Statement Amendment in form acceptable for recording with respect to the appropriate financing statements then of record and for which Agent has the recording information with respect to the personal property of MSFC;

                              (xi) the subleases by MDC in effect on the date hereof of Real Property subleased by such Borrower to a customer of Borrowers listed on Part II of Schedule 9.7 hereto and leases or subleases entered into after the date hereof by a Borrower or Guarantor of Real Property leased or owned by such Borrower or Guarantor acquired after the date hereof to a customer of a Borrower (other than in connection with the closing or sale of a then existing retail store location of a Borrower or Guarantor which shall be subject to clause (v) above); provided, that, as to leases or subleases entered into after the date hereof, (A) any such lease or sublease shall be entered into in the ordinary course of the business of such Borrower or Guarantor consistent with the current practices of such Borrower or Guarantor as of the date hereof, (B) the aggregate amount of the payments by Borrowers and Guarantors to purchase or otherwise acquire all of such Real Property that is to be leased or subleased to a customer in any fiscal year and the aggregate amount of the rent and other amounts payable by Borrowers and Guarantors to the owner of such Real Property that is to be subleased by such Borrower or Guarantor to a customer in any fiscal year, together with the maximum aggregate amount that Borrowers and Guarantors may be required to pay under the guarantees issued by them permitted under Section 9.9(i) below in such fiscal year, shall not exceed $2,500,000 and after giving effect to any payments for the purchase or other acquisition of any such Real Property, the Excess Availability shall be not less than $20,000,000, (C) to the extent applicable, the Borrower or Guarantor acquiring such Real Property shall have complied with the terms of Section 9.23 hereof with respect to such Real Property and the terms of such lease shall in all respects be subordinate to the Mortgage applicable to such Real Property and otherwise subject to the terms with respect thereto set forth in the Mortgage applicable to such Real Property, and (4) as of the date of entering into any such lease or sublease and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                              (xii) the licensing by a Borrower or Guarantor of Intellectual Property owned by it to another Borrower or Guarantor; provided, that, as to any such license: (A) any rights of such Borrower or Guarantor shall be subject to the rights of Agent in such Intellectual Property (including the rights of Agent to use such Intellectual Property upon an Event of Default), and (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent;

                              (xiii) the abandonment or cancellation of trademarks or the failure to maintain or not renew, or the allowing to lapse of, any trademarks as registered under the laws of any country which are not material and are no longer used or useful in the business of any Borrower, Guarantor or their Subsidiaries and do not appear on or are not otherwise affixed to or incorporated in any Inventory or Equipment or necessary in connection with the Records and Borrowers and Guarantors have determined in good faith in the ordinary course of its business that such trademark being abandoned or cancelled, or not maintained or renewed, or allowed to lapse, as the case may be, under the laws of the jurisdiction of any country does not have a value in excess of $100,000 as to such trademark in such country, provided, that, no Default or Event of Default shall exist or have occurred; and

                    (c) wind up, liquidate or dissolve, except that any Guarantor (other than Parent) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and

(vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

                    (d) agree to do any of the foregoing.

          9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

                    (a) the security interests and liens of Agent for itself and the benefit of Lenders;

                    (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

                    (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's, Guarantor's or Subsidiary's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured (subject to customary deductibles with respect to such insurance) and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

                    (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto (including any of such zoning restrictions, easements, licenses, covenants and other restrictions that are set forth in the title insurance policies issued to Agent with respect to the Real Property as of the date hereof);

                    (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property in each case arising after the date hereof to secure Indebtedness permitted under Section 9.9(b) hereof;

                    (f) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers' compensation, social security, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

                    (g) pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), leases, surety and appeal bonds, statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance or surety and appeal bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent and as to any surety and appeal bonds, the judgment for which any such bond or bonds are being provided shall not otherwise constitute an Event of Default hereunder;

                    (h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other goods which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof), whether pursuant to consignment arrangements or otherwise, from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

                    (i) liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrowers in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrowers or Guarantors, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrowers to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

                    (j) statutory or common law liens or rights of setoff of depository banks with respect to funds of Borrowers or Guarantors at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by Borrowers and Guarantors at such banks (but not any other Indebtedness or obligations);

                    (k) judgments and other similar liens arising after the date hereof in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

                    (l) the security interests in and mortgages and liens upon the Collateral of Supplemental Loan Agent to secure the Supplemental Loan Debt to the extent permitted hereunder, provided, that, the security interests in and mortgages and liens upon the Collateral (other than as to the Supplemental Loan Priority Collateral) of Supplemental Loan Agent are and shall at all times be subject and subordinate to the security interests, mortgages and liens therein of Agent pursuant to the terms of the Supplemental Loan Intercreditor Agreement;

                    (m) the security interests and liens upon Equipment, Real Property and related assets permitted to secure Refinancing Indebtedness in accordance with the terms of Section 9.9(j) hereof;

                    (n) the rights of use and possession of lessees of Real Property of any Borrower or Guarantor to the extent the lease giving rise to such rights is otherwise permitted hereunder; and

                    (o) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

          9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

                    (a) the Obligations;

                    (b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $10,000,000 incurred in the aggregate during any fiscal year of Borrowers and Guarantors or $25,000,000 in the aggregate at any time outstanding, in each case so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

                    (c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders;

                    (d) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(g) hereof;

                    (e) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to either (A) the terms of an intercreditor agreement between Agent and such third party, which shall be in form and substance satisfactory to Agent, or (B) the terms set forth in the indenture or other agreement or instrument governing the terms of such Indebtedness, which shall be in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent's option, to be held as cash collateral for the Obligations, except, that, a portion of such proceeds from an issuance of Indebtedness of Borrowers evidenced by a single series of notes at the same time may be applied to the payment in full of all Indebtedness of Borrowers and Guarantors to the Supplemental Loan Agent and Supplemental Loan Lenders so that after giving effect to such payment Borrowers and Guarantors have no further obligations or liabilities to the Supplemental Loan Agent and Supplemental Loan Lenders and the mortgages, security interests and liens of Supplemental Loan Agent are terminated and released, provided, that, the aggregate amount of the Net Proceeds payable to Borrowers and Guarantors upon the incurrence of such Indebtedness is equal to or greater than $75,000,000, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vi) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

                    (f) Indebtedness of Parent to the Supplemental Loan Agent and Supplemental Loan Lenders evidenced by or arising under the Supplemental Loan Agreement and other Supplemental Loan Lender Agreements (as in effect on the date hereof), provided, that:

                              (i) the aggregate principal amount of such Indebtedness shall not exceed $15,000,000, less the aggregate amount of all repayments or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Supplemental Loan Agreement as in effect on the date hereof,

                              (ii) as of the date hereof, no event of default, or event which with notice or passage of time or both would constitute an event of default exists, or has occurred under the Supplemental Loan Lender Agreements,

                              (iii) Agent shall have received true, correct and complete copies of all of the Supplemental Loan Lender Agreements, as duly authorized, executed and delivered by the parties thereto and from time to time as Agent may request, Borrowers and Guarantors shall provide to Agent the then current principal amount of the Supplemental Loan Debt,

                              (iv) Borrowers and Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except that to the extent otherwise permitted under the terms of the Supplemental Loan Intercreditor Agreement, Parent may make (A) regularly scheduled payments of principal, interest and fees, if any, in respect of such Indebtedness when due in accordance with the terms of the Supplemental Loan Agreement as in effect on the date hereof, (B) mandatory payments of principal and interest with the net cash proceeds from the sale or other disposition of the Supplemental Loan Priority Collateral, and (C) mandatory prepayments of principal and interest from the proceeds of the other Collateral after the payment in full in cash or other immediately available funds of all of the Obligations and the termination of this Agreement,

                              (v) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the Supplemental Loan Lender Agreements as in effect on the date hereof, except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to release any liens or security interests in any assets or properties of any Borrower or Guarantor, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted in clause (iv) above, and

                              (vi) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

                    (g) Indebtedness consisting of the guarantees by the Supplemental Loan Guarantors set forth in the Supplemental Loan Lender Agreements as in effect on the date hereof of the Indebtedness of Parent evidenced by or arising under the Supplemental Loan Agreement, to the extent that such Indebtedness of Parent is permitted hereunder;

                    (h) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to Interest Rate Protection Agreements; provided, that, (i) such arrangements are either with a Lender or an Affiliate thereof or with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are acceptable to Agent, (ii) are not for speculative purposes and (iii) such Indebtedness shall be unsecured, except as to obligations under Interest Rate Protection Agreements with a Lender or an Affiliate of a Lender or another financial institution, in each case approved by Agent, to the extent of the security interest of Agent in the Collateral as provided herein;

                    (i) Indebtedness of any Borrower or Guarantor arising after the date hereof in the ordinary course of the business of such Borrower or Guarantor pursuant to guarantees in favor of third parties by such Borrower or Guarantor of the obligations of its customers under leases of real or personal property from such third parties by such customers, provided, that, (i) the maximum aggregate amount that Borrowers and Guarantors may be required to pay in any fiscal year pursuant to such guarantees, together with the maximum aggregate amount that Borrowers and Guarantors may be required to pay in respect of rent and other amounts to the owners of Real Property as provided in Section 9.7(b)(x) above in such fiscal year, shall not exceed $2,500,000, (ii) as of the date of entering into any such guarantee, the Excess Availability shall be not less than $20,000,000 and (iii) as of the date of entering into any such guarantee and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

                    (j) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent's option, to be held as cash collateral for the Obligations, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vi) the aggregate amount of such Indebtedness shall not exceed $2,500,000, (vii) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

                    (k) Indebtedness of any Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(b) and Section 9.9(l) hereof (the "Refinancing Indebtedness"); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent's request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, (vi) such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges that are commercially reasonable, (vii) the incurring of such Indebtedness shall not result in an Event of Default, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), (ix) the Refinancing Indebtedness shall be secured by substantially the same assets (or less of such assets) that secure the Indebtedness so extended, refinanced, replaced or substituted for, provided, that, such security interests with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, (x) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for (and except as otherwise permitted below), (xi) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of the agreements with respect to such Refinancing Indebtedness, except that Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for, or (B) redeem, retire, defease, purchase or otherwise acquired such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than with Refinancing Indebtedness to the extent permitted herein and to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for), and (xii) Borrowers and Guarantors shall furnish to Agent copies of all material notices or demands in connection with Indebtedness received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

                    (l) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

          9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

                    (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

                    (b) investments in cash or Cash Equivalents, provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

                    (c) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries, except Borrowers and Guarantors may after the date hereof make loans to, or investments in, Spartan Insurance Company Ltd. to the extent required for it to comply with applicable laws concerning its solvency, provided, that, the aggregate amount of all such loans and investments shall not exceed $1,000,000 in any fiscal year or if the aggregate amount of all such loans and investments are required to exceed such amount, as of the date of the making of any such loan or investment and after giving effect thereto, the Excess Availability shall be not less than $20,000,000;

                    (d) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

                    (e) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

                    (f) obligations of Account Debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such Account Debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

                    (g) loans by a Borrower to another Borrower, or loans by a Borrower to a Guarantor, or loans by a Guarantor to a Borrower or another Guarantor after the date hereof, provided, that,

                              (i) as to all of such loans, (A) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (B) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent,

                              (ii) as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent's request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;

                              (iii) as to loans by a Borrower to a Guarantor, (A) the proceeds of any such loans shall only be used by such Guarantor either (1) for the payment of taxes or other actual and necessary reasonable operating expenses of such Guarantor, provided, that, the aggregate amount of all such loans in any fiscal year shall not exceed $1,000,000 or (2) for the making of a contemporaneous loan to another Borrower, provided, that, the proceeds of any such loan by a Borrower to a Guarantor shall be paid directly to the Borrower that is to receive the proceeds of the loan from the Guarantor, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (C) as of the date of any such loan and after giving effect thereto, the Borrower making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

                    (h) loans of money or property (other than Collateral) after the date hereof by any Borrower or Guarantor to any Person (other than to a Borrower or Guarantor), including customers of any Borrower or Guarantor consistent with the current practices of Borrowers and Guarantors as of the date hereof (and including advances to customers that are repaid through the purchase of goods by such customers in the ordinary course of the business of Borrowers and Guarantors consistent with the current practices of Borrowers and Guarantors as of the date hereof); provided, that, as to any such loans, each of the following conditions is satisfied as determined by Agent:

                              (i) as of the date of any such loan, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                              (ii) as of the date of any such loan, and in each case after giving effect thereto, the Excess Availability shall have been not less than $20,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any such loan and after giving effect thereto, the Excess Availability shall be not less than $20,000,000,

                              (iii) the aggregate amount of all such loans (including advances to customers) shall not (A) exceed $2,500,000 as to any one party (or group of Persons that are Affiliates) receiving such loans, or with the prior consent of Agent in its determination, $5,000,000 as to any one party (or group of Persons that are Affiliates) receiving such loans or (B) in the case of such loans made after the date hereof exceed $10,000,000 plus the amount equal to all repayments of principal received by Borrowers and Guarantors after the date hereof in cash or other immediately available funds (or repayments of principal in accordance with the terms of the Indebtedness pursuant to the purchase of Inventory) in respect of the existing loans and advances by Borrowers to third parties made prior to the date hereof set forth on Schedule 9.10 to the Information Certificate, and (D) together with the aggregate amount of the existing loans and advances by Borrowers to third parties made prior to the date hereof set forth on Schedule 9.10 to the Information Certificate, exceed up to an aggregate of $20,000,000 outstanding at any one time,

                              (iv) the Person receiving such loan shall be engaged in a business related, ancillary or complementary to the business of Borrowers permitted in this Agreement,

                              (v) the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent's option, together with an appropriate endorsement, in form and substance satisfactory to Agent,

                              (vi) Agent shall have received (A) not less than ten (10) Business Days' prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may request, including a report once each month on the outstanding balance of all such loans and advances and including the then outstanding amount of the existing loans and advances by Borrowers to third parties made prior to the date hereof set forth on Schedule 9.10 to the Information Certificate;

                    (i) the purchase by any Borrower or Guarantor of all or a substantial part of the assets or Capital Stock of any Person located in the United States or investment after the date hereof by an Borrower or Guarantor by capital contribution in any Person (other than a Borrower or Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent in good faith;

                              (i) as of the date of such purchase or investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                              (ii) as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $20,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $20,000,000,

                              (iii) the aggregate amount of all payments in connection with (A) the purchase of all or a substantial part of the assets or Capital Stock of any one Person (or group of Persons that are Affiliates) or investment in any one Person (or group of Persons that are Affiliates) shall not exceed (1) in the aggregate $12,500,000, if as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, Excess Availability shall have been not less than $30,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, the Excess Availability shall be not less than $30,000,000, or (2) in the aggregate $5,000,000, if as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, Excess Availability shall have been less than $30,000,000 but more than $20,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, the Excess Availability shall be less than $30,000,000 but more than $20,000,000, (B) all of such purchases and investments in any fiscal year shall not exceed in the aggregate $12,500,000, (C) all of such purchases and investments during the term of this Agreement shall not exceed in the aggregate $40,000,000,

                              (iv) Agent shall have received not less than ten (10) Business Days' prior written notice of the proposed acquisition or any investment in excess of $500,000 and such information with respect thereto as Agent may reasonably request, including (A) the proposed date and amount of the acquisition or investment, (B) a list and description of the assets or Capital Stock to be acquired, or the investment to be made and (C) the total purchase price for the assets or Capital Stock to be purchased (and the terms of payment of such purchase price) or the total amount of such investment (and the terms of the payment for such investment) and the consideration to be received in exchange for such investment,

                              (v) promptly upon Agent's request, the Borrower or Guarantor purchasing such assets or Capital Stock, or making such investment, shall deliver, or cause to be delivered to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such acquisition or investment,

                              (vi) the assets or Capital Stock being acquired, or investment made, by any Borrower or Guarantor shall be substantially consistent with, and related to, the business of such Borrower or Guarantor permitted in this Agreement,

                              (vii) in the case of an investment by capital contribution, at Agent's option, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and promptly upon Agent's request, the Borrower or Guarantor making such investment shall execute and deliver to Agent a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall require with respect to Agent's security interests therein),

                              (viii) the assets, Capital Stock or other consideration acquired by any Borrower or Guarantor pursuant to such purchase or investment shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance (other than those permitted in this Agreement) and Lender shall have received evidence satisfactory to it of the same,

                              (ix) the acquisition by any Borrower or Guarantor of such assets or Capital Stock, or the making of such investment, shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a default in any respect under, any material agreement, document or instrument to which such Borrower, or Guarantor or any Affiliate is a party or may be bound, or result in the creation or imposition of, or the obligation to grant, any lien, charge or encumbrance upon any of the property of such Borrower, or Guarantor or any Affiliate or violate any provision of the certificate of incorporation, by-laws, certificate of formation, operating agreement or other organizational documentation of such Borrower or Guarantor,

                              (x) such purchase or investment shall be in a bona fide arms' length transaction with a person that is not an Affiliate of any Borrower or Guarantor,

                              (xi) no Borrower or Guarantor shall become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such acquisition or investment unless such Borrower or Guarantor could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements,

                              (xii) Agent shall have received, in form and substance satisfactory to Agent, (A) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (B) UCC financing statements (or other similar registrations required in any foreign jurisdiction), (C) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (D) the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral under the agreements, documents and instruments relating to such acquisition and (E) such other agreements, documents and instruments as Agent may request in connection therewith,

                              (xiii) in no event shall any Accounts, Inventory, Equipment, Real Property or Prescription Files so acquired by any Borrower pursuant to such acquisition be deemed Eligible Accounts, Eligible Inventory, Eligible Equipment, Eligible Real Property or Eligible Prescription Files, respectively, unless and until Agent shall have conducted a field examination with respect thereto (and at Agent's option, at Borrowers' expense, obtained an appraisal of such Inventory, Equipment, Real Property or Prescription Files by an appraiser reasonably acceptable to Agent and in form, scope and methodology reasonably acceptable to Agent and addressed to Agent and upon which Agent is expressly permitted to rely, which appraisal shall be in addition to any appraisals which Agent may obtain pursuant to its rights under Sections 7.3 or 7.4 hereof) and then only to the extent the criteria for Eligible Accounts, Eligible Inventory, Eligible Equipment, Eligible Real Property or Eligible Prescription Files set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in accordance with this Agreement), and upon the request of Agent, the Accounts, Inventory, Equipment, Real Property or Prescription Files acquired by such Borrower or Guarantor pursuant to such acquisition shall at all times after such acquisition be separately identified and reported to Agent in a manner satisfactory to Agent;

                    (j) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, (i) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, except that so long as no Default or Event of Default shall exist or have occurred, Borrowers and Guarantors may amend such terms to: (A) extend the term thereof for up to an additional twelve (12) months from the current term thereof or such longer period as Agent may agree, (B) increase the amount or frequency of the payments required from the payee thereunder, (C) obtain any collateral in respect of such loans, or (D) otherwise make the terms thereof more favorable to Borrowers and Guarantors and (ii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

          9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

                    (a) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

                    (b) Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

                    (c) any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower;

                    (d) Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $500,000;

                    (e) Parent may from time to time purchase shares of its Capital Stock to make available to employees (i) participating in the Associate Stock Purchase Plan of Parent who have elected to purchase such shares in accordance with such plan that are to be paid for by such employees with payroll deductions (at a price and otherwise on terms specified in the plan) but not to exceed a maximum of $25,000 for each participating employee and (ii) as performance bonuses included in the compensation for such employees in the ordinary course of the business of Borrowers and Guarantors, provided, that, the aggregate amount of all payments for such purchases of shares for such purpose in any calendar year shall not exceed $1,000,000.

          9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly:

                    (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or Guarantor's business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with an unaffiliated person, provided that one Borrower may make sales of goods, or render services, to another Borrower on terms more favorable to the Borrower purchasing such goods or receiving the benefit of such services than it would to a person that is not an Affiliate in the ordinary course of business and consistent with the current practices of Borrowers as of the date hereof; or

                    (b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except reasonable compensation to officers, employees and directors for services rendered to such Borrower or Guarantor in the ordinary course of business.

          9.13 Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any non-exempt prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other liability on non-exempt prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

          9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on the dates for the end of each such fiscal year set forth on Schedule 9.14 hereto and (b) fiscal quarters to end on the dates for the end of each such fiscal quarter set forth in Schedule 9.14 hereto.

          9.15 Credit Card Agreements. Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) any Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Agent may request) and (ii) such Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent, (e) give Agent immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request; and (f) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

          9.16 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

          9.17 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

          9.18 Minimum EBITDA. At any time that Excess Availability is less than $30,000,000, the EBITDA of Parent and its Subsidiaries for the twelve (12) or thirteen (13), as applicable, consecutive fiscal four (4) week periods (treated as a single accounting period and with each fiscal four (4) week period determined in accordance with the current accounting practices of Borrowers and Guarantors as in effect on the date hereof) ending on the last day of the most recent fiscal four (4) week period for which financial statements of Parent and its Subsidiaries are available or have been received by Agent shall be not less than the amounts set forth on Schedule 9.18 with respect to such period, provided, that, (a) prior to the effective date of the sale of all or substantially all of the assets of United to the extent permitted hereunder, the amounts set forth in Part I of Schedule 9.18 hereto with respect to such period then ending shall be applicable and (b) on and after the date of the sale of all or substantially all of the assets of United to the extent permitted hereunder, the amounts set forth in Part II of Schedule 9.18 hereto with respect to such period then ending shall be applicable.

          9.19 Capital Expenditures. Borrowers and Guarantors shall not permit the aggregate amount of all Capital Expenditures of Borrowers and Guarantors during any fiscal quarter to exceed the amount indicated for such fiscal quarter set forth on Schedule 9.19 hereto; provided, that, (a) in the event that the actual amount of Capital Expenditures of Borrowers and Guarantors during any fiscal quarter are less than the amount permitted hereunder for such fiscal quarter, Capital Expenditures may be made in any of the next three (3) consecutive fiscal quarters immediately thereafter in the amount of such excess, provided, that, such excess amount shall only be used for Capital Expenditures in any of such subsequent three (3) consecutive fiscal quarters, if after giving effect to the payment thereof, there is Excess Availability of not less than $20,000,000 and (b) the limitation on the Capital Expenditures of Borrowers and Guarantors shall only apply in any fiscal quarter if at any time during the immediately preceding quarter, Excess Availability was less than $30,000,000.

          9.20 Minimum Excess Availability. The aggregate amount of the Excess Availability of Borrowers shall at all times be equal to or greater than $10,000,000.

          9.21 License Agreements.

                    (a) With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory (other than an off-the-shelf product with a shrink wrap license), each Borrower and Guarantor shall (i) give Agent not less than ninety (90) days prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement, or to amend any such License Agreement or related arrangements to limit the scope of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement in any material respect, either with respect to product, territory, term or otherwise, or to increase in any material respect the amounts to be paid by such Borrower or Guarantor thereunder or in connection therewith (and Agent may establish such Reserves as a result of any of the foregoing as Agent may reasonably determine), (ii) give Agent prompt written notice of any such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may in good faith request, (iii) give Agent prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by the Borrower or Guarantor that is the licensee or any other party under any such License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.

                    (b) With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory (other than an off-the-shelf product with a shrink wrap license), at any time an Event of Default shall exist or have occurred and be continuing or if after giving effect to any Reserves, or the reduction in the applicable Borrowing Base as a result of Eligible Inventory using such licensed Intellectual Property ceasing to be Eligible Inventory, the aggregate amount of the Excess Availability of Borrowers is less than $5,000,000, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License

Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, subject to and in accordance with the terms of such License Agreement. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

          9.22 Agricultural Products.

                    (a) Each Borrower shall at all times comply in all material respects with all existing and future Food Security Act Notices during their periods of effectiveness under the Food Security Act, including, without limitation, directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Food Security Act Notice, so as to terminate or release the security interest in any Farm Products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under the Food Security Act.

                    (b) Each Borrower shall take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any security interest, lien or other claims in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller.

                    (c) Each Borrower shall promptly notify Agent in writing after receipt by or on behalf of such Borrower of any Food Security Act Notice or amendment to a previous Food Security Act Notice, and including any notice from any Farm Products Seller of the intention of such Farm Products Seller to preserve the benefits of any trust applicable to any assets of any Borrower or Guarantor under the provisions of the PSA, PACA or any other statute and such Borrower shall promptly provide Agent with a true, correct and complete copy of such Food Security Act Notice or amendment, as the case may be, and other information delivered to or on behalf of such Borrower pursuant to the Food Security Act.

                    (d) In the event any Borrower receives a Food Security Act Notice, such Borrower shall pay the related invoice within the payment terms specified therein and notify Agent of such receipt; provided,, that, such invoice may remain unpaid if, and only so long as (i) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by such Borrower, (ii) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP, (iii) Agent shall have established a Reserve in an amount at least equal to the amount claimed to be due by such vendor under the relevant invoice, (iv) such Borrower shall promptly pay or discharge such contested invoice and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such payment, if such contest is terminated or discontinued adversely to Borrower or the conditions set forth in this Section 9.21(d) are no longer met.

                    (e) Each Borrower shall obtain Agent's written consent prior to purchasing any Farm Products from a Person who produces such Farm Products in a state with a central filing system certified by the United States Secretary of Agriculture, and in the event that such Borrower receives such consent, such Borrower shall immediately register, as a buyer, with the Secretary of State of such state (or the designated system operator). Each Borrower shall forward promptly to Agent a copy of such registration as well as a copy of all relevant portions of the master list periodically distributed by any such Secretary of State (or the designated system operator). Each Borrower shall comply with any payment of obligations in connection with the purchase of any Farm Products imposed by a secured party as a condition of the waiver or release of a security interest effective under the Food Security Act or other applicable law whether or not as a result of direct notice or the filing under any applicable central filing system. Each Borrower shall also provide to Agent not later than the fifth (5th) day of each month, true and correct copies of all state filings recorded in any such central filing system in respect of a Person from whom a Borrower has purchased Farm Products within the preceding twelve (12) months.

          9.23 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $500,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent's request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.

          9.24 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower's or Guarantor's operations, plus a per diem charge at Agent's then standard rate for Agent's examiners in the field and office (which rate as of the date hereof is $800 per person per day); and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

          9.25 Further Assurances. At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent's option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10 EVENTS OF DEFAULT AND REMEDIES

          10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

                    (a) (i) any Borrower fails to pay any of the Obligations within three (3) Business Days of the date when due or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.2, 9.3, 9.4, 9.13, 9.14, 9.15, 9.16, 9.17, 9.21, 9.22 and 9.23 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

                    (b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise delivered in connection with this Agreement or any of the other Financing Agreements shall when made or deemed made be false or misleading in any material respect;

                    (c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

                    (d) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of $2,500,000;

                    (e) any Borrower or Obligor makes an assignment for the benefit of creditors;

                    (f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any material part of the properties of Borrowers (taken as a whole) and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                    (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any material part of the properties of Borrowers (taken as a whole);

                    (h) any default by any Borrower or any Obligor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lenders, in any case in an amount in excess of $5,000,000, which default continues for more than the applicable cure period, if any, with respect thereto and is not waived in writing, or any default by any Borrower or any Obligor under any Material Contract (including, without limitation, any of the Credit Card Agreements), which default continues for more than the applicable cure period, if any, with respect thereto which default has or could reasonably be expected to have a Material Adverse Effect, or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $2,500,000;

                    (i) any Credit Card Issuer or Credit Card Processor shall send written notice to any Borrower that it is ceasing to make or suspending payments to any Borrower of amounts due or to become due to any Borrower or shall cease or suspend such payments, or shall send written notice to any Borrower that it is terminating its arrangements with any Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice;

                    (j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

                    (k) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $5,000,000;

                    (l) any Change of Control;

                    (m) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Obligor of which any Borrower, Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $5,000,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

                    (n) any event shall occur as a result of which (i) the consolidated revenues of Parent and its Subsidiaries (taken as a whole) in any fiscal quarter are less than the amount for such fiscal quarter set forth on Schedule 10.1 hereto, provided, that, (A) prior to the effective date of the sale of all or substantially all of the assets of United to the extent permitted hereunder, the amounts set forth in Part I of Schedule 10.1 hereto with respect to such period then ending shall be applicable and (B) on and after the date of the sale of all or substantially all of the assets of United to the extent permitted hereunder, the amounts set forth in Part II of Schedule 10.1 hereto with respect to such period then ending shall be applicable, (ii) contingent liabilities are incurred by Borrowers and Guarantors in excess of $40,000,000 which would be required to be reflected in the footnotes to a balance sheet prepared in accordance with GAAP (except that any such contingent liabilities that are expressly permitted hereunder shall not be included in the calculation of such amount), (iii) operations are suspended or terminated for thirty (30) days or more at any facility of a Borrower used in generating more than thirty (30%) percent of the consolidated revenues of Borrowers for the immediately preceding fiscal year (but for this purpose a sale of a facility in accordance with the terms hereof shall not be deemed to be a suspension or termination of operations at such facility), (iv) any law, regulation, order, judgement or decree of any Governmental Authority shall exist, or any action, suit, investigation, litigation or proceeding shall be pending or threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to result in the loss of the ability to conduct any portion of the business that accounted for more than thirty (30%) of the revenues of Parent and it Subsidiaries (taken as a whole) in the immediately preceding fiscal year, (viii) the loss, suspension, revocation or failure to renew any Permit now held or hereafter acquired by a Borrower required in connection with the sale or distribution of goods the sale of which gave rise to revenues of more than thirty (30%) percent in the immediately preceding fiscal year, (viii) within a ninety (90) day time period, $15,000,000 or more of Inventory (valued at the lower of cost or market) shall be subject to a product recall or similar product defect occurrence (but any such Inventory shall not be included in the calculation of such amount if a Borrower has a valid and enforceable right to return such Inventory to the supplier thereof either (A) in exchange for cash or other immediately available funds so long as Agent determines that the supplier has the financial ability to make all of such payments or (B) to the extent that such Borrower has a bona fide and valid right of setoff against amounts otherwise payable by such Borrower to such supplier up to the amounts then owing to such supplier); or

                    (o) there shall be an event of default under any of the other Financing Agreements.

          10.2 Remedies.

                    (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

                    (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Lead Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

                    (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Obligor, at Borrowers' expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Obligor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Obligors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Lead Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent's reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any expenses payable or to become payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

                    (d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Obligor against any Account Debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all Account Debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the Account Debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent's request, all invoices and statements sent to any Account Debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any Account Debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent's request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent's instructions, and not issue any credits, discounts or allowances with respect thereto without Agent's prior written consent.

                    (e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

                    (f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

                    (g) At any time an Event of Default shall exist or have occurred and for so long as the same is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and expenses.

                    (h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent's option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
                       GOVERNING LAW

          11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                    (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

                    (b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

                    (c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon any Borrower or Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

                    (d) BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                    (e) Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, except to the extent resulting from the gross negligence or willful misconduct of Agent or a Lender as determined by a final and non-appealable judgment or court order binding on Agent and such Lender. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

          11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand to which such Borrower or Guarantor is not otherwise entitled in the same, similar or other circumstances.

          11.3 Amendments and Waivers.

                    (a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent's option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Lead Borrower (for itself and the other Borrowers); except, that, no such amendment, waiver, discharge or termination shall:

                              (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

                              (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

                              (iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

                              (iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

                              (v) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

                              (vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

                              (vii) increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Lenders.

                    (b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

                    (c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a "Non-Consenting Lender"), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Congress and Parent shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Congress or Parent of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Congress or such Eligible Transferee as Congress may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Congress or Parent shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Congress, or such Eligible Transferee specified by Congress, shall pay to the Non-Consenting Lender (except as Congress and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

                    (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts, Eligible Inventory, Eligible Credit Card Receivables, Eligible Equipment, Eligible Prescription Files or Eligible Real Property shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

          11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

          11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an "Indemnitee"), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby to the extent resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12 THE AGENT

          12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing or any of the other rights and duties of Agent provided for herein or in the other Financing Agreements, each Lender hereby specifically irrevocably authorizes and directs Agent to enter into the Supplemental Loan Intercreditor Agreement on behalf of such Lender and acknowledges and agrees that such Lender shall be bound thereby and subject to all of the terms and conditions thereof, deemed to make all representations and warranties made by a Revolving Loan Lender (as such term is defined therein) as to itself and Agent shall be irrevocably authorized to take such actions as are provided for on behalf of such Lender thereunder. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

          12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

          12.3 Events of Default.

                    (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

                    (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

          12.4 Congress in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

          12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this

Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

          12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

          12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

          12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed $5,000,000 and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

          12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

          12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

                    (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports"), appraisal and financial statements;

                    (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

                    (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers' and Guarantors' books and records, as well as on representations of Borrowers' and Guarantors' personnel; and

                    (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

          12.11 Collateral Matters.

                    (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of $5,000,000 or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

                    (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Lead Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under any other terms hereof or of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

                    (c) Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

                    (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

          12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

          12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days' notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term "Agent" as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent's notice of resignation, the retiring Agent's resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

          12.14 Co-Agent. Agent may at any time and from time to time determine that a Lender may, in addition, be a "Co-Agent", "Co-Documentation Agent" or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Agent shall provide written notice to Lead Borrower of any such agreement. Any Lender that is so designated as a Co-Agent, Co-Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Co-Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13 TERM OF AGREEMENT; MISCELLANEOUS

          13.1 Term.

                    (a) THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS SHALL BECOME EFFECTIVE AS OF THE DATE SET FORTH ON THE FIRST PAGE HEREOF AND SHALL CONTINUE IN FULL FORCE AND EFFECT FOR A TERM ENDING ON THE DATE FOUR (4) YEARS FROM THE DATE HEREOF (THE "RENEWAL DATE"), AND FROM YEAR TO YEAR THEREAFTER, UNLESS SOONER TERMINATED PURSUANT TO THE TERMS HEREOF. AGENT MAY, AT ITS OPTION (OR SHALL AT THE DIRECTION OF ANY LENDER IN WRITING RECEIVED BY AGENT AT LEAST NINETY (90) DAYS PRIOR TO THE RENEWAL DATE OR ANY ANNIVERSARY OF THE RENEWAL DATE, AS THE CASE MAY BE), TERMINATE THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS, OR LEAD BORROWER OR ANY BORROWER MAY TERMINATE THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS, EACH CASE, EFFECTIVE ON THE RENEWAL DATE OR ON ANY ANNIVERSARY OF THE RENEWAL DATE IN ANY YEAR BY GIVING TO THE OTHER PARTY AT LEAST SIXTY (60) DAYS PRIOR WRITTEN NOTICE; PROVIDED, THAT, THIS AGREEMENT AND ALL OTHER FINANCING AGREEMENTS MUST BE TERMINATED SIMULTANEOUSLY. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Renewal Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys' fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement (contingent or otherwise). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any expenses payable or to become payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Lead Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago time.

                    (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, in each case, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

                    (c) If for any reason this Agreement is terminated prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and each Lender's lost profits as a result thereof, Borrowers agree to pay to Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to

Amount	Period

(i) 1% of Maximum Credit	From the date hereof to and including the first anniversary of the date hereof

(ii) 1/2% of Maximum Credit	From and after the first anniversary of the date hereof to and including June 1, 2006.

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing. In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

                    (d) Notwithstanding anything to contrary contained in Section 13.1(c) above, in the event of the termination of this Agreement by Borrowers prior to the end of the then current term or renewal term of this Agreement and the full and final repayment of all of the Obligations and the receipt by Lender of cash collateral all as provided in Section 13.1(c) with the proceeds of initial loans and advances to Borrowers pursuant to a credit facility provided by Wachovia Bank National Association or its Affiliates (or for which Wachovia Bank, National Association or any of its Affiliates is acting as agent) to Borrowers to replace the financing arrangements provided for herein, Borrowers shall not be required to pay the early termination fee provided for above.

          13.2 Interpretative Provisions.

                    (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

                    (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

                    (c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

                    (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                    (e) The word "including" when used in this Agreement shall mean "including, without limitation" and the word "will" when used in this Agreement shall be construed to have the same meaning and effect as the word "shall".

                    (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

                    (g) All references to the term "good faith" used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and the observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

                    (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof or such other method as may be acceptable to Agent. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified (other than by reason of an exception as to consistency related to new accounting pronouncements or method change under GAAP) but also does not include any explanation, supplemental comment or other comment or note concerning the ability of the applicable person to continue as a going concern.

                    (i) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

                    (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

                    (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                    (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

                    (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent's or any Lender's involvement in their preparation.

          13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Spartan Stores, Inc. 850 76th St. SW P.O. Box 8700 Grand Rapids, Michigan 49518-8700 Attention: Mr. David Staples Telephone No.: 616/878-8315 Telecopy No.: 616/878-2775

with a copy to:	Seyfarth Shaw L.L.P. 55 E. Monroe Street Suite 4200 Chicago, Illinois 60603 Attention: Theodore E. Cornell III Telephone No.: 312/269-8907 Telecopy No.: 312/269-8869

If to Agent:	Congress Financial Corporation (Central) 150 South Wacker Drive Suite 2200 Chicago, Illinois 60606-4202 Attention: Portfolio Administrator Telephone No.:312/739-2210 Telecopy No.: 312/444-9423

          13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

          13.5 Confidentiality.

                    (a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any material non-public information supplied to it by any Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

                    (b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Lead Borrower of such request so that Lead Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent's or such Lender's expenses, cooperate with Lead Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Lead Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

                    (c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

                    (d) Notwithstanding anything to the contrary set forth herein or in any of the other Financing Agreements or any other written or oral understanding or agreement, (i) any obligations of confidentiality contained herein, in any of the other Financing Agreements or any such other understanding or agreement do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated herein (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons the tax treatment and tax structuring of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, that, each party recognizes that the privilege that it may, in its discretion, maintain with respect to the confidentiality of a communication relating to the transactions contemplated herein, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing. Borrowers and Guarantors do not intend to treat the Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrowers or Guarantors determine to take any action inconsistent with such intention, it will promptly notify Agent thereof. Each Borrower and Guarantor acknowledges that one or more of Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

          13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

          13.7 Assignments; Participations.

                    (a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

                    (b) The aggregate amount of the Commitments of Congress and its Affiliates shall not be less than $35,000,000, except, that, Congress shall have the right to assign its rights and delegate its obligations as a Lender under the Financing Agreements below such minimum amount (i) to any present and future subsidiaries or affiliates of Congress or (ii) to the extent of the interests of Participants as provided herein, or (iii) upon the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of its business, loan portfolio or other assets or (iv) at any time after an Event of Default shall exist or have occurred and be continuing or (v) with the consent of the Lead Borrower which consent shall not be unreasonably withheld, delayed or conditioned.

                    (c) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                    (d) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

                    (e) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

                    (f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of

Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

                    (g) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

                    (h) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in a manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

          13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

          13.9 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

          IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

AGENT		BORROWERS

CONGRESS FINANCIAL CORPORATION (CENTRAL), as Agent		SPARTAN STORES, INC.

By:	/s/ Richard A. Dickard	By:	/s/ David M. Staples
Title:	Senior Vice President	Title:	Chief Financial Officer

SPARTAN STORES DISTRIBUTION, LLC
UNITED WHOLESALE GROCERY
COMPANY
MARKET DEVELOPMENT
CORPORATION
SPARTAN STORES ASSOCIATES, LLC
FAMILY FARE, LLC
MSFC, LLC
SEAWAY FOOD TOWN, INC.
THE PHARM OF MICHIGAN, INC.
VALLEY FARM DISTRIBUTING CO.
GRUBER'S FOOD TOWN, INC.
GRUBER'S REAL ESTATE LLC
PREVO'S FAMILY MARKETS, INC.
CUSTER PHARMACY, INC.
BUCKEYE REAL ESTATE MANAGEMENT
CO.

		By:	/s/ David M. Staples
		Title:	Treasurer

GUARANTORS

JFW DISTRIBUTING COMPANY LLJ DISTRIBUTING COMPANY SPARTAN STORES HOLDING, INC. SI INSURANCE AGENCY, INC.

		By:	/s/ David M. Staples
		Title:	Treasurer

LENDERS

CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ Richard A. Dickard
Title:	Senior Vice President
Commitment: $170,000,000

EXHIBIT A

SCHEDULE 1
FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE

______, 20__

____________________
____________________
____________________
Attn.:________________

          Re:_____________________________

Ladies and Gentlemen:

          Congress Financial Corporation (Central), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, "Agent"), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a "Lender" and collectively, "Lenders") have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to ___________, ____________, ____________, and ____________ (collectively, "Borrowers") as set forth in the Loan and Security Agreement, dated ______________, 20__, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

          1.          We hereby give you notice of, and request your consent to, the assignment by __________________________ (the "Assignor") to ___________________________ (the "Assignee") such that after giving effect to the assignment Assignee shall have an interest equal to _______ (___%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). We understand that the Assignor's Commitment shall be reduced by $____________, as the same may be further reduced by other assignments on or after the date hereof.

          2.          Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

          3.          The following administrative details apply to Assignee:

B-7

(A)	Notice address:

Assignee name:
Address:

Attention:
Telephone:
Telecopier:

(B)	Payment instructions:

Account No.
At:

Reference:
Attention:

          4.          You are entitled to reply upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

B-8

          IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:
ACKNOWLEDGED AND ASSIGNMENTS CONSENTED TO:

CONGRESS FINANCIAL CORPORATION
(______________), as Agent

By:

Title:

B-9

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

000's omitted

Date:            ______________, 200_
Number:___________________

          Pursuant to the Loan and Security Agreement by and among Congress Financial Corporation (Central) as agent ("Agent"), the parties thereto as lenders ("Lenders"), Spartan Stores, Inc. and certain of its subsidiaries, and any amendments thereto (the "Loan Agreement"), each hereby certifies to Agent and Lenders, as of the above date, as follows:

Reconciliation Of Collateral Balance			Spartan Retail Stores	Spartan Distribution	United Wholesale	Corporate	Combined
Accounts Availability
1.	Gross Third Party Trade Accounts (Regular)
2.	Credit Card Receivable
3.	Weekend Sales not in Aging
4.	Sub Total Accounts
5.	Less Ineligibles
	(a)	Past Dues
	(b)	Contras
	(c)	Credits in Prior
	(d)	Cross Aging
	(e)	Intercompany
	(f)	Packer Payables

Reconciliation Of Collateral Balance		Spartan Retail Stores	Spartan Distribution	United Wholesale	Corporate	Combined
(g) Aging to GL Recon.
(h) Vendor Billings (Returns)
(i) Unapplied Cash
6.	Total Ineligibles
7.	Eligible Accounts
8.	Advance Rate
9.	Net Available: Accounts

Inventory Availability
10.	Gross Inventory
11.	Transfers to Liquidate (per Hilco)
12.	Sub-Total Inventory
13.	Less Ineligibles:
(a) Gen. Merch. Reserve
(b) Shrink Reserves
(c) Capitalized Cigarette Tax
(d) Market Gains
(e) Variance between GL and Perpetual
(f) Returns, Inv. Adj. & Salvage estimate
14.	Total Ineligibles
15.	Eligible Inventory
16.	Advance Rate
17.	Net Available: Inventory
18.	Prescription File Availability
19.	Fixed Asset Availability
20.	Total Availability

Reconciliation Of Collateral Balance		Spartan Retail Stores	Spartan Distribution	United Wholesale	Corporate	Combined
Loans and Reserves:
21.	Loan Balance
22.	Outstanding L/Cs
23.	PACA Claims (incl. accruals)
24.	Gift Cards and Certificates
25.	Rent Reserves
26.	Other
27.	Total Loans and Reserves

28.	Excess Availability

As of the date of this Certificate, no Event of Defaults exists or has occurred and is continuing. Each Borrower acknowledges that the Loans and Letter of Credit Accommodations by Agent and Lenders to Borrowers are based upon the reliance of Agent and Lenders on the information contained herein and all representations and warranties with respect to Accounts and Inventory in the Loan Agreement are applicable to the Accounts and Inventory included in this Certificate. The reliance by Agent and Lenders on this Certificate should not be deemed to limit the right of Agent to establish or revise criteria of eligibility or Reserves or otherwise limit, impair, or affect in any manner the rights of Agent under the Loan Agreement. in the event of any conflict between the determination of Agent of the amount of the Loans and Letter of Credit Accommodations available to Borrowers in accordance with the terms of the Loan Agreement and the determination by Borrowers of such amounts, the determination of Agent shall govern. All capitalized terms used in this Certificate shall have the meaning assigned to them in the Loan Agreement.

SPARTAN STORES, INC. (for itself and its Subsidiaries)

By:

Title:

EXHIBIT C
INFORMATION CERTIFICATE

GUIDELINES FOR PREPARATION OF INFORMATION CERTIFICATE

          Annexed hereto is a form of Information Certificate which you should complete carefully and accurately.

          Please note:

          1.          The Information Certificate should be completed by you in consultation with your attorneys and accountants.

          2.          To the extent there is insufficient space provided in the Information Certificate for a response to any question, please include additional pages as exhibits to the certificate.

          3.          The Information Certificate should be returned to us as soon as possible since the information in it is necessary for us to prepare the loan documentation.

          4.          The Information Certificate will be included as an exhibit to the Loan and Security Agreement between us. The number of the schedules provided for in the Information Certificate correspond to the sections of the Loan and Security Agreement covering the applicable matter where such schedules are referenced.

          If you have any questions in connection with the preparation of the Information Certificate, please let us know.

          Thank you for your cooperation and we look forward to continuing to work with you.

                                                  CONGRESS FINANCIAL CORPORATION (CENTRAL)

INFORMATION CERTIFICATE
OF
_______________________

Dated: ____________________

Congress Financial Corporation (Central),
for itself and as Agent
150 South Wacker Drive
Suite 2200
Chicago, Illinois 60606

In connection with certain financing provided or to be provided by Congress Financial Corporation (Central) and certain other lenders (collectively, "Lenders") and for whom Congress Financial Corporation (Central) will be acting as agent (in such capacity, "Agent"), the undersigned (the "Company") represents and warrants to Agent and Lenders the following information about it, its organizational structure and other matters of interest to Agent and Lenders:

1.

The full and exact name of the Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

2.	The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

3.	The Company is a registered organization of the following type (for example, corporation, limited partnership, limited liability company, etc.):

	Company	Type

4.	The Company was organized on the date indicated below, under the laws of the State indicated below, and the Company is in good standing under the laws of such State.

1

	Company	Date of Organization	Jurisdiction of Organization

5.	The organizational identification number of the Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate "none"):

	Company	ID No.

6.	The Federal Employer Identification Number of the Company is as follows:

7.	The Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:

8.	The name of the Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

	Company	Date of Change	Prior Name

9.	Since the date of five (5) years prior to the date hereof, the Company has made or entered into the following mergers or acquisitions:

10.	The chief executive office and mailing address of the Company is located at the address indicated on Schedule 8.2 hereto.

11.	The books and records of the Company pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated on Schedule 8.2 hereto.

12.

The Company has other places of business and/or maintains inventory or other assets only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) indicated on Schedule 8.2 hereto.

2

13.	The places of business or other locations of any assets used by the Company during the last four (4) months other than those listed above are as indicated on Schedule 8.2 hereto.

14.

The Company's assets are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except as set forth on Schedule 8.4 hereto or as otherwise permitted under Section 9.8 of the Loan Agreement.

15.

Except as set forth on Schedule 8.6 hereto, (a) there is no investigation by any Governmental Authority pending or, to the best of the Company's knowledge, threatened against or affecting the Company or its assets or business, and (b) there is no action, suit, proceeding or claim by any Person pending or, to the best of the Company's knowledge, threatened against the Company or its assets or goodwill or against or affecting any transactions contemplated by the Loan Agreement, in each case, which if adversely determined against the Company has or could reasonably be expected to have a Material Adverse Effect (as such term is defined in the Loan Agreement).

16.

The Company is in compliance with all environmental laws applicable to its business or operations where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 8.8 hereto. Except as set forth on Schedule 8.8 hereto, the Company has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handing, production or disposal of any Hazardous Materials.

17.

The Company has no deposit accounts, investment accounts, securities account or similar accounts with any bank, savings or loan or other financial institution, except as set forth on Schedule 8.10 hereto for the purposes and of the types indicated therein.

18.

The Company does not own or license any trademarks, patents, copyrights or other intellectual property, except as set forth on Schedule 8.11 hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

19.	The Company is affiliated with, or has ownership in, the corporations (including subsidiaries) and other organizations set forth on Schedule 8.12 hereto.

20.	The names of the members of the Company and their holdings are as set forth on Schedule 8.12 hereto.

3

21.

The Company is not a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent, except as set forth on Schedule 8.13 hereto (indicate date of agreement, parties to agreement and date of termination).

22.

The Company is not a party to or bound by any "material contract", except as set forth on Schedule 8.15 hereto. For this purpose a "material contract" means (a) any contract or other agreement (other than the Financing Agreements (as defined in the Loan Agreement) or contracts relating to the purchase or sale of inventory in the ordinary course of business), written or oral, of the Company involving monetary liability of or to any person in an amount in excess of $5,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements or contracts relating to the purchase or sale of inventory in the ordinary course of business), whether written or oral, to which the Company is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

23.

The Company has no "indebtedness", except as set forth on Schedule 9.9 hereto (or as otherwise permitted under Section 9.9 of the Loan Agreement). For this purpose, the term "indebtedness" has the meaning assigned thereto in the Loan Agreement.

24.

The Company has not made any loans or advances, except as set forth on Schedule 9.10 hereto or as otherwise permitted under Section 9.10 of the Loan Agreement, except that Schedule 9.10 sets forth all loans described in Section 9.10(g) of the Loan Agreement outstanding.

25.	The Company has no chattel paper (whether tangible or electronic) or instruments as of the date hereof, except for the indebtedness listed on Schedule 9.10 hereof.

26.	The Company has no commercial tort claims as of the date hereof.

27.

There is no provision in the articles of organization or operating agreement of the Company or the other organizational documents of the Company, or in the laws of the State of its organization, requiring any vote or consent of any party other than the sole member signatory thereto to borrow or to authorize the mortgage or pledge of or creation of a security interest in any assets of the Company or any subsidiary. Such power is vested exclusively in its sole member that is the signatory thereto.

4

28.	The officers of the Company and their respective titles are as follows:

	Company	Title	Name

The following will have signatory powers as to all transactions of the Company with Agent and Lenders:

29.	The sole member of the Company is:

30.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes), except as follows:

31.	Certified Public Accountants for the Company is the firm of:

[SIGNATURE PAGE FOLLOWS]

5

          For purposes of the Information Certificate, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

          The term "Loan Agreement", as used herein, means the Loan and Security Agreement, dated December 23, 2003, by and among the Borrowers, the Guarantors, Agent and Lenders (as amended and supplemented and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced). Agent and Lenders shall be entitled to rely upon the foregoing in all respects, and the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company.

Very truly yours,

SPARTAN STORES FUEL, LLC

By:

Title:

6

SCHEDULE 8.2
to
INFORMATION CERTIFICATE

Locations

	1.	Chief Executive Office

	2.	Location of Books and Records

	3.	Locations of Inventory, Equipment and Other Assets

Address		Owned/Leased/Third Party	Name/Address of Lessor or Third Party, as Applicable

	4.	Locations of Assets in Prior 4 Months not Listed Above

SCHEDULE 8.4
to
INFORMATION CERTIFICATE

Existing Liens

SCHEDULE 8.6
to
INFORMATION CERTIFICATE

Pending Litigation

SCHEDULE 8.8
to
INFORMATION CERTIFICATE

Environmental Compliance

SCHEDULE 8.10
to
INFORMATION CERTIFICATE

Deposit Accounts; Investment Accounts

A.	Part 1 - Deposit Accounts

B.	Part 2 - Investment and Other Accounts

SCHEDULE 8.11
to
INFORMATION CERTIFICATE

Intellectual Property

SCHEDULE 8.12
to
INFORMATION CERTIFICATE

Subsidiaries; Affiliates; Investments

A.	Subsidiaries (More than 50% owned by the Company)

Subsidiary	Jurisdiction of Incorporation	Percentage Owned

B.	Affiliates (Less than 50% owned by the Company)

Affiliate	Jurisdiction of Incorporation	Percentage Owned

C.	Affiliates (Subject to common ownership with the Company)

Affiliate	Jurisdiction of Incorporation	Parent	Percentage Owned

D.	Shareholders (If widely held, only holders with more than 10%)

SCHEDULE 8.13
to
INFORMATION CERTIFICATE

Labor Matters

SCHEDULE 8.15
to
INFORMATION CERTIFICATE

Material Contracts

SCHEDULE .9.9
to
INFORMATION CERTIFICATE

Existing Indebtedness

SCHEDULE 9.10
to
INFORMATION CERTIFICATE

Loans and Advances

EXHIBIT D

FORM OF FINANCIAL STATEMENTS

Spartan Stores, Inc.

Consolidated Financial Statements

Fiscal Year _______

Spartan Stores, Inc. and Subsidiaries
Consolidated Balance Sheets
($000s)

	[Date]	[Date]
(Unaudited)
ASSETS

Current assets
Cash and cash equivalents
Accounts receivable, net
Inventories
Prepaid expenses and other current assets
Deferred taxes on income
Property and equipment held for sale
Total current assets

Other assets
Goodwill, net
Other, net
Total other assets

Property and equipment
Land and improvements
Buildings and improvements
Equipment
Total property and equipment
Less accumulated depreciation and amortization
Net property and equipment

Total assets

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable
Accrued payroll and benefits
Other accrued expenses
Current portion of exit costs
Current maturities of long-term debt
Total current liabilities

Other long-term liabilities
Exit costs
Deferred taxes
Postretirement benefits
Long-term debt
Total long-term liabilities

Shareholders' equity
Common stock, voting, no par value
Preferred stock, no par value
Accumulated other comprehensive loss
Retained earnings
Total shareholders' equity

Total liabilities and shareholders' equity

Spartan Stores, Inc. and Subsidiaries
Consolidated Statements of Earnings
(Unaudited)
($000s, except per share amounts)

[Weeks]
	[Date]	[Date]

Net sales
Cost of sales
Gross margin

Operating expenses
Selling, general and administrative
Depreciation and amortization
(Gain) loss on disposal of assets
Total operating expenses

Operating earnings

Non-operating expense (income)
Interest expense
Other, net
Total non-operating expense, net

Earnings before income taxes and discontinued operations
Income taxes

Earnings from continuing operations

Earnings from discontinued operations, net of taxes

Net earnings

Basic earnings per share:
Earnings from continuing operations
Earnings from discontinued operations
Net earnings

Diluted earnings per share:
Earnings from continuing operations
Earnings from discontinued operations
Net earnings

Weighted average shares outstanding:
Basic
Diluted

Spartan Stores, Inc. and Subsidiaries
Consolidated Statements of Earnings
(Unaudited)

[Weeks]
	[Date]	[Date]

Net sales
Cost of sales
Gross margin

Operating expenses
Selling, general and administrative
Depreciation and amortization
(Gain) loss on disposal of assets
Total operating expenses

Operating earnings

Non-operating expense (income)
Interest expense
Other, net
Total non-operating expense, net

Earnings before income taxes and discontinued operations
Income taxes

Earnings from continuing operations

Earnings from discontinued operations, net of taxes

Net earnings

Spartan Stores, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity
(Unaudited)
($000s)

	Shares Outstanding	Common Stock	Deferred Stock-Based Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total

Balance

Reclassification of deferred stock-based compensation upon adoption of SFAS 123(R)

Comprehensive earnings, net of tax:
Net earnings
Minimum pension liability adjustment
Total comprehensive earnings

Adjustment to initially apply SFAS
No. 158, net of taxes
Dividends
Stock-based employee compensation
Issuances of common stock and related
tax benefit on stock option exercises
Issuances of restricted stock
and related tax benefit
Cancellations of restricted stock

Balance

Adjustment to initially apply FIN 48,
net of taxes

Comprehensive earnings, net of tax:
Net earnings
Minimum pension liability adjustment
Total comprehensive earnings

Dividends
Stock-based employee compensation
Issuances of common stock and related
tax benefit on stock option exercises
Issuances of restricted stock
and related tax benefit
Cancellations of restricted stock

Balance

Effects of changing the pension plans
measurement date pursuant to SFAS
No. 158, net of taxes

Comprehensive earnings, net of tax:
Net earnings
Minimum pension liability adjustment
Total comprehensive earnings

Dividends
Stock-based employee compensation
Issuances of common stock and related
tax benefit on stock option exercises
Issuances of restricted stock
and related tax benefit
Cancellations of restricted stock

Balance

Spartan Stores, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(Unaudited)
($000s)

[Weeks]
	[Date]	[Date]

Cash flows from operating activities
Net earnings
Earnings from discontinued operations, net of tax
Earnings from continuing operations
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization
Postretirement benefits expense
Deferred taxes on income
Stock-based compensation expense
Excess tax benefit on stock compensation
Other
Changes in operating assets and liabilities:
Accounts receivable
Inventories
Prepaid expenses and other assets
Accounts payable
Accrued payroll and benefits
Postretirement benefits payments
Other accrued expenses and other liabilities
Net cash provided by operating activities

Cash flows from investing activities
Purchases of property and equipment
Net proceeds from the sale of assets
Acquisitions, net of cash acquired
Other
Net cash used in investing activities

Cash flows from financing activities
Net proceeds from (payments on) revolver
Proceeds from long-term borrowings
Repayment of long-term debt
Financing fees paid
Excess tax benefit on stock compensation
Proceeds from sale of common stock
Dividends paid
Net cash provided by financing activities

Discontinued operations:
Net cash (used in) provided by operating activities
Net cash provided by investing activities
Net cash provided by discontinued operations

Net decrease in cash and cash equivalents
Cash and cash equivalents at beginning of period
Cash and cash equivalents at end of period

Spartan Stores, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(Unaudited)
($000s)

[Weeks]
	[Date]	[Date]

Cash flows from operating activities
Net earnings
Earnings from discontinued operations, net of tax
Earnings from continuing operations
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization
Postretirement benefits expense
Deferred taxes on income
Stock-based compensation expense
Excess tax benefit on stock compensation
Gain on disposal of businesses
(Gain) loss on disposal of assets
Changes in operating assets and liabilities:
Accounts receivable
Inventories
Prepaid expenses and other assets
Accounts payable
Accrued payroll and benefits
Postretirement benefits payments
Other accrued expenses and other liabilities
Net cash provided by operating activities

Cash flows from investing activities
Purchases of property and equipment
Net proceeds from the sale of assets
Acquisitions, net of cash acquired
Proceeds from business divestitures
Other
Net cash used in investing activities

Cash flows from financing activities
Net proceeds from revolver
Repayment of long-term debt
Financing fees paid
Excess tax benefit on stock compensation
Proceeds from sale of common stock
Dividends paid
Net cash provided by financing activities

Discontinued operations:
Net cash (used in) provided by operating activities
Net cash used in investing activities
Net cash (used in) provided by discontinued operations

Net (decrease) increase in cash and cash equivalents
Cash and cash equivalents at beginning of period
Cash and cash equivalents at end of period

Spartan Stores, Inc.
Consolidating Balance Sheets
[Date]

ASSETS	Consolidated	Eliminations	Distribution Segment	Retail Segment	Discontinued Operations

Current assets
Cash and cash equivalents
Accounts receivable
Intercompany accounts receivable
Inventories
Prepaid expenses and other current assets
Deferred taxes on income
Total current assets

Other assets
Goodwill
Other
Total other assets

Property and equipment
Land and improvements
Buildings and improvements
Equipment
Total property and equipment
Less accumulated depreciation and amortization
Net property and equipment

Total assets

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable
Intercompany accounts payable
Accrued payroll and benefits
Other accrued expenses
Current portion of exit costs
Current maturities of long-term debt
Total current liabilities

Other long-term liabilities
Exit costs
Deferred taxes
Postretirement benefits
Long-term debt

Shareholders' equity
Common stock
Additional paid-in capital
Accumulated other comprehensive loss
Retained earnings (accumulated deficit)
Total shareholders' equity

Total liabilities and shareholders' equity

Spartan Stores, Inc.
Consolidating Statements of Earnings
Year-to-Date
[Date]

	Consolidated	Eliminations	Distribution Segment	Retail Segment	Discontinued Operations

Net sales
Cost of sales
Gross margin

Operating expenses
Selling, general and administrative
Provision for asset impairments and exit costs
Depreciation and amortization
(Gain) loss on disposal of assets
Total operating expenses

Operating earnings

Non-operating expense (income)
Interest expense
Other, net
Total non-operating expense, net

Earnings (loss) before income taxes and other
Total income taxes

Earnings (loss) from continuing operations

Earnings from discontinued operations

Net earnings (loss)

EXHIBIT E
TO
LOAN AND SECURITY AGREEMENT

Form of Compliance Certificate

To:	Congress Financial Corporation (Central), as Agent 150 South Wacker Drive Chicago, Illinois 60606

Ladies and Gentlemen:

          I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

          1.          I am the duly elected Chief Financial Officer of _____________, a ___________ corporation, _____________, a ____________ corporation and ____________, a ____________ corporation (collectively, "Borrowers"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated ______, 20__, by and among Congress Financial Corporation (Central) as agent for the financial institutions party thereto as lenders (in such capacity, "Agent") and the financial institutions party thereto as lenders (collectively, "Lenders"), Borrowers and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the "Loan Agreement").

          2.          I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal four (4) week period.

          3.          The review described in Section 2 above did not disclose the existence during or at the end of such fiscal four (4) week period, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

          4.          I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of the immediately preceding fiscal four (4) week period, except as specifically describe on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)	Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

E-1

(b)

Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c)	Materially adversely changed the terms upon which it sells goods (including sales on consignment) or provides services.

(d)	Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

          5.          Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal four (4) week period whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 and Section 9.18 of the Loan Agreement for such fiscal period.

          6.          The foregoing certifications are made and delivered this day of ____________, 20__.

Very Truly yours,

By:

Title:

E-2

SCHEDULE 1.52
TO
LOAN AND SECURITY AGREEMENT

Existing Lenders

Standard Federal Bank
Aimco CDO Series 2000
Aimco CDO Series 2001
Allstate Life Insurance
Balance High Yield Fund I
Balance High Yield Fund II
Bank One, Michigan
The CIT Group
Comerica Bank
U.S. Bank (Formally Firstar Bank)
Frankin CLO II, LTD.
Frankin CLO I, LTD.
Harris
Heller Financial
KZH Riverside
Mass Mutual Life
Muirfeild Trading LLC/Deerfield
National City
NCB Capital Corp
Fifth Third Bank
Olympic Funding Trust
Rabobank
Saar Holdings CDO Ltd.
Scotia Bank
Sequils Equils-Cumberland
Fleet Bank
TCF Bank
United of Omaha Life Insurance
US Bank
ORIX Financial Services
Bank One NA
RCG Carpathia Master Fund

SCHEDULE 1.53
TO
LOAN AND SECURITY AGREEMENT

Existing Letters of Credit

Letter of Credit No.	Beneficiary	Outstanding Balance	Expiration Date
S452810	Fifth Third Bank	$415,000	11/24/2004
S451367	Discover Reinsurance	$1,650,000	12/31/2003
S451381	Reliance Insurance Co	$8,375,073	12/1/2004
S451339	Old Republic Insurance Co	$2,092,000	12/15/2004
S452351	Jondex Corp	$275,000	5/30/2004
S452107	Dept of Consumer & Industry Services	$1,000,000	1/31/2004
S452269	Traveler's Insurance	$183,000	4/1/2004

SCHEDULE 1.83
TO
LOAN AND SECURITY AGREEMENT

Marion Real Property

          The real property located in the City of Marion, Marion County, Ohio, commonly known as 332 S. Main, Marion, Ohio, and legally described below, together with all improvements, fixtures, easements, hereditaments and appurtenances.

TRACT I:

Situated in the City of Marion, County of Marion, and State of Ohio:

PARCEL I
Known as being a part of Lot No. 1, renumbered 278 in Henry Peter's Second Addition to the City of Marion, Ohio bounded and described as follows: Beginning at a round iron bar located at the intersection of the present East line of South Main Street (an 82 1/2 foot wide street) and the present south line of East Columbia Street (a 60 foot wide street); thence South on the present East line of South Main Street, 60 feet to a round iron bar, the place of beginning; thence East on a line parallel to the present South line of East Columbia Street, 166.34 feet to a round iron bar located in the West line of a 16 1/2 foot alley, 60 feet South of the intersection of the South line of East Columbia Street and the West line of said 16 1/2 foot alley; thence South along the West line of said 16 1/2 foot alley 47 feet to a round iron bar; thence West on a line parallel with the South line of East Columbia Street, 166.30 feet to a round iron bar in the East line of South Main Street, thence North along the East line of South Main Street; 47 feet to a round iron bar, the place of beginning; together with all the appurtenances and hereditaments thereunto belonging but subject to all legal highways; said premises also being known and designated as 308 South Main Street, Marion, Ohio, and to include vacated alleys pertinent thereto.

PARCEL II
Known as being a part of Lot No. 1, renumbered 278, in Henry Peter's Second Addition to the City of Marion, Ohio, bounded and described as follows:

Beginning at a round iron bar located at the intersection of the present East line of South Main Street (an 82 1/2 foot wide street) and the present South line of East Columbia Street (a 60 foot wide street); thence South on the present East line of South Main Street, 107 feet to a round iron bar; the place of beginning; thence East on a line parallel to the present South line of East Columbia Street; 166.30 feet to a round iron bar located in the West line of a 16 1/2 foot alley, 107 feet South of the intersection of the South line of East Columbia Street and the West line of said 16 1/2 foot alley, thence South along the West line of said 16 1/2 foot alley, 64.90 feet to a round iron bar; thence west on a line parallel with the South line of East Columbia Street, and on the North line of a certain 10 foot alley, 166.25 feet to a round iron bar in the East line of South Main Street; thence North along the East line of South Main Street, 64.90 feet to a round iron bar, the place of beginning.

The above description of said real estate being the same as that contained in the report of the Surveyor, with reference to original Tract No. 3, to the Probate Court of Marion County, Ohio,

filed in this cause on November 30, 1937, the same having been surveyed and platted by D. Reed Ours, Registered Surveyor and Civil Engineer, on November 20, 1937, which description was, on motion to approve and confirm the report of the Surveyor, approved and confirmed by order of this court made on November 30, 1937 wherein and whereby the court ordered that the above description be used for all future purposes as the legal description of that part of Tract No. 3 known and designated as 316 South Main Street, Marion, Ohio, and to include vacated alleys pertinent thereto.

PARCEL III:
Known as being part of the Northwest part of Lot 1 (renumbered 278) in Henry Peter's Second Addition to the City of Marion, Ohio, as follows: Beginning at a round iron bar at the intersection of the present East line of South Main Street (an 82 1/2 foot wide street) and the present South line of East Columbia Street (a 60 foot wide street); thence East on the present South line of East Columbia Street 90 feet to a round iron bar; thence South parallel to the East line of South Main Street (60 feet to a round iron bar; thence West parallel to the South line of East Columbia Street 90 feet to a round iron bar in the present East line of South Main Street; thence North on the present East line of South Main Street 60 feet to the place of beginning, together with all the appurtenances and hereditaments thereunto belonging, and 1/2 vacated alley East of said described portion of Lot 278.

TRACT II:

Situated in the City of Marion, County of Marion, and State of Ohio:

Being a part of Lots 392 and 405 in Dumble's Addition and the South part of Lot 278 Peter's 2nd Addition to the City of Marion and vacated alleys appurtaining thereto, and being more particularly described as follows:

Commencing at an old iron bar at the intersection of the East line of South Main Street and the South line of East Columbia Street; thence North 88 degrees 34 minutes East, on said South line of East Columbia Street, a distance of 174.62 feet to a railroad spike, the place of beginning; thence continuing North 88 degrees 34 minutes East on said South line of East Columbia Street, a distance of 162.75 feet to an approved metal survey marker; thence South 64 degrees 56 minutes East, a distance of 13.43 feet to an approved metal survey marker on the West line of South State Street; thence South 1 degree 22 minutes East, along the said West line of South State Street, a distance of 297.00 ft. to an approved metal survey marker; thence South 88 degrees 35 minutes West, a distance of 348.80 feet to a railroad spike on the aforesaid East line of South Main Street; thence North 1 degree 28 minutes West, on said East line of South Main Street, a distance of 126.00 feet to a railroad spike; thence North 88 degrees, 27 minutes East, a distance of 174.58 feet to a railroad spike; thence North 1 degree 29 minutes West, a distance of 177.00 feet to a railroad spike, the place of beginning and containing 1.72 acres of land, more or less.

SCHEDULE 1.92
TO
LOAN AND SECURITY AGREEMENT

Mortgages

A.          Michigan Properties:

Location		County	Owner
1.	330 Ann Street NW Grand Rapids, Michigan 49504	Kent	United Wholesale Grocery Company
2.	6487 Westside Saginaw Road Bay City, Michigan 46706	Bay	United Wholesale Grocery Company
3.	756 Napier Avenue Benton Harbor, Michigan 49002	Benton	Market Development Corporation
4.	5190 Hartshorn Drive Flushing, Michigan 48433	Genesee	United Wholesale Grocery Company
5.	76th Street SW, West of Clyde Park Avenue and East of Burlingame Road Byron Township, Michigan 49518	Kent	Market Development Corporation
6.	850 76th Street, SW Byron Township, Michigan 49518	Kent	Market Development Corporation
7.	993 Butternut Drive, Lot #3 Holland, Michigan 49423	Allegan/Ottawa	Family Fare, LLC
8.	2812 Millcork Street Kalamazoo, Michigan 49001	Kalamazoo	United Wholesale Grocery Company
9.	5505 South Pennsylvania Avenue Lansing, Michigan 48910	Ingham	United Wholesale Grocery Company
10.	2140 East Laketon Avenue Muskegon, Michigan 49442	Muskegon	United Wholesale Grocery Company
11.	124 East Front Street Adrian, Michigan 49221	Lenawee	Gruber's Real Estate, LLC
12.	706 Perry Avenue Big Rapids, Michigan 49307	Mecosta	Market Development Corporation
13.	1054 Mikesell Road Charlotte, Michigan 48813	Eaton	Market Development Corporation

14.	1341 North Routh M-52 Owosso, Michigan 48867	Shiawassee	Market Development Corporation
15.	775 Industrial Court Bloomfield Township, Michigan 48302	Oakland	United Wholesale Grocery Company
16.	14990 East Eleven Mile Road Warren, Michigan 48089	Macomb	United Wholesale Grocery Company
17.	11901 Dixie Street Redford Township, Michigan 48239	Wayne	United Wholesale Grocery Company
18.	26960 Van Born Road Dearborn Heights, Michigan 48125	Wayne	United Wholesale Grocery Company
19.	5539-5559 West US Highway 10 Ludington, Michigan	Mason	Market Development Corporation

B.          Ohio Properties:

Location		County	Owner
1.	3138 Hill Avenue Toledo, Ohio	Lucas	United Wholesale Grocery Company
2.	332 South Main Street Marion, Ohio 43302	Marion	Buckeye Real Estate Management Co.
3.	1020 Ford Street Maumee, Ohio 43537	Lucas	Buckeye Real Estate Management Co./Seaway Food Town, Inc./Valley Farm Distributing Co.
4.	Tracy and Oregon Roads Northwood, Ohio 43619	Wood	Market Development Corporation
5.	410 South Wheeling Street Oregon, Ohio 43616	Lucas	Buckeye Real Estate Management Co.
6.	801 Dixie Highway Rossford, Ohio 43640	Wood	Buckeye Real Estate Management Co.
7.	4223 South Avenue Toledo, Ohio 43607	Lucas	Buckeye Real Estate Management Co.

C.          Indiana Property:

Location		County	Owner
1.	Vacant land located in Plymouth, Indiana	Marshall	Market Development Corporation

SCHEDULE 1.28
TO
LOAN AND SECURITY AGREEMENT

Supplemental Loan Guarantors

1.	Spartan Stores Distribution, LLC

2.	JFW Distributing Company

3.	LLJ Distributing Company

4.	United Wholesale Grocery Company

5.	Market Development Corporation

6.	Spartan Stores Associates, LLC

7.	Family Fare, LLC

8.	MSFC, LLC

9.	Seaway Food Town, Inc.

10.	The Pharm of Michigan, Inc.

11.	Valley Farm Distributing Co.

12.	Gruber's Food Town, Inc.

13.	Gruber's Real Estate, LLC

14.	Prevo's Family Markets, Inc.

15.	Custer Pharmacy, Inc.

16.	Spartan Stores Holding, Inc.

17.	SI Insurance Agency, Inc.

18.	Buckeye Real Estate Management Co.

SCHEDULE 1.131
TO
LOAN AND SECURITY AGREEMENT

Supplemental Loan Lender Agreements

1.          The term loan promissory notes executed by Spartan Stores, Inc. payable to the order of each lender in the amount of each lender's term loan commitment under and in accordance with the term of the Supplemental Loan Agreement.

2.          The revolving loan promissory notes executed by Spartan Stores, Inc. payable to the order of the respective lender in the amount of such lender's revolving loan commitment under and in accordance with the terms of the Supplemental Loan Agreement.

3.          The guaranty executed by each Guarantor (as defined in the Supplemental Loan Agreement) under and in accordance with the terms of the Supplemental Loan Agreement.

4.          The security agreement executed by Spartan Stores, Inc. in favor of Agent (as defined in the Supplemental Loan Agreement) under and in accordance with the terms of the Supplemental Loan Agreement.

5.          The security agreement executed by each Guarantor in favor of Agent under and in accordance with the terms of the Supplemental Loan Agreement.

6.          The pledge agreements executed by Spartan Stores, Inc. with respect to the Guarantor Equity Interests (as defined in the Supplemental Loan Agreement) under and in accordance with the terms of the Supplemental Loan Agreement.

7.          The collateral assignment of the Lease Interests (as defined in the Supplemental Loan Agreement) of Spartan Stores, Inc. executed by Spartan Stores, Inc. in favor of Agent under and in accordance with the terms of the Supplemental Loan Agreement.

8.          The collateral assignment of the Lease Interests of each Guarantor executed by each Guarantor in favor of Agent under and in accordance with the terms of the Supplemental Loan Agreement.

9.          The mortgages and deeds of trust executed by Spartan Stores, Inc. or any Guarantor in favor of Agent pertaining to the Mortgaged Properties (as defined in the Supplemental Loan Agreement) under and in accordance with the terms of the Supplemental Loan Agreement.

10.          The closing certificate signed by Spartan Stores, Inc. and cash Guarantor under and in accordance with the terms of the Supplemental Loan Agreement.

11.          The consolidated solvency certificate of Spartan Stores, Inc. and each Guarantor, taken as a whole, executed by Spartan Stores, Inc. and each Guarantor under and in accordance with the terms of the Supplemental Loan Agreement.

12.          The environmental certificate and indemnity agreement executed by Spartan Stores, Inc. under and in accordance with the terms of the Supplemental Loan Agreement.

13.          The environmental certificate and indemnity agreement executed by each Guarantor under and in accordance with the terms of the Supplemental Loan Agreement.

14.          The post-closing environmental agreement executed by Spartan Stores, Inc. and the applicable Guarantors which are the owners of the Mortgaged Properties located in Ludington, Michigan, Marion, Ohio and Maumee, Ohio in favor of Agent under and in accordance with the terms of the Supplemental Loan Agreement.

15.          The Uniform Commercial Code financing statements required by Agent or Lenders (as defined in the Supplemental Loan Agreement) and such other documents, instruments and agreements as Agent or Lenders may require in connection with the transactions contemplated by the Supplemental Loan Agreement.

SCHEDULE 1.132
TO
LOAN AND SECURITY AGREEMENT

Supplemental Loan Priority Collateral

See Attached List

Lease Dates Review	12/23/03 6:33 PM

Lease Date	Store #	City	State	Address	Landlord's Legal Name	Tenant's Legal Name
5/12/00	100/118	Hudsonville/Distr. Ct.	MI	Distribution Center 3030 Corporate Grove Dr. Hudsonville, MI 49426	Golden Eagle, LLC	Family Fare
5/12/00	100/118	Hudsonville/Retail Support	MI	Retail Support Center 3030 Corporate Grove Dr. Hudsonville, MI 49426	Golden Eagle, LLC	Family Fare
5/12/00	100/112	Hudsonville/Central Bakery	MI	Central Bakery 3030 Corporate Grove Dr. Hudsonville, MI 49426	Golden Eagle, LLC	Family Fare
11/20/01	107	Rogers Plaza	MI	1100 Rogers Plaza, SW Wyoming, MI 49509	Rogers Plaza, LLC c/o The Hutensky Group	Family Fare
12/19/01	108	Zeeland	MI	9479 Riley Street Zeeland, MI 49464	Riley LLC	Family Fare
3/29/99	115	Cutlerville	MI	701-68th St., SW Grand Rapids, MI 49509	68th Street Cutlerville LLC / Geenen DeKock Properties LLC	Family Fare
3/29/99	116	Hudsonville	MI	5221 Cherry Hudsonville, MI 49426	Genzink Investments, LLC	Family Fare
3/29/99	119	Byron Center	MI	2245 84th St. SW Byron Center, MI 49315	84th Street Byron Center LLC	Family Fare
3/29/99	122	Holland	MI	993 Butternut Holland, MI 49423	Butternut Drive Holland LLC	Family Fare
3/29/99	123	Holland	MI	1185 W. Washington Holland, MI 49423	Capital Retail, LLC	Family Fare
3/29/99	128	Holland	MI	716 Chicago Dr. Holland, MI 49423	Capital Retail, LLC	Family Fare
7/12/93	137	Allendale	MI	6101 Lake Michigan Dr., PO 55 Allendale, MI 49401	Grand Valley Properties	Family Fare
3/29/99	239	Georgetown	MI	6480 28th Ave. Hudsonville, MI 49426	Capital Retail, LLC	Family Fare
1/1/95	254	Grand Rapids	MI	1225 Leonard St., NE Grand Rapids, MI 49505	VanderKooy Land Company	Family Fare
3/29/99	261	Grandville	MI	3075 30th St. Grandville, MI 49418	Allendale Investment Realty	Family Fare
4/21/97	265	Kentwood	MI	6127 Kalamazoo, SE Kentwood, MI 49508	Daane's Development	Family Fare
12/4/99	335	Cedar Springs	MI	4175 17 Mile Road Cedar Springs, MI 49319	RBL Investments	Great Day
12/4/99	339	Lake Michigan Drive	MI	2755 Lake Michigan Drive Grand Rapids, MI 49504	RBL Investments	Great Day
10/8/91	408	Sparta	MI	565 S. State Street Sparta, MI 49345	Emmons Development	Great Day
1/31/00	635	Coopersville	MI	1181 W. Randall Coopersville, MI 49404	Casemier Leasing, Inc.	Prevo's
4/21/97	636	GR - Northland	MI	5241 Northland Drive Grand Rapids, MI 49525	Daane's Development Co.	Prevo's
4/21/97	637	GR - Cascade	MI	6797 Cascade Road Grand Rapids, MI 49546	Daane's Development Co.	Prevo's
3/2/01	641	Traverse City - Chum's	MI	4144 US 31 S. Traverse City, MI 49431	DP Properties, LLC	Prevo's
3/2/01	642	Traverse City - 8th St.	MI	905 E. 8th Street Traverse City, MI 49684	DP Properties, LLC	Prevo's
12/31/91	643	Frankfort	MI	1002 Forest Avenue Frankfort, MI 49635	G.D.O. Investments	Prevo's
7/11/89	644	Ludington	MI	5539 W. US-10 Ludington, MI 49431	Market Development Corporation	Prevo's
9/21/03	Assignment Per 2nd Admt. Prevo's Lease	Ludington	MI	5539 W. US-10 Ludington, MI 49431	Market Development Corporation	Shop-N-Save

Lease Dates Review	12/23/03 6:33 PM

Lease Date	Store #	City	State	Address	Landlord's Legal Name	Tenant's Legal Name
3/2/01	645	Bellaire	MI	305 S. Division Box 918 Bellaire, MI 49615	DP Properties, LLC	Prevo's
12/11/78	647	Manistee	MI	1183 Mainstee Highway Manistee, MI 49660	Manistee Investment Group	Prevo's
1/23/94	648/1520	Cadillac	MI	215 S. Mitchell Cadillac, MI 49601	GDO Investments	Glen's (FKA Prevo's)
3/2/94	Parking Lease	Cadillac	MI	215 S. Mitchell Cadillac, MI 49601	GDO Investments	Glen's (FKA Prevo's)
9/1/02	1092	Madison Family Market	MI	1226 Madison Ave., SE Grand Rapids, MI 49507	Tillman Development, LLC	Family Fare
1/15/75	1411	Harrison	MI	4235 North Clare Ave., P.O. Box 608 Harrison, MI 48625	Harrison Area Economic Development, Inc.	United Wholesale
5/10/99	1500	Gaylord (Corp.)	MI	829 W. Main, PO 580 Gaylord, MI 49734	Catts Realty Company	Glen's
5/10/99	1501	Houghton Lake	MI	3561 W. Houghton Lake, PO 699 Houghton, MI 48629	Catts Realty Company	Glen's
5/10/99	1502	Rogers City	MI	100 S. Bradley Highway Rogers City, MI 49779	Catts Realty Company	Glen's
5/10/99	1504	Cheboygan	MI	992 S. Main St. Cheboygan, MI 49721	Universal Land Co.	Glen's
4/5/77	1505	Rose City	MI	2626 N. M-33, P.O. Box 480 Rose City, MI 48654	Jr. J. Gifford & Gladys L. Gifford	Glen's
3/1/77	1506	Charlevoix	MI	103 Captains Corner/M-66 Charlevoix, MI 49720	Captain's Corner, LLC	Glen's
5/10/99	1507	Mancelona	MI	619 N. Williams Mancelona, MI 49659	Catts Realty Company	Glen's
6/28/96	1507a	Mancelona - Brooks Pharmacy	MI	617 N. Williams Mancelona, MI 49659	Catts Realty Company	Glen's
5/10/99	1508	Mio	MI	305 Morenci, PO Box 549 Mio, MI 48647	Catts Realty Company	Glen's
5/10/99	1509	West Branch	MI	2206 S. M-76, P.O. 145 West Branch, MI 48661	Catts Realty Company	Glen's
5/10/99	1510	Gaylord	MI	829 W. Main, PO 580 Gaylord, MI 49734	Catts Realty Company	Glen's
4/26/72	1511	Grayling	MI	2470 s. I-75 Bus. Loop Grayling, MI 49738	Grayling Mini Mall, LLC #1	Glen's
5/1/87	1512	Alma	MI	1700 Wright Ave. Alma, MI 48801	Bobenal Investments, Inc.	Ashcraft's Market
5/10/99	1513	Kalkaska	MI	784 S. Cedar, Box 940 Kalkaska, MI 49646	Catts Realty Company	Glen's
5/10/99	1514	East Jordan	MI	240 S. Lake St. PO Box 873 East Jordan, MI 49727	Catts Realty Company	Glen's
5/10/99	1515	Lewiston	MI	5105 County Rd. 612, Box 40 Lewiston, MI 49756	Catts Realty Company	Glen's
9/25/75	1516	Roscommon	MI	409 North Fifth St., PO B Roscommon, MI 48653	Frederick G. Krauss	Glen's
5/10/99	1517	Boyne City	MI	430 N. Lake St. Box 807 Boyne City, MI 49712	Catts Realty Company	Glen's
12/21/98	1518	Clare	MI	10350 S. Clare Ave. Clare, MI 48617	Chodaka LLC	Ashcraft's Market
5/10/99	1519	Oscoda	MI	5463 N. Huron Rd. Oscoda, MI 48750	Catts Realty Company	Glen's
6/10/83	1522	Standish	MI	533 S. Main St. Standish, MI 48658	Standish Plaza Associates	Ashcraft's Market
1/31/02	1523	Harrison	MI	1570 N. Clare Ave Harrison, MI 48625	Jade Pig Ventures - Harrison, LLC	Glen's
12/21/98	1524	Gladwin	MI	1190 N. State St. Gladwin, MI 48624	Ashcraft - Gladwin, LLC	Ashcraft's Market

Lease Dates Review	12/23/03 6:33 PM

Lease Date	Store #	City	State	Address	Landlord's Legal Name	Tenant's Legal Name
11/1/93	1525	Petoskey (N.)	MI	1163 North US-31 Petoskey, MI 49770	KRW Associates	Glen's
5/10/99	Sublease	Petoskey (N.)	MI	1163 North US-31 Petoskey, MI 49770	Jondex Corp.	Glen's
12/18/89	1526	Petoskey (S.)	MI	1305 Spring St. Petoskey, MI 49770	Agree Limited Partnership	Glen's
5/10/99	Sublease	Petoskey (S.)	MI	1305 Spring St. Petoskey, MI 49770	Jondex Corp.	Glen's
5/10/99	1527	Munising	MI	425 E. M-28 Munising, MI 49862	Universal Land Co.	Glen's
9/29/92	1529	Marion	MI	401 S. Mill Marion, MI 49665	Kibby Co. LLC	Ashcraft's Market
8/8/86	1530	St. Ignace	MI	699 US 2, P.O. Box 188 St. Ignace, MI 49781	Card & Card Investments	Glen's
6/22/92	1531	Sault Ste. Marie	MI	4284 I-75 Buns Spur Sault Ste. Marie, MI 49783	Developers Diversified Realty Corp.	Glen's
2/27/95	1532	Midland	MI	2026 N. Saginaw Rd. Midland, MI 48640	Richmar Properties	Ashcraft's Market
5/10/99	1533	Waters/Distribution Center	MI	1280 Marlette, P.O. Box 218 Waters, MI 49797	Catts Realty Company	Glen's
1/1/00	Sublease	Waters/Distribution Center	MI	1280 Marlette, P.O. Box 218 Waters, MI 49797	Family Fare, LLC	Supply North Central Group
1/20/98	6101	Findlay	OH	1925 Tiffin Ave. Findlay, OH 45840	Isaac Property Holding Company, Ltd.	Food Town
4/29/82	6103	Maumee	OH	127 Goldon Gate Plaza Maumee, OH 43537	Trail Investors c/ Zyndorf/Serchuk	Food Town
7/18/89	6104	Sylvania	OH	5890 Monroe Street Sylvania, OH 53460	KIF Real Estate Partnership	Food Town
1/14/96	6105	Toledo	OH	2725 W. Central Toledo, OH 43606	Shina Properties, LLC	Food Town
1/5/82	6106	Maumee	OH	2527 Parkway Plaza Maumee, OH 43537	Tolson Investments	Food Town
4/7/87	6107	Toledo	OH	3911 Secor Road Toledo, OH 43623	The Shulak Family Limited Partnership	Food Town
11/18/83	6109	Toledo	OH	114 S. Byrne Rd. Toledo, OH 43615	Byrne-Hill Co., Ltd.	Food Town
3/17/78	6110	Toledo	OH	1030 Alexis Road Toledo, OH 43612	The Joseph Brothers Co.	Food Town
2/8/80	6112	Tiffin	OH	710 W Market Street Tiffin, OH 44883	Tiffin Westgate Company	Food Town
8/7/68	6113	Sandusky	OH	904 Milan-Perkins Road Sandusky, OH 44870	Sandusky Properties	Food Town
7/11/89	6115	Toledo	OH	5251 Airport Hwy Toledo, OH 43615	Reed Holdings, LLC	Food Town
6/10/88	6116	Lima	OH	2290 Elida Road Lima, OH 45805	Kamin Realty Company	Food Town
8/1/91	6117	Napoleon	OH	1400 N. Scott Street Napoleon, OH 43545	MTC Properties	Food Town
8/3/78	6120	Port Clinton	OH	1848 E. Perry St. Port Clinton, OH 43452	Port Clinton Realty Company	Food Town
12/26/84	6122	Bowling Green	OH	1044 North Main Street Bowling Green, OH 43402	Isaac Property Holding Company, Ltd.	Food Town
3/1/94	6123	Fostoria	OH	895 North Countyline St. Fostoria, OH 44830	SKC Investments	Food Town
12/8/95	6125	Northwood	OH	2674 Woodville Rd. Northwood, OH 43519	Toledo's Great Eastern	Food Town
11/2/96	6126	Lima	OH	2100 Harding Hwy. Lima, OH 45804	KIMCO Realty	Food Town
9/29/94	537 Whse	Byron Center	MI	537 - 76th Street Grand Rapids, MI 49315	Vienna Holdings, LLC	Mkt. Development
12/20/02	FSS	Kentwood	MI	5262 Eastern Avenue SE Kentwood, MI	New Plan Excel Realty Trust, Inc.	Mkt. Development
12/20/02	MDC/RSD	Kentwood	MI	5262 Eastern Avenue SE Kentwood, MI	New Plan Excel Realty Trust, Inc.	Mkt. Development

Lease Dates Review	12/23/03 6:33 PM

Lease Date	Store #	City	State	Address	Landlord's Legal Name	Tenant's Legal Name
1/26/00	Ply Whse	Plymouth	MI	9075 Haggerty Road Plymouth, MI 48170	Cohen Financial Corp.	Mkt. Development
8/26/97	Relay	Kalkaska	MI	502 Pine Street Kalkaska, MI	500 South Maple, Inc.	Mkt. Development
12/1/74	CLOSED 6003	Maumee	OH	105 Golden Gate Plaza 124 E. Front Street Maumee, OH 43537	Trail Investors c/o Zyndorf/Serchuk	Food Town
10/30/81	CLOSED 6022	Perrysburg	OH	132 East S. Boundary St. Perrysburg, OH 43551	Tolson Investments	Food Town
8/11/87	CLOSED 6028	Toledo	OH	1207 N. Reynolds Road Toledo, OH 43615	R & D Investors	Food Town
10/17/83	CLOSED 6033	Northwood	OH	4662 Woodville Road Northwood, OH 43619	Saba & Saba	Food Town
2/1/90	CLOSED 6045	Temperance	OH	8926 Lewis Ave. Temperance, MI 48182	MS Associates	Food Town
8/17/95	CLOSED 6047	Trenton	OH	3000 VanHorn Road Trenton, MI 48183	Trafford Square	Food Town
3/17/78	CLOSED 6053	Toledo	OH	3045 W. Alexis Rd. Toledo, OH 43613	Joseph Brothers Company, LLC	Food Town
3/17/78	CLOSED 6054	Oregon	OH	3010 Navarre Ave. Oregon, OH 43616	Joseph Brothers Company, LLC	Food Town
10/17/89	CLOSED 6059	Ashland	OH	1971 Baney Street Ashland, OH 44805	New Plan Excel Realty Trust, Inc.	Food Town
4/15/68	CLOSED 6060	Norwalk	OH	265 Benedict Ave. Norwalk, OH 44857	Kathryn Woodward	Food Town
12/8/88	CLOSED 6066	Piqua	OH	1544 Covington Ave. Piqua, OH 45356	New Plan Excel Realty Trust, Inc.	Food Town
7/25/88	CLOSED 6075	Toledo	OH	Monroe Street Market Sq. 5329 Monroe Street Toledo, OH 43623	Monroe St. Market Square, LLC	Food Town
9/13/90	CLOSED 6077	Bowling Green	OH	1080 S. Main Street Bowling Green, OH 43402	Natl Realty & Dev. Corp.	Food Town
5/4/81	CLOSED 6078	Sylvania	OH	6750 Sylvania Ave. Sylvania, OH 43560	MS Associates	Food Town
4/4/89	CLOSED 6114	Fremont	OH	1800 E. State Street Fremont, OH 43420	Aufrecht-Grobman Enterprises	Food Town
3/29/99	CLOSED 127	Lowell	MI	2153 W. Main St. Lowell, MI 49331	Ridgeview Shopping Center, LLC	Family Fare
10/2/89	CLOSED 1520	Cadillac	MI	2100 N. Mitchell Cadillac, MI 49601	Lakeland Square Limited Partnership	Glen's
5/10/99	Sublease	Cadillac	MI	2100 N. Mitchell Cadillac, MI 49601	Jondex Corp.	Glen's
12/21/1998 Terminates 12/31/03	CLOSED 1523	Harrison	MI	158 First St. Harrison, MI 48625	Aschrafts Markets, Inc.	Ashcraft's Market

SCHEDULE 1.136
TO
LOAN AND SECURITY AGREEMENT

United Wholesale Division Assets

          United Distribution Group, L.L.C., a Michigan corporation, United Properties Group, L.L.C., a Michigan limited liability company, and United Wholesale Grocery Company, a Michigan corporation ("United"), intend to enter into an Asset Purchase Agreement in respect of the United Wholesale Division Assets (the "United Purchase Agreement").

          The United Wholesale Division Assets include each of the following:

          (a)          All inventories of food, beverages, general merchandise, cigarettes, tobacco, tobacco products and other products owned by United;

          (b)          All warehouse displays, leasehold improvements, equipment, furniture, office equipment, computer hardware, computer software, and other tangible personal property owned by United, together with all express and implied warranties by the manufacturers or sellers of those items (to the extent transferable), and all available maintenance records, and other documents relating to those items or to the installation or functioning of those items;

          (c)          All of United's right, title, and interest in and to all Contracts (as defined in the United Purchase Agreement), licenses, agreements, and personal property leases used in or related to the Business (as defined in the United Purchase Agreement) and listed on Exhibit B to the United Purchase Agreement if and to the extent they are assignable and any necessary consents are received and any security deposits and similar deposits relating to the Assumed Contracts (as defined in the United Purchase Agreement);

          (d)          All of United's right, title and interest in and to the real property leases listed on Exhibit C to the United Purchase Agreement for the real property leased by United and any security deposits and similar deposits relating to the Real Property Leases (as defined in the United Purchase Agreement);

          (e)          All of United's right, title and interest in and to the real property listed on Exhibit D to the United Purchase Agreement;

          (f)          Inventory (as defined in the United Purchase Agreement) records, supplier lists, payroll, product information, equipment lists, specifications, labels, files and other records and documents specifically relating to the Purchased Assets (as defined in the United Purchase Agreement) and the conduct of the Business, but excluding United's financial statements, corporate records and minute books;

          (g)          Permits, licenses, orders, franchises, certifications and approvals and Governmental Authorizations (as defined in the United Purchase Agreement) specifically relating to or maintained as part of the Business at the Business Locations (as defined in the United Purchase Agreement), but only if and to the extent legally assignable;

          (h)          All of United's right, title and interest in and to the trade name "United Wholesale Grocery Company" and any trademarks related exclusively to such trade name;

          (i)          All notes and accounts receivable of United (other than receivables from affiliates of United);

          (j)          Those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof; and

          (k)          Any goodwill associated with the Business

SCHEDULE 1.137
TO
LOAN AND SECURITY AGREEMENT

United Wholesale Sale Agreements

1.          The Asset Purchase Agreement, dated October 2, 2003, by and among United Distribution Group, L.L.C., a Michigan corporation ("UDG"), United Properties Group, L.L.C., a Michigan limited liability company ("UPG" and together with UDG, the "Buyer"), and United Wholesale Grocery Company, a Michigan Corporation ("Seller"), as the same may be amended or supplemented from time to time.

2.          Customer Supply Agreement between Buyer and Spartan Stores Distribution, LLC.

3.          Services Agreement between Spartan Stores, Inc. and Buyer.

4.          Assumption Agreement by Buyer in favor of Seller.

5.          Assignment of Trademark by Seller in favor of Buyer.

SCHEDULE 8.9
TO
LOAN AND SECURITY AGREEMENT

Employee Benefits

          1          The Spartan Stores, Inc. Cash Balance Pension Plan has not received a determination letter from the Internal Revenue Service.

          2          Richard Deming v. Spartan Stores, Inc., et al. (Western District of Michigan, (Case No.: 1:03-CV-0449). Mr. Deming, a former executive-level employee, claims that his application for long term disability benefits was improperly denied. Spartan Stores, Inc.'s employee welfare benefit plan contracted with Jefferson Pilot Insurance Co. to provide long term disability benefits, and the insurer concluded that Deming did not meet the policy's definition of a disability.

          3          As previously disclosed in Parent's filings with the Securities and Exchange Commission, the current value of the assets of the Spartan Stores, Inc. Cash Balance Pension Plan are less than the benefit of obligations of such Plan.

          4.          Borrowers may incur withdrawal liability with respect to a multiemployer pension plan on account of the closing and/or sale of certain Seaway Food Town stores, the amount of which, if any, has not yet been determined but is currently estimated to be $350,000 - $400,000.

SCHEDULE 8.16
TO
LOAN AND SECURITY AGREEMENT

Credit Card Agreements

1.          Merchant Services Agreement between Discover Financial Services, Inc. and Spartan Stores, Inc. and certain of its subsidiaries.

2.          Independent Sales Organization Agreement, dated on or about March 21, 1997, by and among ABN AMRO Merchant Services, LLC, Standard Federal Bank and Spartan Stores, Inc. as amended, and arrangements pursuant thereto.

3.          Agreement for American Express Card Acceptance/Supermarket dated November 3, 2002 between American Express Travel Related Services Company, Inc. and Family Fare, Inc. (d/b/a Spartan Retail).

SCHEDULE 8.17
TO
LOAN AND SECURITY AGREEMENT

Business Associates Agreements

1.	Amendment to Coupon Processing Agreement, effective October 1, 2002, by and between Carolina Coupon Clearing, Inc., d/b/a Carolina Services, Inc., and Spartan Stores, Inc., as amended.

2.	Agreement between QS/1 Data Systems and Spartan Stores, dated April 14, 2003.

3.	Agreement between Advanced Innovative Solutions and Spartan Stores, dated April 7, 2003.

4.	Agreement between Shred It and Spartan Stores, dated April 11, 2003.

5.	Agreement between Kitch Drutchas Wagner DeNardis & Valitutti and Spartan Stores, Inc., dated April 17, 2003.

SCHEDULE 8.18
TO
LOAN AND SECURITY AGREEMENT

List of Participation Agreements

1.	Community Pharmacy Network Agreement, undated, by and between Advanced Health System, Inc. and [Pharmacy].

2.	AdvancePCS Supplement Participation Agreement, dated January 7, 2003, by and between AdvancePCS, as drug claim processing agent for Kmart Corporation, and Great Day Pharmacy.

3.	Pharmacy Participation Agreement, dated as of September 24, 2002, by and between Family Fare, LLC and American Health Care.

4.	Provider Agreement Amendment, dated April 22, 2003, by and between AmeriScript, Inc. and Spartan Stores, Inc.

5.	Amendment to the Participating Pharmacy Agreement/Program Conditions, effective August 1, 2000, by and between Anthem Prescription Management, Inc. and Family Fare, Inc.

6.	Confirmation by Family Fare Pharmacies to APB America, of Family Fare Pharmacies' desire to be included on the provider list for ValuScrip (a prescription insurance plan).

7.	Prescription Service Agreement, entered into November 1, 1999 by and between Family Fare Pharmacy/ValuLand Pharmacies and Benefit Administrative Systems, Ltd.

8.	Pharmacy Agreement, dated November 11, 1997, by and between Benescript Services, Inc. and Family Fare Pharmacies.

9.	Chain Agreement for New Pharmacies, dated April 26, 2000, by and between Blue Cross and Blue Shield of Michigan and Family Fare Pharmacies.

10.	Pharmacy Provider Agreement, dated as of February 7, 2003, by and between Catalyst Rx and Spartan Stores, Inc.

11.	Plan sheet, specification sheet and member id card with regard to ClaimsPro providing services (the processing of claims) to OtisSunkmeyer.

12.	Services Agreement, dated September 15, 2003, by and between Express-Med, Inc. and Spartan Stores, Inc.

13.	Pamphlet, dated December 2002, regarding major client additions to Express Scripts.

14.	Net Payment Schedule for PERxCare Network, provided by Express Scripts Pharmacy Network.

15.	Ltr from Family Fare Pharmacies to ESI/Value Rx requesting that ESI/Value Rx add Family Fare Pharmacies to Network 58.

16.	Form of Addendum to the Express Scripts, Inc. Pharmacy Network Manual for Compliance with Medicare Laws and Regulations Applicable to Medicare+Choice Benefit Plans.

17.	Payer Specification Sheets, attached to Memorandum, dated May 23, 2000, from First Health Provider Relation to Michigan Medicaid Providers.

18.	Participating Pharmacy Agreement dated October 16, 2003, by and between First Health Group Corporation and Spartan Stores, Inc. [as participating pharmacy provider].

19.	First Health Remittance Advice Specifications, undated, provided by First Health Services Corporation.

20.	Pharmacy Provider Agreement, effective September 10, 1999, by and between LDI Pharmacy Benefit Management Company and ValuLand Pharmacies.

21.	Authorization to Participate in health plan, by MedImpact Healthcare Systems, Inc. for Family Fare.

22.	Pharmacy Services Agreement, effective as of December 18, 2000, by and between Spartan Retail Pharmacies and MedTrak Services LLC.

23.

Participating Pharmacy Agreement, dated June 29, 1999, by and among National Medical Health Card Systems, Inc., ValuLand Inc. (as owner), and Family Fare and Glen's Pharmacies (as participating pharmacies).

24.	Agreement for Provider Participation between National Prescription Administrators Inc. and Family Fare Pharmacies, dated March 19, 1999.

25.	Packet of information from National Pharmaceutical Services to Pharmacist, dated 1/26/1998, concerning preparation for the arrival of customers utilizing NPS coverage.

26.	Pharmacy Provider Agreement, effective September 21, 1999, by and between Nova Prescription Services, Inc. and ValuLand Pharmacies.

27.	Pharmacy Provider Agreement, dated December 1, 1999, by and between Pacific Healthcare Systems, LLC and Valueland Pharmacies.

28.

Several confirmations confirming Family Fare, Inc.'s participation in numerous Pharmacy Networks, with an attached Schedule of pharmacy listing for Spartan Retail Stores, operated under the "Family Fare, Inc." subsidiary of Spartan Stores, Inc.

29.	Pharmaceutical Care Network Agreement, dated August 25, 1998, by and between PBM Plus, Inc. and Family Fare Pharmacies.

30.	PCS Provider Agreement, undated, by and between PCS Health Systems, Inc., and [Provider].

31.	Participating Pharmacy Agreement, dated December 11, 2000, by and between Pharmaceutical Care Network and Spartan Retail Pharmacies.

32.	Notification to pharmacist that effective December 1, 2000 ClaimsPro Management Services, Inc. will be marketing the PharmaCare PPO Network.

33.	Letter, without attached documents, PHARMA-LINK Preferred Pharmacy to Family Fare Pharmacy concerning Preferred Pharmacy Agreement, Payment Agreement and Application.

34.	Pharmacy Network Participation Agreement, dated as of September 21, 1999, by and between PharmaSure, Inc. and ValuLand, Inc.

35.	Provider Service Agreement, dated June 22, 1998, by and between Family Fare Pharmacies and Prescription Processing Services, Inc.

36.	Pharmacy Providers of Georgia Contract Amendment/Addendum.

37.	Prescription Drug Services Agreement, dated May 5, 2000, by and between Spartan Retail Pharmacies and Pacificare Pharmacy Centers Inc.

38.	Prime Therapeutics Advantage Pharmacy Agreement, dated March 1, 2001, by and between Prime Therapeutics and Spartan Retail Pharmacies.

39.

Pharmacy Participation Agreement, dated as of June 1, 2000, by and between Priority Health Managed Benefits, Inc. and Family Fare Inc.; and Pharmacy Participation Agreement (Medicaid/Michild), by and between Priority Health and Family Fare, Inc.

40.	Execution page and Exhibits to ProCare Pharmacy Network Participation Agreement, dated August 21, 1998, between Family Fare Pharmacies and ProCare PBM, Inc.

41.

Addendum to Participating Pharmacy Agreement, dated March 27, 2001, by and between ValuLand, Inc. and Professional Claims Services, Inc.; and Participating Pharmacy Agreement, dated June 14, 1999, by and between Professional VCLaim Services, Inc. and ValuLand, Inc.

42.	Pharmacy Administrative Manual January 2002, provided by Regence Pharmacy Advantage.

43.	Addendum to Provider Pharmacy Agreement, dated May 10, 1999, by and between RESTAT and ValuLand Inc.

44.	Addendum to Pharmacy Network Agreement, dated February 22, 2000 between RxAmerica L.L.C. and Seaway Food Town, Inc.

45.	Argus Health Systems Inc. Point-of-Sale Information and Participating Pharmacy Agreement, dated June 29, 1999, by and between Connecticut General Life Insurance Company and ValuLand, Inc.

46.	Pharmacy Network Participation Agreement, dated as of February 16, 2003, by and between NetCard Systems and Family Fare LLC.

47.	Pharmacy Provider Agreement, dated June 6, 2002, by and between Spartan Store, Inc. and Sav-RX.

48.	Pharmacy Services Participation Agreement, dated January 10, 2000, by and between Selectcare Networks, Inc. and Family Fare, Inc.

49.	Provider Pharmacy Agreement, dated May 14, 1999, by and between Serv-U Prescription Services Inc. and ValuLand, Inc.

50.	Network Participation Agreement, December 17, 2002, by and between Seaway Food Town, Inc. and SMCRx, Inc.

51.	Tmesys Participating Pharmacy Agreement, dated June 14, 1999, by and between Timesys Inc. and ValuLand, Inc.

52.	Participating Pharmacy Agreement, dated February 28, 1998 by and between Transworld Prescription Network and Family Fare Pharmacies.

53.	Pharmacy Provider Contract, dated March 20, 1998, by and between United Provider Services, Inc. and Family Fare, Inc.

54.	Pharmacy Participation Agreement Amendment, dated October 31, 2002, by and between US Script, Inc. and Foodtown 6040.

55.	WHP Health Initiatives, Inc. Revised Pharmacy Manual, dated March 2000.

56.	Service Agreement, dated February 1, 1999, by and between Family Fare Pharmacy, Inc. and WorkingRx.

57.	Pharmacy Participation Agreement, dated January 17, 2000, by and between USI Prescription Benefits Management Company and Family Fare Inc.

58.	Participating Pharmacy Agreement, dated January 10, 2003, by and between AultCare and Seaway Food Town, Inc.

59.	Participating Agreement for Pharmacy Chain, dated September 27, 2000, by and between Argus Health Systems, Inc. and Spartan Retail Pharmacies.

60.	Provider Pharmacy Agreement, dated March 19, 1999, by and between Advance Paradigm, Inc. and Family Fare Pharmacies.

61.	Provider Pharmacy Agreement, dated June 29, 2000, by and between Advance Paradigm, Inc. and Spartan Retail Pharmacies.

62.	Amendment to Pharmacy Agreement, effective November 1, 1999, by and between Aetna U.S. Healthcare and Family Fare, Inc.

63.	Participating Pharmacy Agreement, dated October 2, 2003, by and between AultCare and Spartan Stores, Inc.

64.	Pharmacy Participation Agreement, dated January 17, 2003, by and between Agelity, Inc. and Seaway Food Town, Inc.

65.	Addendum to Pharmacy Participation Agreement, dated June 4, 2003, by and between Agelity, Inc. and Seaway Food Town, Inc.

66.	Addendum to Pharmacy Participation Agreement, dated June 12, 2003, by and between Agelity, Inc. and Seaway Food Town, Inc.

67.

Several Billing Agent Authorizations signed by Glen's Pharmacies and Great Day Pharmacies (the "Providers"), authorizing certain billing agents to act as agent for the purpose of preparing, processing and submitting claims on behalf of Providers.

68.	Acceptance Letter, dated April 26, 2000 from Blue Cross Blue Shield accepting Family Fare Pharmacy #115 for participation in prescription drug programs.

69.	Chain Agreement, dated April 25, 2000, by and between Blue Cross Blue Shield of Michigan and Family Fare Pharmacy #115.

70.	Preferred Rx Participation Agreement, dated January 1, 2000, by and between Blue Cross Blue Shield of Michigan and Family Fare Pharmacy #115.

71.	Traditional Rx Participation Agreement, dated January 1, 2000, by and between Blue Cross Blue Shield of Michigan and Family Fare Pharmacy #115, with attached, undated amendment.

72.	Participation Agreement, dated October 14, 2003, by and between Express Scripts and Seaway Foodtown.

73.	Participating Pharmacy Agreement, dated May 6, 2003, by and between Caremark, Inc. and Seaway Foodtown, Inc.

74.	Trading Partner Addendum (HIPAA Compliance), effective April 14, 2003, supplements and made part of the Network Participation Agreement, by and between Spartan Stores, Inc. and SMCRx, Inc.

75.	Traditional Rx Pharmacy Participation Agreement, dated July 25, 2001, by and between Blue Cross Blue Shield of Michigan and Spartan Stores, Inc.

76.	Provider Agreement, dated July 29, 2003, by and between AdvancePCS and Spartan Stores, Inc.

77.	Participating Pharmacy Agreement, dated September 15, 2001, by and between First Health Group Corporation and Food Town, Inc.

78.	Participating Pharmacy Agreement, dated September 15, 2001, by and between First Health Group Corporation and Family Fare, Inc.

SCHEDULE 9.7
TO
LOAN AND SECURITY AGREEMENT

Part I

Minimum Proceeds Amounts for Certain Owned Real Property

	Location	Minimum Proceeds Amounts

1.	1020 Ford Street Maumee, Ohio 43537	$8,000,000

2.	Tracy and Oregon Roads Northwood, Ohio 43619	$1,500,000

3.	Vacant land located at 1162 and 1280 76th St. S.W. Byron Township, Michigan	$2,100,000

4.	993 Butternut Drive, Lot #3 Holland, Michigan 49423	$170,000

5.	756 Napier Avenue Benton Harbor, Michigan 49002	$0

6.	Northside of Jefferson Street, West of Columbus Drive Plymouth, Indiana 46563	$275,000

SCHEDULE 9.7
TO
LOAN AND SECURITY AGREEMENT

Part II

Existing Leases of Real Property to Customers

See Attached

SCHEDULE 9.7
PART II
TO LOAN AND SECURITY AGREEMENT

MARKET DEVELOPMENT CORPORATION Market Development Corporation is Sublessor in all Leases. December 18, 2003
MOC Lease Date	Sublease Date	Tenant	Lessor-Prime	Sq. Ft.	Rental	Sublease Rental	Term
7/10/95	7/10/95	Busch's, Inc. 12601 Grafton Road Carleton, Michigan	Maurice & Hana, Inc. Spartan Covenant 50% 6% Rental Override	42,000	$218,400.00	$231,504.00	7/10/95 to 7/10/05
1/9/87	1/9/87	L&L Shop-Rite 2380 N. Cedar Street Holt, Michigan	Delhi Village Partnership Spartan Covenant 6% Rental Override	33,245	$224,410.50	$237,875.28	3/18/88 to 3/18/08
5/18/95	8/15/95	Plumb's, Inc. 33 East M-82 Newaygo, Michigan	River Valley Dev. Co. LLC Spartan Covenant 50% 6% Rental Override	30,788	$267,864.00	$283,935.84	11/95 to 10/31/15
6/25/96	4/8/96	Harding's Market 6330 S. Westnedge Portage, Michigan	Village Green Properties LTD 6% Rental Override	59,868	$225,000.00	$238,500.00	6/1/02 to 5/31/07
5/4/95	5/4/95	J and S Supermarket, Inc. 70920 Van Dyke Romeo, Michigan	Fiddlers Group LLC Spartan Covenant 50% 2% Rental Override	33,706	$303,354.00	$309,421.32	1/30/96 to 1/29/16
9/9/82	9/9/82	Busch's, Inc. 565 East Michigan Saline, Michigan	K&K Development No Spartan Covenant 6% Rental Override	37,350	$135,956.28	$144,113.76	12/1/03 to 11/30/08
8/18/80	10/26/87	Busch's, Inc. 1450 West Chicago Tecumseh, Michigan	Seto, LLC/Tecumseh Plaza Spartan Covenant No Rental-Override	31,600	$119,384.04	$119,384.04	12/1/01 to 11/30/11
1/25/93	1/25/93	Plumb's, Inc. 3251 East Colby Whitehall, Michigan	W. DeLano Living Trust Spartan Covenant 55% 6% Rental Override	34,480	$214,320.00	$228,000.00	1/25/93 to 1/24/08
		TOTALS		303,038	$1,708,688.82	$1,792,734.24

SCHEDULE 9.14
TO
LOAN AND SECURITY AGREEMENT

End of Fiscal Quarters

Period	FY 2004 End Date	FY 2005 End Date	FY 2006 End Date	FY 2007 End Date	FY 2008 End Date	FY 2009 End Date
1st 2nd 3rd (1st Qtr.)	4/26/2003 5/24/2003 6/21/2003	4/24/2004 5/22/2004 6/18/2004	4/23/2005 5/21/2005 6/18/2005	4/22/2006 5/20/2006 6/17/2006	4/28/2007 5/26/2007 6/23/2007	4/26/2008 5/24/2008 6/21/2008
4th 5th 6th (2nd Qtr.)	7/19/2003 8/16/2003 9/13/2003	7/17/2004 8/14/2004 9/11/2004	7/16/2005 8/13/2005 9/10/2005	7/15/2006 8/12/2006 9/9/2006	7/21/2007 8/18/2007 9/15/2007	7/19/2008 8/16/2008 9/13/2008
7th 8th 9th 10th (3rd Qtr.)	10/11/2003 11/8/2003 12/6/2003 1/3/2004	10/9/2004 11/6/2004 12/4/2004 1/1/2005	10/8/2005 11/5/2005 12/3/2005 12/31/2005	10/7/2006 11/4/2006 12/2/2006 12/30/2006	10/13/2007 11/10/2007 12/8/2007 1/5/2008	10/11/2008 11/8/2008 12/6/2008 1/3/2009
11th 12th 13th (4th Qtr - Y/E)	1/31/2004 2/28/2004 3/27/2004	1/29/2005 2/26/2005 3/26/2005	1/28/2006 2/25/2006 3/25/2006	1/27/2007 2/24/2007 3/31/2007	2/2/2008 3/1/2008 3/29/2008	1/31/2009 2/28/2009 3/28/2009

Note: The above schedule represents the end of financial periods for all Spartan entities except for Market Development Corporation ("MDC"), Spartan Insurance Company, Ltd. ("SICL"), and SI Insurance Agency, Inc. ("SII"). MDC and SICL are on calendar month ends with year ends on 3/31 of each year. SII fiscal periods coincide with the above schedule with the exception of their year end and 13th period which always ends on 3/31.

SCHEDULE 9.18
TO
LOAN AND SECURITY AGREEMENT

Minimum EBITDA

See Attached

SCHEDULE 9.18
TO
LOAN AND SECURITY AGREEMENT

Spartan Stores, Inc.
Covenant Summary
EBITDA
(In Millions of Dollars)

	With United	Without United
Fiscal 04
Opening EBITDA Covenant Trailing 13 through P9	27.00	24.50
Trailing 13 through p10	27.75	25.25
Trailing 13 through p11	28.50	26.00
Trailing 13 through p12	29.25	26.50
Trailing 13 through p13	30.00	28.40

Fiscal 05
Trailing 13 through p1	30.00	28.40
Trailing 13 through p2	30.50	28.90
Trailing 13 through p3	31.00	29.40
Trailing 13 through p4	32.00	30.40
Trailing 13 through p5	33.00	31.40
Trailing 13 through p6	33.50	31.90
Trailing 13 through p7	34.00	32.40
Trailing 13 through p8	35.00	33.40
Trailing 13 through p9	35.50	33.90
Trailing 13 through p10	36.00	34.40
Trailing 13 through p11	36.50	34.90
Trailing 13 through p12	37.00	35.40
Trailing 13 through p13	37.50	35.90

Fiscal 06
Trailing 13 through p1	37.50	35.90
Trailing 13 through p2	38.00	36.40
Trailing 13 through p3	38.50	36.90
Trailing 13 through p4	39.00	37.40
Trailing 13 through p5	39.50	37.90
Trailing 13 through p6 and thereafter	40.00	38.40

SCHEDULE 9.19
TO
LOAN AND SECURITY AGREEMENT

Capital Expenditures

Fiscal Quarter	Maximum Capital Expenditures

Quarter 1 of Fiscal Year 2004	$1,800,000

Quarter 2 of Fiscal Year 2004	2,400,000

Quarter 3 of Fiscal Year 2004	5,000,000

Quarter 4 of Fiscal Year 2004	7,300,000

Quarter 1 of Fiscal Year 2005	5,500,000

Quarter 2 of Fiscal Year 2005	6,000,000

Quarter 3 of Fiscal Year 2005	5,500,000

Quarter 4 of Fiscal Year 2005	5,000,000

Quarter 1 of Fiscal Year 2006	6,000,000

Quarter 2 of Fiscal Year 2006	6,700,000

Quarter 3 of Fiscal Year 2006	6,500,000

Quarter 4 of Fiscal Year 2006	5,000,000

Quarter 1 of Fiscal Year 2007	6,300,000

Quarter 2 of Fiscal Year 2007	7,300,000

Quarter 3 of Fiscal Year 2007	7,000,000

Quarter 4 of Fiscal Year 2007	6,000,000

Quarter 1 of Fiscal Year 2008	6,900,000

Quarter 2 of Fiscal Year 2008	8,000,000

Quarter 3 of Fiscal Year 2008 and for each fiscal quarter thereafter	7,700,000

SCHEDULE 10.1
TO
LOAN AND SECURITY AGREEMENT

Revenues

See Attached

SCHEDULE 10.1
TO
LOAN AND SECURITY AGREEMENT

Spartan Stores, Inc
Covenants
(In millions $)
PART I
Minimum Revenue By Quarter With United
Qtr 1	Qtr 2	Qtr 3	Qtr 4
$ 351.4	$ 373.7	$ 474.0	$ 334.0

PART II
Minimum Revenue By Quarter Without United
Qtr 1	Qtr 2	Qtr 3	Qtr 4
$ 323.8	$ 343.1	$ 437.9	$ 307.3